This Post-Qualification Offering Circular Amendment No. 3 amends the Offering Circular of Modern Mining Technology Corp. qualified on July 31, 2026, to add, update and/or replace information contained in the Offering Circular. This Amendment includes audited consolidated financial statements for the years ended December 31, 2025 and 2024, unaudited interim condensed consolidated financial statements for the three and six months ended June 30, 2026 and 2025, and updates certain disclosures in the previously qualified Offering Circular. In particular, this Amendment consolidates disclosures made in all Form 1-U and Form 253(g) filings made on behalf of the Company since March 19, 2026, as appropriate.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

PRELIMINARY OFFERING CIRCULAR

SUBJECT TO COMPLETION; DATED AUGUST 28, 2026

Modern Mining Technology Corp.

Modern Mining Technology Corp.

1055 West Georgia Street, 1500 Royal Centre

Vancouver, British Columbia, V6E 4N7, Canada

Tel: +1 (984) 235-6778

www.modernmining.com

UP TO 9,411,764 COMMON SHARES

AGENT WARRANTS FOR THE PURCHASE OF UP TO 235,294 COMMON SHARES

UP TO 235,294 COMMON SHARES UNDERLYING AGENT WARRANTS

PRICE: $4.25 PER SHARE

The minimum investment in this offering is 200 Common Shares, or $850, unless waived by the Company in its sole discretion

	Price to Public	Commissions(1)		Proceeds to issuer(2)	Proceeds to other persons(4)
Per share	$4.25		$0.2975	$3.9525	$0.2527
Total Minimum of Public Offering (based on Minimum Quantitative Standards)	$15,000,001.00		$1,050,000.07	$13,950,000.93	$2,378,334
Total Maximum of Public Offering	$39,999,997.00		$2,799,999.79	$37,199,997.21	$2,378,334
Agent Warrants(3)	$999,999.50	$	N/A	1,249,999.38	N/A
Per share of Common Shares underlying Agent Warrant (235,294 Shares)	$5.3125	$	N/A	$5.3125	N/A
Total Maximum	$40,999,996.50		$2,799,999.79	$38,449,996.59	$2,378,334

(1)	We have engaged Digital Offering, LLC (“Digital Offering”) to act as lead selling agent (the “Lead Selling Agent”) to offer our common shares (the “Shares”) to prospective investors in this offering (the “Offering”) on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be received by us in this Offering. In addition, the Lead Selling Agent may engage one or more sub-agents or selected dealers to assist in its marketing efforts (Digital Offering, together with such sub-agents and/or dealers collectively, the “Selling Agents”). Furthermore, we have engaged Research Capital Corporation (“RCC”) to act as the selling agent of Shares to prospective investors in the Offering solely in Canada on a “best efforts” basis. Digital Offering and RCC are not purchasing the Shares offered by us and are not required to sell any specific number or dollar amount of Shares in this Offering before a closing occurs. We will pay a cash commission of 7.0% to Digital Offering on sales of the Shares in this Offering in jurisdictions other than Canada, and we will pay a cash commission of 7.0% to RCC on sales of the Shares in this Offering in Canada. We will also issue a warrant to Digital Offering and a warrant to RCC to purchase a number of Shares equal to 2.5% of the total number of Shares sold in this Offering depending on the jurisdiction of the investors, exercisable for five years at an exercise price equal to 125% of the public offering price, subject to adjustments (the “Agent Warrants”). Digital Offering has agreed to remit .50% of this cash commission to the Company as a rebate to be applied towards the Company’s platform and marketing fees. See “Plan of Distribution” for details of compensation payable to the Lead Selling Agent and RCC in connection with the Offering.

(2)	Does not account for the expenses of the Offering. See “Use of Proceeds” for estimated Offering expenses payable by the Company in connection with this offering.
(3)	The Agent Warrants are being issued as partial compensation to the Lead Selling Agent and RCC. The value of the Agent Warrants set forth in the table above is based on the number of Shares underlying the Agent Warrants multiplied by the offering price of the Shares in this Offering of $4.25 per Share. The actual value of the Agent Warrants utilizing an options pricing model would be less than the amount indicated in the table.
(4)	We estimate that, in addition to the selling commission payable to the Lead Selling Agent, total expenses of the Offering will be approximately $2,378,334, assuming this Offering is fully subscribed. Includes (i) the $45,000 onboarding fee paid by the Company to Equifund Technologies LLC (“Equifund”), (ii) an estimated $666,667 in investor fees of $50 per investor payable by the Company to Equifund (assuming 13,333 investors in this Offering), (iii) payment processing fees payable by the Company to Equifund of approximately $866,667, and (iv) estimated expenses of the Offering (including the EDGARization, filing, printing, legal, marketing, accounting and other miscellaneous expenses) of approximately $800,000. See “Plan of Distribution” for further details.

Modern Mining Technology Corp., a corporation formed under the laws of the Province of British Columbia (the “Company”, “we,” or “our”), is offering up to $39,999,997 or 9,411,764 Shares (the “Maximum Offering”) at a purchase price of $4.25 USD per share on a “best efforts” basis. Although the Company may raise up to $39,999,997 in this offering, it may, in its sole discretion, decide to terminate the offering earlier, including after the Company reaches its internal target amount of $15,000,001.  We are selling our Shares in the United States through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”) and, in Canada, pursuant to a long form prospectus in accordance with National Instrument 41-101 – General Prospectus Requirements being filed with the securities regulatory authority in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario (the “Provinces”), which long form prospectus also qualifies our Shares being sold in the United States, and we intend to sell the Shares through the Selling Agents in the United States and RCC in the Provinces.

Up to 941,176 of the Shares will be offered for sale in the Provinces pursuant to an agency agreement with RCC.

We have applied to have the Shares listed on the NYSE American LLC (“NYSE American”) under the symbol “MDRN.” To qualify for such listing, this Offering must meet the following minimum quantitative standards of NYSE American: (i) completion of the Offering at a price per Share of at least $4.00; (ii) at least 400 public shareholders; (iii) public float of at least 1,000,000 Shares; (iv) an aggregate market value of publicly held Shares of $15.0 million; (v) aggregate stockholders’ equity of at least $4 million; and (vi) at least two years of operating history (the “Minimum Quantitative Standards”). The fact that an applicant company for listing may meet the Minimum Quantitative Standards does not necessarily mean that its application will be approved. NYSE American retains broad discretion to consider other factors including, but are not limited to, the applicant’s historical record and pattern of growth, its financial integrity (including the applicant’s ability to meet its anticipated financial liquidity requirements for at least 12 months following listing), and its future outlook (the “Minimum Qualitative Standards” and together with the Minimum Quantitative Standards, the “Minimum Listing Standards”). If our application is approved, we intend to request that the listing of the Shares will be made effective upon NYSE American’s certification of our Form 8-A, which we plan to file concurrently with qualification of, or a post-qualification amendment to, the offering statement (the “Offering Statement”) of which this offering circular forms a part. If the Shares are not approved for listing on NYSE American, we will not complete the Offering contemplated hereby. No assurance can be given that our application to list on NYSE American will be approved or that an active trading market for the Shares will develop. The Shares are not currently listed or quoted on any exchange.

We will issue Agent Warrants to the Lead Selling Agent for Shares sold in the United States and issue Agents Warrants to RCC for Shares sold in the Provinces, whereby the Agent Warrants will entitle the holder thereof to purchase such number of Shares equal to 2.5% of the total number of Shares sold in the United States for the Lead Selling Agent and sold in Canada for RCC, at a per Share price equal to 125% of the per Share price of the Shares offered hereby (subject to adjustments). The Offering Statement of which this Offering Circular forms a part also registers the issuance of the Shares issuable upon exercise of the Agent Warrants (although the Lead Selling Agent has agreed not to sell the Agent Warrant or any of the shares issuable upon exercise of the Agent Warrant until six months after the commencement of the Offering). We do not intend to list the Agent Warrant on a national securities exchange or an over-the-counter quotation system. See “Plan of Distribution” for a description of these arrangements.

The Shares will not be listed on the NYSE American upon the qualification by the SEC of the Offering Statement of which this offering circular forms a part. As a result, no sale may be made to you in this Offering, if you are a natural person, if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov. See “Plan of Distribution—Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange” beginning on page 120 of this offering circular for more information on investor suitability requirements.

This is a continuous offering pursuant to Rule 251(d)(3)(i)(F) of Regulation A. We will commence this offering within two calendar days of the qualification by the SEC of the Offering Statement of which this offering circular forms a part and will continue to offer the Common Shares for an indefinite period of time (which may exceed 30 days from the date of qualification) until the offering is terminated. This Offering will terminate at the earliest of: (1) the date at which the Maximum Offering amount has been received by us, (2) one year from the date upon which the United States Securities and Exchange Commission (the “SEC” or “Commission”) qualifies the Offering Statement of which this Offering Circular forms a part, and (3) the date at which the Offering is earlier terminated by us in our sole discretion, including after the Company reaches its internal target amount raised of $15,000,001. This Offering is being conducted on a best-efforts basis. We intend to complete one closing in this Offering, and we will determine the closing date at our discretion based on our review of subscriptions received and in consultation with Digital Offering and RCC. While we intend to close the Offering as soon as possible following the qualification by the SEC of the Offering Statement of which this offering circular forms a part, we will not close the Offering until the Common Shares are approved for listing on NYSE American. As a result, we will not close this Offering until we can establish that the Offering meets the Minimum Listing Standards. If we do not meet the Minimum Listing Standards by the Termination Date (as defined below), we will terminate this Offering and all funds tendered by investors with their subscriptions will be promptly returned to such investors in accordance with Rules 10b-9 and 15c2-4 under the Exchange Act. Once we have determined to close the Offering, we will inform investors of such closing date and the listing date via e-mail at least seven calendar days prior to the closing date, in accordance with the terms of the subscription agreements executed by such investors. For more information regarding subscriptions and subscription agreements, see the section titled “Plan of Distribution - Procedures for Subscribing.” On the closing date, funds tendered by investors with their subscriptions will be made available to us and we will issue such investors their respective Shares.

INVESTING IN THE COMMON SHARES OF MODERN MINING TECHNOLOGY CORP. IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 15 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON SHARES OF THE COMPANY.

FOR INDIVIDUALS WHO ARE NOT ACCREDITED INVESTORS, IF WE ARE NOT LISTED ON THE NYSE AMERICAN, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A FOR GENERAL INFORMATION ON INVESTING. WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

In particular, AT CLOSING our securities WILL have been qualified for distribution by A prospectus in THE CERTAIN pROVINCES IN CANADA and may be offered or sold in THE CERTAIN PROVINCES IN Canada during the course of their distribution hereunder. The information in this OFFERING CIRCULAR is accurate only as of the date on its respective cover, regardless of the time of delivery of this OFFERING CIRCULAR or the time of any sale of our securities.

This is a “best efforts” offering. The Offering commenced on March 19, 2026, and will end on the date we raise the maximum amount being offered, unless earlier terminated by the Company.

The approximate date of commencement of proposed sale to the public is              , 2026.

This Offering Circular follows the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

i

ABOUT THIS OFFERING CIRCULAR

As used in this Offering Circular, unless the context otherwise requires or otherwise states, references to “Modern Mining,” the “Company,” “we,” “us,” “our,” and similar references refer to Modern Mining Technology Corp., a corporation formed under the laws of the Province of British Columbia, Canada, and its subsidiaries.

Our functional currency is the Canadian dollar, the legal currency of Canada (“C$”) while the reporting currency is the U.S. dollar (“US$”). The functional and reporting currency of our wholly-owned Delaware subsidiary, Modern Mining Technology Corp. (formerly, Urban Mining International Inc.), is the U.S. dollar, the legal currency of the United States. Unless noted otherwise, all references to dollars herein are to US$.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

Our financial statements have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). Our fiscal year ends on December 31 of each year as does our reporting year. Our most recent fiscal year ended on December 31, 2025. See Notes 2 and 3 to our audited consolidated financial statements for the years ended December 31, 2025 and 2024, included elsewhere in this Offering Circular, for a discussion of the basis of presentation, functional currency and summary of updated material accounting policies.

We have made rounding adjustments to some of the figures included in this Offering Circular. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Shares. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, each included elsewhere in this Offering Circular. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” refer to Modern Mining Technology Corp., a British Columbia, Canada corporation and its subsidiaries.

Our Company

Modern Mining Technology Corp. (formerly known as Urban Mining International Inc.) is a “landfill-to-commodity” focused business venture, offering a cleaner, safer, and lower-cost alternative compared to traditional mining operations. Our core business is aimed at processing and extracting strategic commodities from the vast, growing, and largely ignored global resource of electronic waste (“E-Waste”), and transforming these end-of-life landfill-bound materials into high-value resources. Value is captured by using our aqueous based processes to recover, process and refine commodity metals such as: gold, palladium, silver, copper and potentially 30 other metals.

Our Market

Our market consists of two parts — E-Waste feed supply and produced commodity sales.

E-Waste Feed Supply

The report, entitled Global E-Waste Monitor 2024 (the “Report”), provides that the world generated a staggering, and a record high, 62 million tonnes (Mt) (1,000 kg per tonne) of E-waste in 2022, representing billions of dollars of strategically-valuable resources dumped, squandered, and wasted1. This is up 82% from 2010. In volume, this 62 million tonnes of E-waste would fill 1.55 million Semi Trucks, roughly enough pickup trucks to form a bumper-to-bumper line encircling the Earth’s equator. The Report also predicts global E-Waste will rise another 30% and reach 82 million tonnes annually by 2030 driven by increased technology use, shorter device life spans, and fewer repair options. The U.S. is the second largest generator of E-Waste in the world. The Report further indicates that in 2022 alone, approximately $62 billion worth of gold, silver, copper, platinum and other high-value, recoverable materials were wasted through landfill dumping or incineration burning, rather than being collected for treatment and reuse. It is Modern Mining’s business objective to address this situation and recover lost commodity materials from this E-Waste.

Commodity Sales

The Journal of Management Science and Engineering2 (the “Journal”) also produced findings that the cost to recycle E-Waste is significantly less than the cost of traditional mining. Lower production costs is a strategic advantage compared to traditional commodity producers. In addition to an increasing world demand for commodities, a number of large companies have announced their planned roadmaps to a more socially responsible supply chain. For example, in 2025, Apple announced that 24% of the materials it shipped in Apple products came from recycled or renewable sources3, and it intends to use 100% renewable or recyclable materials in its products in the future, while Dell reemphasized its commitment to over 50% of product content being made from recycled, renewable or low emission materials by 20304. Also in 2025, Google announced that it used 20% recycled content in 2024 products with a goal to increase recycled materials usage5. These are three examples of a growing trend of companies being more aware of their supply chains.

[1]	Global E-Waste Monitor 2024, https://ewastemonitor.info/wp-content/uploads/2024/12/GEM_2024_EN_11_NOV-web.pdf
[2]	See Comparing the Costs and Benefits of Virgin and Urban Mining; Zeng, Xia et al.
[3]	Apple Environmental Progress Report 2025.
[4]	Dell Technologies FY25 Impart by the Numbers.
[5]	Google 2025 Environmental Report.

Our Business, Our Products and Services

Our wholly-owned U.S. subsidiary, Modern Mining Technology Corp. (formerly, Urban Mining International Inc.), largely focusing on research and development in the E-Waste sector, conducted internal and external bench scale and pilot plant testing from its former facilities in Raleigh, North Carolina to demonstrate proof of concept. The external tests were done to ensure that we would be able to liberate metals and separate them from the plastic in which they are imbedded. Metallic Sand Concentrate (“MSC”) was successfully created by this process. The internal tests were done to ensure that high-grade/upgraded E-waste feedstock would be able to undergo purification, which it was, and we were able to produce a doré bar. The test work was aimed at generating technical inputs needed for our proposed plan to design a commercial scale E-Waste processing facility using our proposed proprietary two-step Pre-Concentration Plant (“PCP”) and Aqueous Purification Plant (“APP”) process.

To achieve our objectives, we have developed a two-step propriety process while our envisioned value-chain can be broken down into 3 main stages:

1)	We secure quality E-Waste feedstock from primary recyclers.

2)	We separate the plastics from the metals using our proprietary pre-concentration methods. The plastics are then shipped to downstream third-party recyclers, suppliers, and certified waste handlers.

3)	The concentrated metals streams can be sold as intermediate products, or treated though our proprietary aqueous purification process, and the purified metal products can then be sold into industrial supply chains.

The following depicts the Company’s three main processing steps:

We plan to sell final products produced by the PCP and APP on the metal commodities markets into both domestic and international supply chains.

We have engaged a third-party process modelling and industrial optimization firm to assist in layout optimization, three dimensional (“3D”) modelling, and dynamic simulation studies on our first commercial scale PCP and APP. These plants will be co-located in our future commercial facility in North Carolina. Our current Greenville facility presently serves only as a pilot and demonstration plant that we intend to use to continue to optimize our processes that we ultimately plan to move to commercial scale production at a future location, or expand our current facility. In the long-term, we intend to secure a larger facility in the Raleigh or Greenville area of North Carolina to serve as our commercial-scale production facility although such future facility has yet to be identified as our current pilot plant facility still has significant capacity that we foresee being adequate in the short-term. The commercial PCP will be designed to treat approximately 8,000 tonnes of E-Waste per year and the commercial APP will be designed to be able to process concentrate from up to four PCPs.

After commercial start-up of our initial PCP and APP plants (expected to take approximately 18 months inclusive of a 6 month build-out, a 6-month commissioning program, and a 6 month ramp-up period), we believe that we can be a commercial producer of commodity materials, supplying both domestic and international supply chains with strategic metals. The processes we have developed for recycling E-Waste are environmentally beneficial compared to material going to landfill. Furthermore, we believe that the design of our proprietary processes (PCP and APP) will allow for the ability to scale and grow our business, and take advantage of a worldwide resource, E-Waste.

Our Competitive Strengths

●	Combining Four Core Market Trends

Modern Mining anticipates benefiting from the overlap of four core market trends: (a) the growing global demand for commodity metals (examples — global push for electrification, growth in China, Ukraine rebuilding); (b) the importance of strengthening and developing transparent and socially responsible domestic supply chains, and onshoring the supply of critical materials; (c) the importance of developing sustainable and environmentally friendly driven solutions to support a ‘circular’ economy given the projected growth in global E-waste generation; and (d) the increasing importance of hedging against inflationary pressures.

●	Benefit from Proprietary Technology

We have developed proprietary technologies that we believe set us apart from other E-Waste processors and from other commodity producers. We believe that our two-step approach of regional pre-concentration and centralized purification, combined with our modular and scalable design, will reduce capital and operating costs and will allow for a rapid expansion into other future potential major E-Waste generating locations.

●	Designed to Comply with Government Mandates

Due to our anticipated high recovery rates and sustainable, environmentally friendly processes, and low/non-toxic controlled effluent, we believe we are well-positioned to comply with environmental guidelines around the world6.

Our E-Waste recycling processes are environmentally friendly and do not generate any significant gaseous, liquid, or solids emissions only noise, air borne dust, and sewer discharges at this time. Our pre-concentration processes are purely water based with no chemical addition, and our purification methods utilize controlled aqueous based reagent blends in connection with our refined metal production. To that end, we have noise control and dust control systems in place and we currently use a closed-loop water recirculation system to manage effluent discharge. We envision that we will be well positioned to meet any environmental guidelines around the world when and if we expand our operations from our current facility in Greenville, North Carolina.

Global environmental guidelines that may be applicable to our operations include (a) the Basel Convention, which monitors the transboundary movements of hazardous and other wastes; (b) the UN Sustainable Development Goals encompassing E-Waste, such as SDG 6, which covers clean waste and sanitation, and SDG 12, which covers sustainable consumption and production patterns; (c) E-Waste legislation implemented around the world, such as Extended Producer Responsibility (EPR) programs to shift the burden of e-waste management from local municipalities to producers (d) U.S. Inflation Reduction Act; and (e) U.S. Senate hearings banning the export of E-waste7.

[6]	Based on internal test work.
[7]	Secure E-Waste and Recycling Act (SEERA), June 20, 2023.

●	Superior to Current Standard E-Waste Recycling Processes

We believe that our business plan sets us apart from others in the industry, in particular given our ability to be one of the low/non-carbon generating processors in the space with our proprietary aqueous based pre-concentration and purification technologies, versus the incineration-based methods of others in the industry. E-waste contains numerous toxic additives and hazardous substances that pose significant risk to human health and our environment if not disposed of and treated properly (examples — mercury, lead, heavy metals, brominated flame retardants, chlorofluorocarbons, hydrochlorofluorocarbons, dioxins). In China and other parts of the world, recycling of E-Waste can be a major hazard. Other locations include India and Ghana, Liberia, and Nigeria. Informal and primitive E-Waste recycling occurs regularly, where workers and others are exposed to dangerous chemicals with potentially long-term adverse health effects8. Modern Mining plans to cleanly and safely process these substances, Incineration methods are extremely energy intensive methods9. The plastics are burned off resulting in major carbon dioxide and other hazardous emissions. Attempts to separate metals using pyrometallurgical methods result in significant metal losses as not all metals can be economically recovered. Modern Mining’s process, being aqueous-based, is largely carbon neutral, safer for both workers and for the environment, and allows for the recovery of a broader range of metals as separation and recovery is driven by physical methods and simple reagent addition, not complex pyrometallurgy.

●	Decreased Risk Profile

Traditional exploration and mining projects are inherently layered with significant risk as a consequence of having to deal with the earth’s crust and all of its natural variability. Major risks include: (a) exploration risk (the success rate of making a new discovery is low); (b) geological risk (the made grades of newly discovered deposits are generally decreasing); (c) engineering risk (the nature of newly discovered deposits is complex) and (d) geopolitical risk (various commodity resources are hosted in politically unstable and hostile jurisdictions).

In contrast, E-Waste is a man-made engineered product. It contains a very prescriptive blend and known quantity of strategic metals. As a result, the processing of E-Waste carries negligible exploration, geological, and geopolitical risk. Furthermore, as industry standard payment terms for our feedstock E-Waste are linked to the proportions of metals recovered, the impact and risk of fluctuating commodity prices are reduced as well. We believe feedstock E-Waste can also deliver 100 times better10 grades than traditional mined ores and the processing of E-Waste can carry less than 1/70th the capital expenditures11 of a traditional gold mine. Modern Mining aims to provide our stakeholders with the potential upside value associated with commodities investments, all the while minimizing downside risk exposure common to conventional mining projects.

●	Availability of Supply

The amount of E-Waste produced by the world in 2016 was approximately 50 million tonnes12. With 5% of that E-Waste being printed circuit boards (“PCBs’), that amounts to 2.5 million tonnes of potential feedstock, of which only 17.4% was being recycled. At our current plant design capacity of approximately 8,000 tonnes per PCP, capturing “wasted” E-Waste would require over 250 concentrator plants. It is envisioned that 1 tonne of PCBs is equivalent in volume to three gaylord pallet boxes.

We currently have non-binding letters of intent to secure two times the quantity of feedstock needed to operate our initial PCP at 100% capacity, however, there are no guaranteed obligations for such suppliers to provide any amount of such feedstock to us.

[8]	The Report.
[9]	See Value-Added Products from Thermochemical Treatments of Contained E-Waste Plastics, Das, Gabriel, Tay and Lee.
[10]

See S&P Capital IQ data publicly available which reports grade and tonnage values for the reserves and resources of every active primary gold mine currently in production across the world up to the date September 5, 2025. The average gold grade of global reserves and resources is approximately 1.24 g/t Au. We anticipate the average grade of our feedstock to be approximately136 g/t Au, which represents a grade 100 times better than traditional mined ores like gold.

[11]

See S&P Capital IQ data publicly available. The average capital expenditure for every operating and/or feasibility complete primary gold project in North America between August 2020 and August 2025 is approximately $700 million. Our estimated capital expenditure costs are anticipated to be approximately $10 million, yielding a figure of 1/70th the capital expenditure of traditional ore mines.

[12]	See Waste Printed Circuit Board Recycling: Conventional and Emerging Technology Approach, Muammer Kaya.

●	Positioned to Benefit from Raising Commodity Prices

We further believe we are positioned to benefit from any rise in commodity metal prices for our recovered metals: Gold, Silver, Copper, Platinum and Palladium.

●	Continuous Process Research and Development Plans

We plan to have a continuing research and development program. This program will have two main goals. The first goal will be to optimize our proprietary processes to increase recoveries and reduce costs. The second goal will be to expand our core technology to be able to recover additional metals and to be able to process additional types of E-Waste feedstock.

Our Growth Strategy

The Company intends to expand its footprint to other locations around the United States and internationally (target of 1 PCP per year over 4 years), so that multiple concentrator plants are strategically located geographically near major third-party, primary recycling facilities, significantly reducing raw material transportation costs. Our plan is that the first additional PCPs will feed into the initial APP in North Carolina. Expansion of our aqueous purification capacity will be undertaken as material supply and economics dictate.

Our North Carolina Plant

In September 2022, we secured a facility lease containing approximately 10,000 square feet of effective working space in nearby Greenville, North Carolina to serve as our pilot plant and demonstration facility.

It is anticipated that this facility will allow us to operate at approximately up to 5% (avg. plant capacity of 1 tonne per day in short term ramp-up) of the processing capacity envisioned for our future planned commercial-scale plant. We intend to use this facility to house both our pilot PCP and APP equipment. We intend to operate our pilot and demonstration plant as needed for the following business purposes:

●	To demonstrate the operability and scalability of our full end-to-end process;

●	To generate additional operating data for detailed engineering and scale-up studies for our commercial plant;

●	To conduct process expansion studies;

●	To optimize the performance objectives of our technology; and

●	To serve as an operations training platform to help streamline the commissioning and start-up activities of our commercial plant.

We elected to make North Carolina our U.S. processing home as a logical extension of our past local research efforts, favorable incentives, proximity to major logistics networks, and direct access to some of the world’s largest supplies of E-Waste through proximity to the densely populated eastern U.S. seaboard.

In the long-term, we intend to secure a larger facility in the Raleigh or Greenville area of North Carolina to serve as our commercial-scale production facility although such future facility has yet to be identified as our current pilot plant and demonstration facility still has significant capacity that we foresee being adequate in the short-term.

Company Information

The Company was incorporated under the laws of the Province of British Columbia, Canada, as 1285896 B.C. Ltd, on January 26, 2021. In connection with the completion of the Merger (as defined below), the Company changed its name to its current name, “Modern Mining Technology Corp.”, on September 1, 2021.

Urban Mining International Inc. (“UMI”), our US wholly-owned subsidiary, was formed under the laws of the State of Delaware. UMI was first incorporated on August 8, 2017, under the name “Evotus Inc.” UMI changed its name from “Evotus Inc.” to “Urban Mining International Inc.” on October 14, 2020. On December 8, 2021, UMI changed its name from “Urban Mining International Inc.” to “Modern Mining Technology Corp.”

Our principal executive office and mailing address is located at 1055 West Georgia Street, 1500 Royal Centre, Vancouver, British Columbia, Canada V6E 4N7, and our telephone number is +1 (984) 235 6778. Our website is www.modernmining.com. The information contained on our website or accessible through our website is not incorporated into this Offering Circular.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing and effectiveness of a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our members on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our common shares held by non-affiliates, or issue more than $1.07 billion in principal amount of non-convertible debt over a three-year period.

In addition, upon the consummation of this Offering, we will report in accordance with the rules and regulations applicable to a “foreign private issuer.” As a foreign private issuer, we will take advantage of certain provisions under the rules that allow us to follow the applicable laws of the Province of British Columbia for certain corporate governance matters. Even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

As a foreign private issuer, we will have four months after the end of each fiscal year to file our annual report on Form 20-F with the SEC. In addition, as a result of the Holding Foreign Insiders Accountable Act (the “HFIAA”) our executive officers and directors will be required to report transactions in our equity securities in accordance with section 16(a) of the Exchange Act upon our class of common shares becoming registered pursuant to section 12 of the Exchange Act, however, on March 5, 2026, the SEC issued an order exempting directors and officers of a Canadian issuer that is a foreign private issuer, which is subject to Canada’s National Instrument 55-104 – Insider Reporting Requirements and Exemptions and National Instrument 55-102 – System for Electronic Disclosure by Insiders, from having to report under section 16(a) of the Exchange Act if the directors or officers are (i) required to report transactions in the issuer’s securities pursuant to such securities laws, and (ii) any report filed pursuant to such securities laws must be made publicly available in English within two business days of public posting. Also, our executive officers and directors will continue to be exempt from the short-swing profit liability provisions contained in section 16(b) of the Exchange Act.

Foreign private issuers, like emerging growth companies, are exempt from certain more stringent executive compensation disclosure rules. As such, even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are not foreign private issuers.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

(i)	the majority of our executive officers or directors are U.S. citizens or residents;

(ii)	more than 50% of our assets are located in the United States; or

(iii)	our business is administered principally in the United States.

In this Offering Circular, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information that we provide in this Offering Circular may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

RISK FACTORS SUMMARY

Risks Related to Our Business and Industry

●	we are an early-stage company with limited operating history and may never become profitable;

●	our revenue depends on maintaining and increasing feedstock of E-Waste supply commitments as well as securing new customers and off-take agreements;

●	in addition to commodity prices, our revenues will be primarily driven by the volume and composition of E-Waste feedstock materials to be processed at our future facilities and changes in the volume or composition of E-Waste feedstock processed could significantly impact our revenues and results of operations;

●	our success will depend on our ability to economically source, extract and recover E-Waste, and to meet the market demand for sustainable and environmentally driven solutions for E-Waste processing;

●	we may not be able to successfully implement our growth strategy, on a timely basis or at all;

●	the development of our Greenville, North Carolina facility, and any future projects are subject to risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up, and we cannot guarantee that these projects will be completed in a timely manner, that our costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their and products, among others;

●	we may be unable to manage future growth effectively;

●	failure to materially increase recycling capacity and efficiency could have a material adverse effect on our business, results of operations or financial condition;

●	future acquisitions and strategic investments could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial conditions; and

●	expanding internationally involves risks that could delay our expansion plans and/or prohibit us from entering markets in certain jurisdictions, which could have a material adverse effect on our results of operations.

●	Using a credit card to purchase Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Risks Related to our Regulatory Framework

●	We may not be able to obtain or maintain the necessary permits, licenses, or regulatory approvals required to operate or expand our business, which could curtail our operations.

●	Changes in laws, regulations, or their enforcement could require costly operational changes or result in material liabilities.

Risks Related to our Shares and this Offering

●	Significant shareholders, including holders of Investor Rights Warrants and Convertible Debentures, may exert substantial control over the company, potentially leading to conflicts of interest with other shareholders.

●	As a foreign private issuer, we are subject to less stringent U.S. reporting and governance requirements, which may reduce transparency and shareholder protections compared to U.S. domestic companies.

●	Listing on NYSE American will increase our regulatory burden and compliance costs, and failure to meet listing requirements could result in delisting and reduced liquidity for our shares.

●	We may issue additional shares or equity securities without shareholder approval, diluting existing shareholders’ ownership and potentially depressing our share price.

●	We are likely to be treated as a U.S. corporation for federal tax purposes, potentially resulting in double taxation and complex tax compliance obligations.

●	Using a credit card to purchase shares may increase investment costs and expose investors to additional financial risks.

THE OFFERING

Securities Offered:	Maximum of 9,411,764 Shares.

Offering Price per Share	$4.25 per Share.

Minimum Investment	The minimum subscription is $850, or 200 Shares. However, the Company may waive the minimum subscription amount in its sole discretion.

Best Efforts Offering	We may raise up to $39,999,997 in this offering. We may, in our sole discretion, decide to terminate the offering earlier, including after we reach our internal target amount of $15,000,001.

Number of Shares outstanding immediately before the Offering	5,552,200 Shares.

Number of Shares outstanding after the Offering	14,963,964 Shares, assuming the Company sells the Maximum Offering amount of Shares in the Offering, excluding the automatic conversion of the Debentures and the SAFE Notes, and automatic exercise of the Investor Rights Warrants on completion of the Offering (as each are defined herein).

Use of Proceeds	If we raise the maximum amount contemplated in this Offering (excluding any exercise of the Agent Warrants), we estimate our net proceeds, after deducting estimated Offering expenses (including commissions) of approximately $5,178,334, will be approximately $34,821,663. We intend to use the proceeds from this Offering for (i) capital expenditures (50%), (ii) working capital and general corporate purposes, which may include repayment of one or more of certain interest bearing promissory notes that are payable on demand, in the event we do not have any other available capital (30%), (iii) marketing expenditures (15%) and (iv) research and development expenses (5%). See the “Use of Proceeds” section of this Offering Circular for details on our intended use of proceeds from this Offering.

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15 before deciding to invest in our securities.

Selling Agents	We have engaged Digital Offering to serve as the Lead Selling Agent to assist in the placement of our Shares in this Offering on a “best efforts” basis. In addition, Digital Offering may engage one or more sub-agents or selected dealers to assist in its marketing efforts. Furthermore, we have engaged RCC to act as the selling agent of our Shares to prospective investors in the Offering solely in Canada on a “best efforts” basis. See “Plan of Distribution” for further details.

Selling Agent Warrants	We have agreed to issue to Digital Offering and RCC warrants to purchase such number of Shares equal to 2.5% of the total number of Shares sold in this Offering depending on the jurisdiction of the investors, at an exercise price equal to 125% of the public offering price of the Shares sold in this Offering (subject to adjustments). The Agent Warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the date of issuance and expiring on the fifth anniversary of the commencement date of sales in this Offering. The Agent Warrants will have a cashless exercise provision and will provide for registration rights with respect to the registration of the Shares underlying the Agent Warrants.

Pooling Agreements	Certain holders of our Shares, with Kuljit Basi acting as their representative, have entered into a pooling agreement with the Company, dated May 11, 2026, and the holders of the Investor Rights Warrants and the Convertible Debentures, with Kuljit Basi acting as their representative, have entered into pooling agreements with the Company dated September 11, 2025, as amended and restated on May 11, 2026 (collectively, the “Pooling Agreements”). The Pooling Agreements impose contractual resale restrictions on “pooled securities,” defined to include the applicable outstanding Shares, all Investor Rights Warrants, all Convertible Debentures, as applicable, and all securities underlying the Investor Rights Warrants and Convertible Debentures held by the participating securityholders. The Pooling Agreement restrictions prohibit securityholders from selling, transferring, pledging, or otherwise disposing of any legal or beneficial interest in their pooled securities for a period of 180 days following the Company’s listing on NYSE American, subject to certain exceptions for earlier release of up to a maximum of 55% of the pooled securities in the event certain trading price and volume thresholds are achieved over certain time periods. See “Plan of Distribution” for further details. The holders of Shares issued in exchange for shares of common stock of UMI pursuant to the Merger Agreement (as defined herein) are subject to contractual lock-up which prohibits the holder from selling, transferring, pledging, or otherwise disposing of any legal or beneficial interest in their Shares for a period of 12 months following the Company’s listing on NYSE American. 20% of such shares will be released on the date that is 12 months following the listing date, and 20% will be released on the date that is each of 4, 8, 12 and 16 months following the initial 20% release.

Lock-Up Agreements	Except as described below, our officers, directors and certain of our stockholders have agreed, or will agree, with Digital Offering, subject to certain exceptions, that, without the prior written consent of Digital Offering, they will not, directly or indirectly, during the period of six months following the closing of this Offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares, whether now owned or hereafter acquired by them or with respect to which they have or hereafter acquire the power of disposition; or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Shares, whether any such swap or transaction is to be settled by delivery of the Common Shares or other securities, in cash or otherwise

Termination of the Offering	This Offering will terminate at the earlier of: (1) the date on which the Maximum Offering amount has been sold, (2) the date which is one year after this Offering has been qualified by the Commission, and (3) the date on which this Offering is earlier terminated by us in our sole discretion, including after the Company reaches its internal target amount raised of $15,000,001.

Continuous Offering	This is a continuous offering pursuant to Rule 251(d)(3)(i)(F) of Regulation A. We will commence this Offering within two calendar days of the qualification by the SEC of the offering statement of which this offering circular forms a part and will continue to offer the Shares for an indefinite period of time (which may exceed 30 days from the date of qualification) until the Offering is terminated.

Closing of the Offering	We intend to complete one closing for this Offering and will determine the closing date at our discretion based on our review of subscriptions received and in consultation with Digital Offering and RCC. While we intend to close the offering as soon as possible following the qualification by the SEC of the offering statement of which this offering circular forms a part, we will not close the offering until the Common Shares are approved for listing on NYSE American. As a result, we will not close this offering until we can establish that the offering meets the Minimum Listing Standards. If we do not meet the Minimum Listing Standards by the Termination Date, we will terminate this Offering and all funds tendered by investors with their subscriptions will be promptly returned to such investors in accordance with Rules 10b-9 and 15c2-4 under the Exchange Act. Once we have determined to close the Offering, we will inform investors of such closing date and the listing date via e-mail at least seven calendar days prior to the closing date, in accordance with the terms of the subscription agreements executed by such investors. On the closing date, funds tendered by investors with their subscriptions will be made available to us and we will issue such investors their respective Shares.

Proposed Listing	We have applied to have our Shares listed on NYSE American under the symbol “MDRN.” If our Shares are not approved for listing on NYSE American, we will not complete the Offering contemplated hereby.

Summary Financial Data

The following tables summarize our unaudited consolidated financial data for our business for each of the three and six months ended June 30, 2026 and 2025, and audited consolidated financial data for our business for each of the financial years ended December 31, 2025 and 2024 and should be read in conjunction with our audited financial statements and related notes contained elsewhere in this Offering Circular and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our financial statements have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). Our historical results are not necessarily indicative of our future results.

Balance Sheet Data

	June 30, 2026	December 31, 2025	December 31, 2024

Assets
Total current assets	$1,030,448	$435,353	$206,420
Total assets	$1,113,438	$549,551	$330,832

Liabilities and stockholders’ equity (deficit)
Total current liabilities	$69,134,345	$43,044,024	$8,038,773
Total liabilities	73,334,978	47,144,179	8,133,419
Total stockholders’ equity (deficit)	(72,221,540)	(46,594,628)	(7,802,587)
Total liabilities and stockholders’ equity (deficit)	$1,113,438	$549,551	$330,832

Statement of Operations Data

	For the three months ended June 30,
	2026	2025
Revenue	$-	$-
Total operating expenses	(4,474,434)	(162,655)
Loss from operations	(4,474,434)	(162,655)
Other income (expenses)	(7,139)	(4,955)
Interest and accretion expense	(83,153)	(84,795)
Unrealized gain (loss) on warrant liability	(514,000)	-
Net loss for the period	(5,078,726)	(252,405)
Foreign currency translation adjustment	352,136	(465,826)
Comprehensive loss for the period	$(4,726,590)	$(718,231)

	For the six months ended June 30,
	2026	2025
Revenue	$-	$-
Total operating expenses	(5,920,407)	(568,560)
Loss from operations	(5,920,407)	(568,560)
Other income (expenses)	(22,431)	546
Interest and accretion expense	(183,040)	(173,360)
Unrealized gain (loss) on warrant liability	(22,046,834)	-
Net loss for the period	(28,172,712)	(741,374)
Foreign currency translation adjustment	548,300	(454,898)
Comprehensive loss for the period	$(27,624,412)	$(1,196,272)

	For the years ended December 31,
	2025	2024
Revenue	$-	$-
Total operating expenses	(1,806,871)	(2,350,891)
Loss from operations	(1,806,871)	(2,350,891)
Interest and other income	(6,833)	24,915
Interest and accretion expense	(371,564)	(307,757)
Unrealized gain (loss) on warrant liability	(36,183,565)	328,512
Net loss for the year	(38,368,833)	(2,305,221)
Foreign currency translation adjustment	(423,208)	705,597
Comprehensive loss for the year	$(38,792,041)	$(1,599,624)

RISK FACTORS

An investment in our Shares involves a high degree of risk. The SEC requires that we identify risks that are specific to our business and our financial condition. You should carefully consider the following risk factors and the other information in this Offering Circular before investing in our securities. Our business and results of operations could be seriously harmed by any of the following risks. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following risks actually occur, our business, reputation, financial condition, results of operations, revenue and future prospects could be materially adversely affected and you could lose all or part of your investment in the Shares. In such case, the value of our securities could decline, and you may lose all or part of your investment.

Risks Related to our Business and Industry

We are an early-stage company with limited operating history and may never become profitable.

We are a development stage company with no meaningful commercial revenues and only net losses. For the six months ended June 30, 2026, our revenue was $Nil and we recorded a net loss of $28,172,712 and for the year ended December 31, 2025, our revenue was $Nil and we recorded a net loss of $38,368,833. For the six months ended June 30, 2025, our revenue was $Nil and we recorded a net loss of $741,374 and for the year ended December 31, 2024, our revenue was $Nil and we recorded a net loss of $2,305,211. Our primary sources of liquidity are currently the funds raised from the issuance of the offering of the Urban Mining International, Inc. UMI Warrants, our common shares, the 2022 Debenture Offering, the 2024 Debenture Offering, the SAFE Notes, the funds borrowed from Blue Bird Capital Enterprises, LLC, the funds borrowed from certain other shareholders and the funds borrowed from former directors and officers. We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities.

We expect to require adequate proceeds generated from this Offering and additional funding to expand our operations and develop our sales and distribution channels. However, there can be no assurance that additional funding will be available to us for the development of our business, which will require the commitment of substantial resources. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development. Potential investors should carefully consider the risks and uncertainties that an early-stage company with a very limited operating history will face. In particular, potential investors should consider that we may be unable to:

●	successfully implement or execute our business plan if our business plan is not sound or for other reasons;

●	obtain sufficient and affordable quantities of high quality feedstock;

●	effectively process the E-Waste we obtain to produce sufficient quantities of commercially saleable commodities;

●	develop our proposed facilities;

●	effectively pursue business opportunities, including potential acquisitions;

●	adjust to changing conditions or keep pace with increased demand;

●	attract and retain an experienced management team; or

●	raise sufficient funds in the capital markets to effectuate our business plan, including building production capacity.

We believe that our performance and future success is dependent on multiple factors that present significant opportunities for us to increase revenues, but also pose risks and challenges. If we cannot successfully develop, manufacture and distribute our products, or if we experience difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, we may not be able to develop or offer market-ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market or expand our market share. A failure by us to achieve a low-cost structure through economies of scale or improvements in cultivation, manufacturing or distribution processes would have a material adverse effect on our commercialization plans and our business, prospects, results of operations and financial condition.

Our revenue depends on obtaining, maintaining and increasing feedstock of E-Waste supply commitments as well as securing new customers and off-take agreements.

We must obtain, maintain and grow our E-Waste feedstock supply commitments as well as new customers (including through entry into off-take agreements for our concentrates and products) in order to generate revenue. As of the date of this Offering Circular, we have no firm commitments for the supply of E-Waste feedstock to our operating facility, and only have non-binding letters of intent from numerous suppliers. Such suppliers have no contractual obligation to provide us any E-waste feedstock for our current operations. Going forward, we may be unable to secure contracts with such E-Waste feedstock vendors and even if we do secure such contracts, E-Waste feedstock suppliers may change or delay supply contracts for any number of reasons, such as force majeure or government approval factors that are unrelated to Modern Mining. Likewise, we do not currently have any off-take agreements for the sale of our products. Even if we do secure such off-take contracts, suppliers may fail to perform under their contracts for similar reasons outlined above.

As a result, in order to operate our business, we must develop and obtain feedstock supply and product off-take agreements. However, it is difficult to predict whether and when we will secure such commitments and/or contracts due to competition for suppliers and the lengthy process of negotiating supplier agreements as well as buyer contracts, all of which may be affected by factors that we do not control, such as market and economic conditions, financing arrangements, commodity prices, environmental issues and government approvals.

In addition to commodity prices, our revenues will be primarily driven by the volume and composition of E-Waste feedstock materials to be processed at our future facilities and changes in the volume or composition of E-Waste feedstock processed could significantly impact our revenues and results of operations.

Our future revenues depend on processing high volumes of E-Waste feedstock, and our revenues will be directly impacted by the chemistry of the feedstock processed, particularly as market chemistries shift. Certain feedstock chemistries produce raw materials for which we receive higher prices than others. A decline in overall volume of E-Waste feedstock processed, or a decline in volume of chemistries with higher priced content relative to other chemistries, could result in a significant decline in our revenues, which in turn would have a material impact on our results of operations.

Our success will depend on our ability to economically source, extract, and recover E-Waste, and to meet the market demand for sustainable and environmentally driven solutions for E-Waste processing.

Our future business depends in large part on our ability to economically and effectively process and recover strategic metals and materials from E-Waste, and to meet the market demand for sustainable and environmentally driven solutions for E-Waste processing. Although we have conducted research and development (“R&D”) and testing of our proprietary two-step PCP and APP process, we will need to scale our processing capacity in order to successfully implement our growth strategy and plan to do so in the future by, among other things, successfully building and developing our first commercial facility in Greenville, North Carolina. Although we have experience in processing E-Waste materials in our previous facilities, such operations were conducted on a limited scale, and we have not yet developed or operated a facility on a commercial scale to produce and sell end products. We do not know whether we will be able to develop efficient and low-cost processing capabilities, or whether we will be able to secure reliable sources of supply, in each case that will enable us to meet the production standards, costs and volumes required to successfully process E-Waste and meet our business objectives and customer needs. Even if we are successful in high-volume recycling and processing in our future facilities, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control, such as problems with suppliers, or in time to meet the commercialization schedules of future recycling needs or to satisfy the requirements of our customers. Our ability to effectively reduce our cost structure over time is limited by the fixed nature of many of our planned expenses in the near-term, and our ability to reduce long-term expenses is constrained by our need to continue investment in our growth strategy. Any failure to develop and scale such manufacturing processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations or financial condition.

We may not be able to successfully implement our growth strategy, on a timely basis or at all.

Our future growth, results of operations and financial condition depend upon our ability to successfully implement our growth strategy, which, in turn, is dependent upon a number of factors, some of which are beyond our control, including our ability to:

●	economically process E-Waste and recover strategic metals and materials and meet customers’ business needs;

●	effectively introduce methods for higher extraction and higher recovery rates of strategic metals, including metals recovery from R&D initiatives;

●	complete the construction of our future facilities, including the Greenville, North Carolina facility, at a reasonable cost and on a timely basis;

●	effectively ramp-up our facilities to expected performance targets;

●	invest and keep pace in technology, research and development efforts, and the expansion into additional commodities recovery beyond gold, silver, copper, and palladium;

●	secure and maintain required strategic supply arrangements, and obtain appropriate operating environmental and industrial quality certifications;

●	effectively compete in the markets in which we operate; and

●	attract and retain management or other employees who possess specialized knowledge and technical skills.

There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments that may result in both short-term and long-term costs without generating any current revenue and therefore may be dilutive to earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect to generate from our growth strategy. Failure to realize those benefits could have a material adverse effect on our business, results of operations or financial condition.

The development of our Greenville, North Carolina facility, and future projects, if any, are subject to risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up, and we cannot guarantee that these projects will be completed in a timely manner, that our costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their end products, among others.

Our Greenville, North Carolina facility (herein, the “Facility”), and future projects, if any, are subject to development risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up. Because of the uncertainties inherent in estimating construction and labor costs and the potential for the scope of a project to change, it is relatively difficult to evaluate accurately the total funds that will be required to complete the Facility, or future projects. Further, our estimate of the amount of time it will take to complete the Facility, or future projects, are based on assumptions about the timing of engineering studies, permitting, procurement, construction, commissioning and ramp-up, all of which can vary significantly from the time an estimate is made to the time of completion. We cannot guarantee that the costs of the Facility, or future projects, will not be higher than estimated, or that we will have sufficient capital to cover any increased costs, or that we will be able to complete the Facility, or future projects, within expected timeframes. Any such cost increases or delays could negatively affect our results of operations and ability to continue to grow, particularly if the Facility, or any future project, cannot be completed. Further, there can be no assurance that the Facility will perform at the expected production rates or unit costs, or that the end products will meet the intended specifications.

We may be unable to manage future growth effectively.

Even if we can successfully implement our growth strategy, any failure to manage our growth effectively could materially and adversely affect our business, results of operations and financial condition. We intend to expand our operations around the United States, and internationally in the long-term, which will require us to hire and train new employees; accurately forecast supply and demand, production and revenue; control expenses and investments in anticipation of expanded operations; establish new or expand current design, production, and sales and service facilities; and implement and enhance administrative infrastructure, systems and processes. Future growth may also be tied to acquisitions, and we cannot guarantee that we will be able to effectively acquire other businesses or integrate businesses that we acquire. Failure to efficiently manage any of the above could have a material adverse effect on our business, results of operations or financial condition.

Failure to materially increase recycling capacity and efficiency could have a material adverse effect on our business, results of operations or financial condition.

Although our future commercial facility in North Carolina is expected to have an annual total processing capacity of approximately 8,000 tonnes of E-Waste, the future success of our business depends in part on our ability to significantly increase our recycling capacity and efficiency. We may be unable to expand our business, satisfy demand from customers, maintain our competitive position and achieve profitability if we are unable to build and operate any future facilities. The construction of future facilities will require significant cash investments and management resources and may not meet our expectations with respect to increasing capacity and efficiency. For example, if there are delays in any future planned facilities, or if our facilities do not meet expected performance standards or are not able to produce materials that meet the quality standards we expect, we may not meet our target for adding capacity, which would limit our ability to increase sales and result in lower-than-expected sales and higher than expected costs and expenses. Failure to drastically increase recycling and processing capacity or otherwise satisfy customers’ demands may result in a loss of market share to competitors, damage our relationships with our key customers, a loss of business opportunities or otherwise materially adversely affect our business, results of operations or financial condition.

We have not yet demonstrated commercial-scale metal recoveries from E-Waste, and actual operating results may differ materially from our laboratory and pilot-plant projections.

Although our proprietary PCP and APP processes have produced encouraging bench-scale and pilot-scale results, we have no experience operating these processes at the throughput rates, metal concentrations and continuous-run durations contemplated for our first commercial facility. Scale-up frequently introduces unanticipated engineering challenges, lower recoveries, higher reagent consumption, fouling, wear, downtime and maintenance costs. Should recoveries or unit costs deviate adversely from our current projections, we may be unable to meet offtake specifications, satisfy lender covenants or achieve positive operating margins, any of which would have a material adverse effect on our business.

Future acquisitions and strategic investments could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial condition.

We may in the future seek to acquire or invest in, businesses, products, or technologies that we believe could complement our operations or expand our breadth, enhance our capabilities, or otherwise offer growth opportunities. While our growth strategy includes broadening our product offerings, implementing an aggressive marketing plan and employing product diversification, there can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of our planned growth and diversified product offerings, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

Additionally, the integration of our acquisitions and pursuit of potential future acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In addition, we have limited experience in acquiring other businesses. Specifically, we may not successfully evaluate or utilize the acquired products, assets or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized, or we may be exposed to unknown risks or liabilities associated with our acquisitions.

We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. In addition, if an acquired business fails to meet our expectations, our business, results of operations, and financial condition may suffer. In some cases, minority shareholders may exist in certain of our non-wholly-owned acquisitions and may retain minority shareholder rights which could make a future change of control or necessary corporate approvals for actions more difficult to achieve and/or more costly.

We may also make strategic investments in early-stage companies developing products or technologies that we believe could complement our business or expand our breadth, enhance our technical capabilities, or otherwise offer growth opportunities. These investments may be in early-stage private companies for restricted shares. Such investments are generally illiquid and may never generate value. Further, the companies in which we invest may not succeed, and our investments could lose their value.

Expanding internationally involves risks that could delay our expansion plans and/or prohibit us from entering markets in certain jurisdictions, which could have a material adverse effect on our results of operations.

At present, we have no immediate intention to expand our operations outside of North America. If we were to expand more broadly and pursue international operations, those operations would be subject to certain risks inherent in doing business abroad, including:

●	political, civil and economic instability;

●	corruption risks;

●	trade, customs and tax risks;

●	currency exchange rates and currency controls;

●	limitations on the repatriation of funds;

●	insufficient infrastructure;

●	restrictions on exports, imports and foreign investment;

●	increases in working capital requirements related to long supply chains;

●	changes in labor laws and regimes and disagreements with the labor force;

●	difficulty in protecting intellectual property rights and complying with data privacy and protection laws and regulations; and

●	different and less established legal systems.

We will be dependent on our facilities. If one or more of our facilities become inoperative, capacity constrained or if operations are disrupted, our business, results of operations or financial condition could be materially adversely affected.

Our revenue will be dependent on the continued operations of our facilities, including our Greenville, North Carolina head office/processing facility and any other facilities we may develop in the future. To the extent that we experience any operational risk including, among other things, fire and explosions, severe weather and natural disasters (such as floods and hurricanes), failures in water supply, major power failures, equipment failures (including any failure of our information technology, air conditioning, and cooling and compressor systems), a cyber-attack or other incident, failures to comply with applicable regulations and standards, labor force and work stoppages, including those resulting from local or global pandemics or otherwise, or if our current or future facilities become capacity constrained, we may be required to make capital expenditures even though we may not have sufficient available resources at such time.

Additionally, there is no guarantee that the proceeds available from our insurance policies will be sufficient to cover such capital expenditures. Our insurance coverage and available resources may prove to be inadequate for events that may cause significant disruption to our operations. Any disruption in our recycling processes could result in production delays, scheduling problems, increased costs or production interruption, which, in turn, may result in our customers deciding to send their E-Waste feedstock to our competitors. We will be dependent on our future facilities, which will require a high degree of capital expenditures. If one or more of our future facilities become inoperative, capacity constrained or if operations are disrupted, our business, results of operations or financial condition could be materially adversely affected.

Our insurance coverage may prove inadequate, may not be available on acceptable terms, or may not cover all operating risks, which could leave us exposed to significant uninsured losses.

We carry property, general liability, environmental impairment, cyber-security and directors’ and officers’ insurance in amounts we believe are customary for a company at our stage of development. However, insurance markets for specialty recycling operations are limited, premiums are volatile, and policy exclusions can be significant. Certain catastrophic events—such as major equipment failure, chemical release, explosions, severe weather, natural disasters, terrorism or cyber-attacks—may be uninsurable, not economically insurable, or subject to sub-limits, high deductibles or coverage exclusions. If we were to incur a significant uninsured or under-insured loss, our financial condition and results of operations could be materially and adversely affected, and we might be forced to seek additional capital on unfavorable terms or cease the affected operations.

We may need to raise additional funds in the future to meet our capital requirements and such funds may not be available to us on commercially reasonable terms or at all, which could materially adversely affect our business, results of operations or financial condition.

Our operations are highly capital-intensive. Although we believe that we will have sufficient funds to meet our capital requirements for the next 24 months, we may in the future need to raise additional funds, including through the issuance of equity, equity linked or debt securities or through obtaining credit from government or financial institutions, and the availability of additional funds to us will depend on a variety of factors, some of which are outside of our control. Additional funds may not be available to us on commercially reasonable terms or at all, which could materially adversely affect our business, results of operations or financial condition. If additional funds are raised by issuing equity or equity-linked securities, our shareholders may incur dilution. As of June 30, 2026, we have also issued interest bearing promissory notes in the aggregate amount of $2,001,273 comprised of $1,703,479 in principal and $297,794 in accrued interest, due on demand, which sum shall be payable on demand at any time after the date of the issuance. We may not have sufficient funds to pay the amounts due under the outstanding promissory notes if payment is demanded prior to the completion of the Offering.

Our financial situation creates substantial doubt as to whether we will continue as a going concern.

We are a development stage company with no meaningful commercial revenues and incurred a net loss of $28,172,712 for the six months ended June 30, 2026, $38,368,833 for the year ended December 31, 2025, a net loss of $2,305,221 for the year ended December 31, 2024 and expect to incur a net loss for the fiscal year ending December 31, 2026, primarily as a result of the costs of listing, building processing plants as well as increased operating expenses to execute our business plan and growth strategy. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this Offering or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Our business is subject to operational risks that could disrupt our business, some of which may not be insured or fully covered by insurance.

Our operations are subject to risks inherent in the E-Waste industry, including potential liability which could result from, among other circumstances, personal injury, environmental claims or property damage some of which may not be insured or fully covered by insurance. The availability of, and the ability to collect on, insurance coverage is subject to factors beyond our control and is not guaranteed to cover any or all of our losses in every circumstance. Our insurance coverage may also be inadequate to cover liabilities related to such operational risks. We have no control over changing conditions and pricing in the insurance marketplace and the cost or availability of various types of insurance may change dramatically in the future. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercial justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us could adversely affect our business, results of operations and financial condition.

We are subject to the inherent risk of exposure to environmental pollution claims.

The electronics-recycling and metals-processing industries are subject to intense public and regulatory scrutiny regarding environmental justice, worker safety, greenhouse-gas emissions, water usage and supply-chain transparency. Non-governmental organizations, local community groups, labor activists, socially responsible investment funds or the media may allege, whether or not justified, that our operations, suppliers or customers have adverse environmental or social impacts. As a concentrator and refiner of E-Waste containing metals and user of chemical products, we face an inherent risk of exposure to pollution and environmental liability claims, regulatory action and litigation if our processes are alleged to have caused bodily harm or injury. Adverse reactions resulting from contamination of air, soil, and water sources could occur. We may be subject to various liability claims, including, among others, that our concentrator and refinery facilities caused injury or illness, including inadequate disposal of chemicals, discharge of chemicals into the air, possible side effects or interactions with such chemical substances. Liability claims or regulatory actions against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain environmental liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential liability claims could prevent or inhibit the concentration and processing of E-Waste and separation of minerals.

The mining and metal recycling industries face strong opposition.

Many political and social organizations oppose mining and mineral/metal recycling for their environmental risks. Our business will need support from local governments, industry participants, consumers and residents to be successful. Additionally, there are large, well-funded businesses and industry groups that may have a strong opposition to the mining and mineral/metal recycling industries. For example, the pharmaceutical and alcohol industries have traditionally opposed mining and mineral/metal recycling. Any efforts by these or other industries opposed to mining and mineral/metal recycling to halt or impede mining and mineral/metal recycling could have detrimental effects on our business.

Decreases and fluctuations in benchmark prices for the metals contained in our offtake could significantly impact our revenues and results of operations.

The prices that we obtain for our offtake are generally tied to commodity prices for their principal contained metals, such as gold, silver, copper and palladium. Fluctuations in the prices of these commodities will affect our revenues and declines in the prices of these commodities could have a material adverse impact on our revenues. Any significant decline in our revenues will have a material impact on our results of operations.

Fluctuations in commodities prices, such as the metals/minerals we are extracting from E-Waste, are caused by varied and complex factors beyond our control or the control of our suppliers, including global supply and demand balances and inventory levels; global economic and political conditions; international regulatory, trade and tax policies, including national tariffs; commodities investment activity and speculation; interest rates; the strength of the U.S. dollar compared to foreign currencies; the price and availability of substitute products; and changes in technology. Volatility in global economic growth, particularly in developing economies, has the potential to adversely affect future demand and prices for commodities. Geopolitical uncertainty and protectionism, such as the Russian invasion of Ukraine, the conflict between Israel and Hamas, and the new US tariff policy implemented in 2025, all have the potential to inhibit international trade and negatively impact business confidence, which creates the risk of constraints on our ability to trade in certain markets and has the potential to increase price volatility.

Metals and Mineral prices may be affected by supply from China, which has become the largest producer of minerals in the world, and by changes in demand for products that require certain minerals. Rising trade tensions between the U.S. and China and efforts by the Chinese government to reduce debt levels contributed to slowdowns in China’s growth. A continued slowing in China’s economic growth and demand and continued trade tensions between the U.S. and China could result in lower production of minerals and higher mineral prices which could have a material adverse impact on our operations, including cash flow and the ability to purchase raw materials from our suppliers if they raise prices as well. The adoption and expansion of trade restrictions, changes in the state of China-U.S. relations, including the current trade war, or other governmental action related to tariffs or trade agreements, or policies are difficult to predict and could adversely affect demand for our minerals, our costs, our customers, our suppliers, and the U.S. economy, which in turn could have a material adverse effect on our business, results of operations, or financial condition. Additionally, our suppliers could be raising prices of materials which could in turn have a material adverse effect on our operations.

Disruptions in our supply chain could adversely affect our business.

Our initial commercial facility will rely on specialized shredders, sensor-based sorters, dissolution vessels, filtration systems, reagents and control software that are sourced from a small number of vendors, many of whom have long lead times or are located outside the United States. Global shortages of semiconductors, stainless steel, pumps, or critical reagents; transportation bottlenecks; trade restrictions; labor disputes; outbreaks of disease; or geopolitical tensions could delay delivery of equipment, increase capital expenditures, and impair our ability to achieve planned throughput rates. If key suppliers default, we may be unable to obtain suitable replacement components on acceptable terms, which could materially delay commissioning schedules and raise operating costs.

Global trade conditions, inflation and consumer trends that originated during the COVID-19 pandemic continue to persist and have created significant disruptions to the global supply chain, which may impact our ability to obtain equipment and other supplies necessary for our business on a timely basis and at anticipated costs. Any continued supply chain disruptions, inflation or shortages in the availability of equipment from our suppliers, could adversely affect our business and operating results. Circumstances such as another Pandemic, or a global recession may result in lost or delayed sales orders, as many of our targeted customers may cut back their proposed capital spending in the face of economic uncertainty and limited access to financing. This would impact the ability of us to grow our business and, as a result, sales orders may be lower than expected. Any decrease in sales would negatively impact our cash flows and other financial results. Different markets and different geographies in which we operate may be impacted to different extents, making it difficult to forecast the likely impact.

Our reliance on the experience and expertise of our management may cause adverse impacts to us if a management member departs.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management and key employees, including, without limitation: (i) Kuljit (Jeet) Basi, Director, Chief Executive Officer and President; (ii) Austin Thornberry, Chief Financial Officer; (iii) Darrell Campanella, General Manager; (iv) Chris Oppel, Production Manager; and (v) Mark Zorko, Chairman of the Board of Directors. Our business may be severely disrupted if we lose the services of our key executives and employees or fail to add new senior and middle managers to our management. Our future success is heavily dependent upon the continued service of our key executives. We also rely on a number of key technology staff for our continued operation. Our future success is also dependent upon our ability to attract and retain qualified senior and middle managers to our management team. If one or more of our current or future key executives or employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and suppliers and incur additional expenses to recruit and train personnel.

We are subject to the risk of litigation or regulatory proceedings, which could impact our financial results.

All industries, including the E-Waste recycling industry, are subject to legal claims, with or without merit. We are not currently, nor have we ever been, party to any legal proceedings, but we could be involved in various litigation and regulatory proceedings arising in the normal course of business in the future. Due to the inherent uncertainty of the litigation process, we may not be able to predict with any reasonable degree of certainty the outcome of any litigation or the potential for future litigation. Regardless of the outcome, any legal or regulatory proceeding could have an adverse impact on our business, prospects, financial conditions, and operating results due to defense costs, the diversion of management resources and other factors.

We operate in an emerging, competitive industry and if we are unable to compete successfully our revenue and profitability will be adversely affected.

The E-Waste recycling market is competitive. As the industry evolves and the demand increases, we anticipate that competition will increase. We also compete against companies that have a substantial competitive advantage because of longer operating histories and larger budgets, as well as greater financial and other resources. National or global competitors could enter the market with more substantial financial and workforce resources, stronger existing customer relationships, and greater name recognition, or could choose to target medium to small companies in our traditional markets. Competitors could focus their substantial resources on developing a more efficient recovery solution than our solutions. Competition also places downward pressure on our contract prices and profit margins, which presents us with significant challenges in our ability to maintain strong growth rates and acceptable profit margins. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an adverse impact to our business, financial condition and results of operations.

Increases in income tax rates, changes in income tax laws or disagreements with tax authorities could adversely affect our business, financial condition or results of operations.

We are subject to income taxes in the United States and Canada. Increases in income tax rates or other changes in income tax laws that apply to our business could reduce our after-tax income from such jurisdiction and could adversely affect our business, financial condition or results of operations.

Our operating and financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

We expect our period-to-period operating and financial results to vary based on a multitude of factors, some of which are outside of our control. We expect our period-to-period financial results to vary based on operating costs, which we anticipate will fluctuate with the pace at which we increase our operating capacity. As a result of these factors and others, we believe that quarter-to-quarter comparisons of our operating or financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet the expectations of equity research analysts, ratings agencies, or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our Shares could fall substantially, either suddenly or over time.

We may not be able to achieve and maintain an effective system of internal control over financial reporting, a failure of which may prevent us from accurately reporting our financial results or detecting and preventing fraud.

We are subject to reporting obligations under the U.S. securities laws.  We are required to prepare a management report on our internal control over financial reporting containing our management’s assessment of the effectiveness of our internal control over financial reporting.  In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting.  Our management may conclude that our internal control over our financial reporting is not effective.  Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. Our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

In preparing our consolidated financial statements for the year ended December 31, 2025, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting as related to inappropriately designed and executed management review controls over both routine and subjective areas.

To remediate our material weaknesses, we expect to incur additional costs for addressing our material weaknesses and deficiencies. We intend to implement a remediation plan designed to strengthen the design, execution and documentation of our management review controls, which may include, among other things, enhancing the precision of review procedures, establishing formal review thresholds and expectations, documenting the specific evidence reviewed and conclusions reached by management, implementing standardized checklists and month-end close procedures, improving segregation of preparer and reviewer responsibilities, providing additional training to finance and accounting personnel, engaging external accounting or internal control advisors where appropriate, and increasing oversight by senior management and the audit committee. We expect to continue evaluating the operating effectiveness of these controls over future reporting periods and will consider the material weakness remediated only after the enhanced controls have been designed, implemented and operated effectively for a sufficient period.

Natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, cyber incidents, boycotts and geopolitical events could materially adversely affect our business, results of operations or financial condition.

The occurrence of one or more natural disasters, such as fires, hurricanes and earthquakes, unusually adverse weather, epidemic or pandemic outbreaks, cyber incidents such as ransomware attacks, boycotts and geo-political events, such as tariffs, civil unrest and acts of terrorism (including cyber terrorism or other cyber incidents), or similar disruptions could materially adversely affect our business, power supply, results of operations or financial condition. These events could result in physical damage to property, an increase in energy prices, temporary or permanent closure of the Facility, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials, temporary disruption in transport from overseas, or disruption to our information systems. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require payment of significant damages and could limit our ability to use certain technologies.

We are subject to the risk of third parties asserting claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology or data. Any such claim by a third party, even if without merit, could cause us to incur substantial costs defending against such claim and could distract our management and development teams from our business.

Although third parties may offer a license to their technology or data, the terms of any offered license may not be acceptable or commercially reasonable and the failure to obtain a license or the costs associated with any license could cause our business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology or data licensed to us. Alternatively, we may be required to develop non-infringing technology or data, which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment, or we may agree to a settlement that prevents us from selling certain products or performing certain services in a given country or countries or that requires us to pay royalties, substantial damages, including treble damages if we are found to have willfully infringed the claimant’s patents, copyrights, trade secrets or other statutory rights, or other fees. Any of these events could have an adverse effect on our business, prospects, financial condition, and operating results.

The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems and costs in protecting our proprietary rights in these foreign countries.

Directors, executive officers and consultants may be subject to conflicts of interest.

We may be subject to various potential conflicts of interest because of the fact that some of our officers, directors and consultants may be engaged in a range of business activities, including certain officers, directors and consultants that provide services to other companies involved material development. Our executive officers, directors and consultants may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us. In some cases, our executive officers, directors and consultants may have fiduciary obligations associated with these business interests that may interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. In addition, we may also become involved in other transactions which conflict with the interests of our directors, officers and consultants who may from time to time deal with persons, firms, institutions or corporations with which we may be dealing, or which may be seeking investments similar to those desired by us. The interests of these persons could conflict with ours. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, our directors are required to act honestly, in good faith and in our best interests.

We could be subject to a security breach that could result in significant damage or theft of products and equipment.

We rely on sophisticated information technology systems to operate our plants, manage inventory, control proprietary process parameters, and safeguard commercially sensitive and personal data. Breaches of security at our facilities may occur and could result in damage to or theft of products and equipment which is not covered by any of our insurance policies. A security breach at our facilities could result in a significant loss of inventory or work in process, expose us to liability under applicable regulations and increase expenses relating to the investigation of the breach and implementation of additional preventative security measures, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, we must comply with an increasingly complex web of U.S. federal, state and foreign data-protection laws. Failure to comply, or to timely implement new requirements, could result in significant penalties and litigation.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches that disrupt our operations or result in the unintended dissemination of protected personal information or proprietary or confidential information, or if we are found by regulators to be non-compliant with statutory requirements for the protection and storage of personal data, we could suffer a loss of revenue, increased costs, exposure to significant liability, reputational harm and other serious negative consequences.

As our operations expand, we may process, store and transmit large amounts of data in our operations, including protected personal information as well as proprietary or confidential information relating to our business and third parties. Experienced computer programmers and hackers may be able to penetrate our layered security controls and misappropriate or compromise our protected personal information or proprietary or confidential information or that of third parties, create system disruptions or cause system shutdowns. They also may be able to develop and deploy viruses, worms and other malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Our facilities may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and our customer’s data.

Risks Related to our Regulatory Framework

Our business is subject to environmental and employee health and safety regulations and risks.

Our operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and non-hazardous materials and wastes, and employee health and safety. We will incur ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions on our operations. Government approvals and permits are currently and may in the future be required in connection with our operations. To the extent such approvals are required and not obtained, we may be curtailed from proceeding with the development of our operations as currently proposed.

There are risks associated with the regulatory regime and permitting requirements of our operations.

Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the concentration and metal separation and sale of our products. As our only facility in operation is our pilot and demonstration plant in Greenville, North Carolina, we must comply with local and State ambient air quality standards in respect to emissions from any stack, vent, or outlet, of sulfur oxides, suspended particulates, carbon monoxide, nitrogen oxide, etc. Furthermore, we must comply with National Ambient Air Quality Standards (“NAAQS”), water quality standards under the Clean Water Act and local noise regulations. We may not be able to obtain or maintain the necessary licenses, permits, quotas, authorizations, certifications or accreditations to operate our business going forward, or may only be able to do so at great cost. We cannot predict the time required to secure all appropriate regulatory approvals for our concentrator and purification plants, or the extent of testing and documentation that may be required by local governmental authorities in other states and other countries.

Our officers and directors must rely, to a great extent, on our local legal counsel and local consultants retained in such jurisdictions in order to keep abreast of material legal, regulatory and governmental developments as they pertain to and affect our business operations, and to assist us with governmental relations. We must rely, to some extent, on those members of management and the Board of Directors who have previous experience working and conducting business in the United States or abroad in order to enhance our understanding of and appreciation for the local business culture and practices in such jurisdictions.

We also rely on the advice of local experts and professionals in connection with any current and new regulations that develop in respect of banking, financing and tax matters in the jurisdictions in which we operate. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices in such jurisdictions are beyond our control and may adversely affect our business.

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage by reason of our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition.

Any failure on our part to comply with applicable regulations or to obtain and maintain the necessary licenses and certifications could prevent us from being able to carry on our business, and there may be additional costs associated with any such failure.

Our business activities are heavily regulated in all jurisdictions where we will do business. Our operations are subject to various laws, regulations and guidelines by governmental authorities relating to the handling, processing, management, distribution, transportation, storage, sale, and disposal of chemicals and minerals. In addition, we are subject to laws and regulations relating to employee health and safety, insurance coverage and the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our materials and products.

Any failure by us to comply with applicable regulatory requirements could:

●	require extensive changes to our operations;

●	result in regulatory or agency proceedings or investigations;

●	result in the revocation of our licenses and permits, the imposition of additional conditions on licenses to operate our business, and increased compliance costs;

●	result in damage awards, civil or criminal fines or penalties;

●	result in the suspension or expulsion from a particular market or jurisdiction of our key personnel;

●	result in restrictions on our operations or the imposition of additional or more stringent inspection, testing and reporting requirements;

●	harm our reputation; or

●	give rise to material liabilities.

There can be no assurance that any future regulatory or agency proceedings, investigations or audits will not result in substantial costs, a diversion of management’s attention and resources or other adverse consequences to our business.

In addition, changes in regulations, government or judicial interpretation of regulations, or more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase compliance costs or give rise to material liabilities or a revocation of our licenses and other permits. Furthermore, governmental authorities may change their administration, application or enforcement procedures at any time, which may adversely affect our ongoing regulatory compliance costs. There is no assurance that we will be able to comply or continue to comply with applicable regulations.

We cannot predict the impact of any new environmental laws or regulations or of changes in current environmental laws or regulations on our business and operations in the future.

We believe we possess all material environmental permits and licenses necessary for the operation of our business and that our operations will be in substantial compliance with the terms of all applicable environmental laws and regulations. We cannot predict the impact of any new environmental laws or regulations or of changes in current environmental laws or regulations on our operations. The government may in future take steps towards the adoption of more stringent environmental regulations in respect of our business. Due to the possibility of unanticipated regulatory or other developments, the amount and timing of future environmental expenditures may vary substantially from those currently anticipated. If there is any unanticipated change in the environmental regulations, we may need to incur substantial capital expenditures to install, replace, upgrade or supplement our equipment or make operational changes to limit any adverse impact or potential adverse impact on the environment in order to comply with any new environmental protection laws and regulations. If such costs become prohibitively expensive, this may adversely affect our business operations.

Risks Related to our Shares and this Offering

The trading price of our Shares could be subject to wide fluctuations due to a variety of factors, including:

●	our actual or anticipated operating performance and the operating performance of our competitors;

●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

●	any major change in our Board of Directors, management, or key personnel;

●	market conditions in our industry;

●	general economic conditions such as recessions, interest rates, fuel prices, trade policies, international currency fluctuations;

●	the effectiveness of the Company’s marketing efforts;

●	rumors and market speculation involving us or other companies in our industry;

●	announcements by us or our competitors of significant innovations, new products, services or capabilities, acquisitions, strategic investments, partnerships, joint venture or capital commitments;

●	the legal and regulatory landscape and changes in the application of existing laws or adoption of new laws that impact our business;

●	legal and regulatory claims, litigation, or pre-litigation disputes and other proceedings;

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

●	sales or expected sales of our Shares by us, our officers, directors, significant shareholders, and employees.

In addition, stock markets have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. The stock market in general and NYSE American have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. These fluctuations may be even more pronounced in the trading market for our Shares as a result of the supply and demand forces for newly public companies. In the past, shareholders have instituted securities class action litigation following periods of share volatility.

Holders of our Investor Rights Warrants may exert significant control over us, which may limit your ability to influence corporate matters and may give rise to conflicts of interest.

As of the date of this Offering Circular, holders of our Investor Rights Warrants (as defined herein) held 9,705,696 Investor Rights Warrants representing 63.6% of our combined shares and Investor Rights Warrants. One holder, Blue Bird Capital Enterprises, LLC (“Blue Bird”) held 33.6% of our Investor Rights Warrants. The Investor Rights Warrants will automatically convert on a cashless basis to Shares or, assuming at least one of the IRA Warrant Triggers (as defined herein) is satisfied, IRA Unit Warrants, upon completion of this Offering and assuming an Offering Price of $4.25 and a $0.34 (C$0.425) exercise price, holders of the Investor Rights Warrants will receive 0.92 Shares or 0.92 IRA Unit Warrants, as applicable, per Investor Rights Warrant held, subject to the IRA Blocker (as defined herein). Each IRA Unit Warrant will automatically convert into additional Shares on a cashless basis upon closing of this Offering and assuming an Offering Price of $4.25 and a $0.085 (C$0.106) exercise price, holders of the Investor Rights Warrants will receive 0.98 Shares per IRA Unit Warrant held, subject to the IRA Blocker provisions. Pursuant to the Investor Rights Agreement, holders of our Investor Rights Warrants shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote on any matter at any meetings of shareholders of the Company. The Investor Rights Agreement will terminate upon completion of the Offering, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time. Each Investor Rights Warrant entitles the holder thereof to one vote per Investor Rights Warrant. Further, the holders of our Investor Rights Warrants, through their Warrantholder Representative, Kuljit (Jeet) Basi, shall be entitled to nominate three (3) directors to the Board subject to the provisions of the Investor Rights Agreement. See a discussion of the Investor Rights Agreement under “Business — Recent Developments.” Accordingly, holders of our Investor Rights Warrants will exert significant influence over us and any action requiring the approval of our shareholders and/or our Board prior to completion of the Offering. Significant holders of our Investor Rights Warrants, whose Investor Rights Warrants will automatically convert into Shares upon the closing of the Offering will continue to exert significant influence over us and any action requiring the approval of our shareholders following completion of the Offering. Furthermore, the interests of the holders of our Investor Rights Warrants may not always coincide with your interests or the interests of other shareholders and they may, prior to the completion of this Offering, act in a manner that advances their best interests and not necessarily those of other shareholders.

Holders of our Convertible Debentures may exert significant control over us, which may limit your ability to influence corporate matters and may give rise to conflicts of interest.

On April 7, 2022, the Company issued (herein, the “2022 Debenture Offering”) $3,331,390 principal amount of 5% unsecured convertible debentures (“2022 Debentures”) in a private placement. The 2022 Debentures were issued pursuant to an indenture made as of April 7, 2022, as supplemented May 26, 2025 (the “2022 Debenture Indenture”), between the Company and Computershare Trust Company of Canada (“Computershare”) as trustee. The 2022 Debenture Indenture provides that in the event that we complete a U.S. listing, such as this Offering, the principal amount of the 2022 Debentures plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $5.00, and shall be subject to a six (6) month hold period from the listing of the Shares on a stock exchange in the United States. Up to 50% of the securities subject to the six (6) month hold period may be released early in accordance with the Pooling Agreement.

On August 31, 2022, we entered into the Convertible Debentures IRA, pursuant to which holders of our Convertible Debentures shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote on any matter at any meetings of shareholders of the Company. For the purpose of the Convertible Debentures IRA, each $2.55 of Convertible Debentures is equal to one Share, entitling the holder thereof to one vote. See a discussion of the Convertible Debentures IRA under “Business — Recent Developments.” Accordingly, holders of our Convertible Debentures will exert significant influence over us and any action requiring the approval of our shareholders and/or our Board prior to the completion of this Offering and conversion of the Debentures into Shares. Furthermore, the interests of the holders of our Debentures may not always coincide with your interests or the interests of other shareholders and they may, prior to the completion of this Offering, act in a manner that advances their best interests and not necessarily those of other shareholders.

On June 28, 2024, the Company issued $92,300 principal amount of 5% unsecured convertible debentures (the “2024 Debentures”) in a private placement (the “2024 Debenture Offering”). The 2024 Debentures bear interest at five percent (5%) per annum. The 2024 Debentures are due thirty-six (36) months following their issuance (on June 28, 2027). The 2024 Debenture Indenture executed in relation to the 2024 Debentures also provides that in the event the Company completes a U.S. listing (such as the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $5.00. In connection with the 2024 Debenture Offering, the Company paid $2,100 in commissions to an investment dealer/broker.

We are a foreign private issuer and intend to take advantage of the less frequent and less detailed reporting obligations applicable to foreign private issuers.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we will not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, as a result of the HFIAA our executive officers and directors will be required to report transactions in our equity securities in accordance with section 16(a) of the Exchange Act upon our class of common shares becoming registered pursuant to section 12 of the Exchange Act, however, on March 5, 2026, the SEC issued an order exempting directors and officers of a Canadian issuer that is a foreign private issuer, which is subject to Canada’s National Instrument 55-104 – Insider Reporting Requirements and Exemptions and National Instrument 55-102 – System for Electronic Disclosure by Insiders, from having to report under section 16(a) of the Exchange Act if the directors or officers are (i) required to report transactions in the issuer’s securities pursuant to such securities laws, and (ii) any report filed pursuant to such securities laws must be made publicly available in English within two business days of public posting. Also, our executive officers and directors will continue to be exempt from the short-swing profit liability provisions contained in section 16(b) of the Exchange Act. Therefore, since the SEC has granted an exemption for foreign private issuers whose insiders are subject to SEDI filing requirements in Canada, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are longer.

As a foreign private issuer, we will be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We will also be exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we will have more time than U.S. domestic companies after the end of each fiscal year to file our annual report with the SEC and will not be required under the Exchange Act to file quarterly reports with the SEC.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We may in the future elect to follow home country practices in Canada with regard to certain corporate governance matters.

As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

We may lose our status as a foreign private issuer in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

We will cease to qualify as a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act, if, as of the last business day of our second fiscal quarter, more than 50% of our outstanding Shares are directly or indirectly owned by residents of the United States and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we determine that we fail to qualify as a foreign private issuer, we will cease to be eligible to avail ourselves of the forms and rules designated for foreign private issuers beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) thereunder, and, if we are required to register our Shares under section 12(g) of the Exchange Act, we will have to do so as a domestic issuer. Further, any securities that we issue in unregistered or unqualified offerings both within and outside the United States will be “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and will continue to be subject to United States resale restrictions notwithstanding their resale in “offshore transactions” pursuant to Regulation S under the Securities Act. As a practical matter, this will likely require us to register more offerings of our securities under the Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject us to additional exposure to liability for which we may not be able to obtain insurance coverage on favorable terms, or at all.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the price of our Shares decreases and we were sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Listing our Shares on a securities exchange will increase our regulatory burden.

We have applied to have our Shares listed for trading on NYSE American under the symbol “MDRN.” There is no guarantee that our application will be approved in connection with this Offering. Although to date we have not been subject to the continuous and timely disclosure requirements of exchange rules, regulations and policies of the NYSE American, we are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on NYSE American. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of our Shares that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on NYSE American on a timely basis and that we will be able to achieve and maintain compliance with applicable listing requirements. In addition, compliance with reporting and other requirements applicable to public companies listed on NYSE American will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the effects that management’s attention to these matters will have on our business.

NYSE American may delist our Shares, which could limit investors’ ability to engage in transactions in our Shares and subject us to additional trading restrictions.

If NYSE American were to delist our Shares as a result of a failure to meet its listing requirements, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Shares;

●	a limited amount of news and analyst coverage for the Company; and

●	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules implemented by the SEC and NYSE American, impose various requirements on public companies, including requirements to file periodic and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal controls over financial reporting and disclosure controls and procedures necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with compliance. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our ICFR, which, after we are no longer an emerging growth company, may be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm if we are an “accelerated filer” or a “large accelerated filer” under the Exchange Act. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for ICFR. If our management and/or auditors determine that there are one or more material weaknesses in our ICFR, such a determination could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board.

We may issue additional Shares or other equity securities without shareholder approval, which would dilute the ownership interests of existing shareholders in the Company and may depress the market price of our Shares.

We may issue additional Shares or other equity securities in the future in connection with, among other things, capital raises, future acquisitions, repayment of outstanding indebtedness or grants under our 2022 Plan without shareholder approval in a number of circumstances. The issuance of additional Shares or other equity securities could have one or more of the following effects:

●	our existing shareholders’ proportionate ownership will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously issued and outstanding Share may be diminished; and

●	the market price of our Shares may decline.

Our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our Shares.

The trading market for our Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, our share price would likely be less than that which would be obtained if we had such coverage and the liquidity, or trading volume of our Shares may be limited, making it more difficult for a shareholder to sell shares at an acceptable price or amount. If any analysts do cover us, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

We may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in losses. Unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we may report charges of this nature could contribute to negative market perceptions about our or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We should be treated as a U.S. corporation for all U.S. federal income tax purposes.

Section 7874 of the of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provides a rule pursuant to which a foreign-incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes, such corporation an “inverted corporation.” We should be treated as an inverted corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. This means that, notwithstanding that we are a company incorporated in Canada, we should be treated for all U.S. federal income tax purposes as if we are a U.S. corporation and you will be treated for all U.S. federal income tax purposes as holding the shares of a U.S. corporation. As such, we should be subject to U.S. federal income tax as If we were organized under the laws of the United States or a state thereof. Generally, we should be required to file a U.S. federal income tax return annually with the U.S. Internal Revenue Service. We are also subject to tax in Canada. It is unclear how the foreign tax credit rules under the Code will operate in certain circumstances, given our treatment as a U.S. domestic corporation for U.S. federal income tax purposes and the taxation of the Company in Canada. Accordingly, it is possible that we will be subject to double taxation with respect to all or part of our taxable income.

The rules under Section 7874 are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to aspects of their application. If it were determined that we should be taxed as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, the U.S. federal income tax consequences described herein could be materially and adversely affected. For example, U.S. Holders (as defined below in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”) could be subject to the rules applicable to passive foreign investment companies. Beneficial owners of our shares should consult their own tax advisors with respect the tax consequences if we were classified as a foreign corporation for U.S. federal income tax purposes. The remainder of this Offering Circular assumes that we will be treated for all U.S. federal income tax purposes as if we are a U.S. corporation. For a more detailed discussion on tax considerations, see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” below.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividend on our Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in our Shares will depend upon any future appreciation in their value. There is no guarantee that our Shares will appreciate in value or even maintain the price at which you purchased them.

This Offering is being conducted on a “best efforts” basis and we may not be able to execute our growth strategy if the $39,999,997 maximum is not sold.

If you invest in our Shares and less than all of the offered Shares are sold, the risk of losing your entire investment will be increased. We are offering our Shares on a “best efforts” basis and we can give no assurance that all of the offered Shares will be sold. If less than $39,999,997 of Shares are sold, we may be unable to fund all the intended uses described in this Offering Circular from the net proceeds anticipated from this Offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by the net proceeds of this Offering. No assurance can be given to you that any funds will be invested in this Offering other than your own.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for the Shares is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for the Shares has not been based on appraisals of any assets we own or may own, or of our Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for the Shares may not be supported by the current value of our Company or our assets at any particular time.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Shares in this Offering, you will pay more for your Shares than the amount paid by our existing stockholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your Shares. We expect the dilution as a result of the offering to be $3.46 Per Share to new investors purchasing our Shares in this Offering. In addition, you will experience further dilution to the extent that we issue Shares upon the exercise of any warrants, including the Agent Warrants issued in this Offering, or exercise of stock options under any stock incentive plans. See “Dilution” for a more complete description of how the value of your investment in our Shares will be diluted upon completion of this Offering.

Using a credit card to purchase Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering may have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the Shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018, entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this Offering Circular include, without limitation:

●	we have a limited operating history in an evolving industry, making it difficult for us to forecast revenue, plan expenses, and evaluate our business and future prospects;
●	we have a history of losses and we may never achieve profitability;
●	our ability to raise capital and the availability of future financing;
●	our business involves significant risks and uncertainties that may not be covered by insurance;
●	our business with governmental entities is subject to the policies, regulations, mandates, and funding levels of such entities and may be negatively impacted by any change thereto;
●	we operate in competitive industries in various jurisdictions across the world;

●	our revenue depends on maintaining and increasing feedstock of E-Waste (as defined herein) supply commitments as well as securing new customers and off-take agreements;

●	in addition to commodity prices, our revenues will be primarily driven by the volume and composition of E-Waste feedstock materials to be processed at our future facilities and changes in the volume or composition of E-Waste feedstock processed could significantly impact our revenues and results of operations;

●	our success will depend on our ability to economically source, extract and recover E-Waste, and to meet the market demand for sustainable and environmentally driven solutions for E-Waste processing;

●	we may not be able to successfully implement our growth strategy, on a timely basis or at all;

●	the development of our Greenville, North Carolina facility, and future projects, if any, are subject to risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up, and we cannot guarantee that these projects will be completed in a timely manner, that our costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their and products, among others;

●	we may be unable to manage future growth effectively;

●	our inability to materially increase recycling capacity and efficiency could have a material adverse effect on our business, results of operations or financial condition;

●	future acquisitions and strategic investments could be difficult to integrate, diver the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial conditions;

●	expanding internationally involves risks that could delay our expansion plans and/or prohibit us from entering markets in certain jurisdictions, which could have a material adverse effect on our results of operations.
●	our ability to obtain or maintain the necessary permits, licenses, or regulatory approvals required to operate or expand our business;
●	changes in laws, regulations, or their enforcement could require costly operational changes or result in material liabilities;
●

significant shareholders, including holders of Investor Rights Warrants and Convertible Debentures, may exert substantial control over us, potentially leading to conflicts of interest with our shareholders;

●	as a foreign private issuer, we are subject to less stringent U.S. reporting and governance requirements, which may reduce transparency and shareholder protections compared to U.S. domestic companies;
●	listing on NYSE American will increase our regulatory burden and compliance costs, and failure to meet listing requirements could result in delisting and reduced liquidity for our Common Shares;
●	the issuance of additional shares or equity securities without shareholder approval, will dilute existing shareholders’ ownership and potentially depressing the price of our Common Shares; and
●	the treatment of us as a U.S. corporation for federal tax purposes, could potentially result in double taxation and complex tax compliance obligations.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	current or future financial performance;

●	management’s plans and objectives for future operations;

●	uncertainties associated with product research and development;

●	uncertainties associated with dependence upon the actions of government regulatory agencies;

●	product plans and performance;

●	management’s assessment of market factors; and

●	statements regarding our strategy and plans.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

Assuming a maximum raise of $39,999,997, we estimate that the net proceeds from the sale of the Shares in this Offering will be approximately $34,821,663, after deducting underwriting commissions and estimated Offering expenses. If we raise the minimum amount required to satisfy the Minimum Quantitative Standards of $15 million, we estimate that the net proceeds we will receive from this offering will be approximately $12,580,000.

We intend to use the net proceeds from this Offering for the following purposes: (i) capital expenditures (50%), (ii) working capital and general corporate purposes, which may include repayment of one or more of certain interest bearing promissory notes that are payable on demand, in the event we do not have any other available capital (30%), (iii) marketing expenditures (15%) and (iv) research and development expenses (5%). Notwithstanding the foregoing, we and the Selling Agent and RCC are offering the Shares on a “best efforts” basis and are not required to sell any specific number or dollar amount of Shares in this Offering. As such, we, the Selling Agent and RCC may sell less than the maximum number of Shares offered hereby, and we may receive net proceeds of less than $34,821,663.

The following table sets forth a breakdown of our estimated use of our gross proceeds as we currently expect to use them, assuming the sale of, respectively, 37.5%, 50%, 75% and 100% of the Shares.

	37.5%(4)	50%	75%	100%
Gross proceeds	$15,000,001	$19,999,999	$29,999,998	$39,999,997
Selling agent commissions	$1,050,000	$1,400,000	$2,100,000	$2,800,000
Investor fee	$250,000	$333,333	$500,000	$666,667
Other offering expenses(1)	$1,120,000	$1,278,333	$1,495,000	$1,711,667
Net proceeds	$12,580,001	$16,988,333	$25,904,998	$34,821,663

Capital expenditures	$8,177,001	$8,494,166	$12,952,499	$17,410,832
Marketing	$-	$2,548,250	$3,885,750	$5,223,249
Research and development expenses	$629,000	$849,417	$1,295,250	$1,741,083
Debt repayment(2)	$1,175,000	$1,175,000	$2,350,000	$2,350,000
Working capital and general corporate purposes(3)	$2,599,000	$3,921,500	$5,421,499	$8,096,499
Total use of net proceeds	$12,580,001	$16,988,333	$25,904,998	$34,821,663

(1)	Includes (i) the onboarding fee paid by the Company to Equifund ($45,000 under all offering scenarios), (ii) payment processing fees payable by the Company to Equifund (approximately $275,000 under Minimum Offering scenario, $433,333 under the 50% scenario, $650,000 under the 75% scenario, and $866,667 under the Maximum Offering scenario) and (iii) miscellaneous expenses of the Offering including the EDGARization, filing, printing, legal, marketing, accounting and other expenses (approximately $800,000 under all offering scenarios).

(2)	Includes the repayment of amounts owed pursuant to demand promissory notes in favor of Blue Bird Capital Enterprises, LLC (approximately $539,911 to be repaid under the Minimum Offering and 50% scenarios or $1,079,823 to be repaid under the 75% and Maximum Offering scenarios (comprised of $862,644 of short-term loans inclusive of interest payable and $217,179, of the $466,341 of accounts payable, outstanding as of June 30, 2026)) and certain other shareholders (approximately $635,088 to be repaid under the Minimum Offering and 50% scenarios or $1,270,177 to be repaid under the 75% and Maximum Offering scenarios).
(3)	The Company has accounts payable to related parties for consulting fees and director fees, including its CEO, CFO, former CFO and each of the directors, for an aggregate of approximately $2,300,000. The Company may, in its discretion, pay some or all of these accounts payable to related parties from its general working capital.

(4)	Minimum Offering Amount.

We believe that the expected net proceeds from this Offering and our existing cash, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

The expected use of the net proceeds from this Offering represents our intentions based upon our current plans, financial condition and business conditions. Predicting the cost to be used in Modern Mining Technology Corp. and its subsidiaries’ businesses can be difficult and the amounts and timing of their actual expenditures may vary significantly depending on numerous factors including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes. As a result, Modern Mining Technology Corp.’s management will retain broad discretion over the allocation of the net proceeds from this Offering.

Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments, and government securities. We will not close this Offering until we can establish that the Offering meets the Minimum Quantitative Standards, however, we cannot assure that all or any portion of the Common Shares will be sold.

DETERMINATION OF OFFERING PRICE

Prior to the Offering, there has been no public market for the Shares. The initial public offering price has been determined by negotiation between us, the Selling Agent and RCC. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available to the Selling Agent and RCC;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	an assessment of our management;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by the Selling Agent, RCC and us.

DIVIDEND POLICY

We have never paid dividends on our Shares. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. As such, we do not intend to declare or pay cash dividends on our Shares in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our Board of Directors subject to applicable laws and will depend upon, among other factors, our earnings, operating results, financial condition and current and anticipated cash needs. Our future ability to pay cash dividends on our Shares may be limited by the terms of any then-outstanding debt or preferred securities.

CAPITALIZATION

As of August 27, 2026, the Company had:

●	5,552,200 common shares outstanding;

●	9,705,696 Investor Rights Warrants. See “Description Of Share Capital And Articles Of Incorporation”;

●	1,622,318 performance warrants outstanding, which would vest upon $10,000,000 and $20,000,000 in gross sales targets, each of which is exercisable at a price of $0.085 to acquire one (1) common share once vested. The performance warrants were issued on August 30, 2021;

●	2022 Debentures in the principal amount of $3,331,390. See “Description Of Share Capital And Articles Of Incorporation”;

●	2024 Debentures in the principal amount of $92,300. See “Description Of Share Capital And Articles Of Incorporation”.

●	SAFE Notes in the principal amount of $2,901,956. See “Description Of Share Capital And Articles Of Incorporation”.

The following table sets forth our cash, debt and capitalization as of June 30, 2026:

●	on an actual basis; and

●	on a pro forma, as adjusted, basis to give effect to the above and the issuance of 9,411,764 Shares in this Offering at the Offering Price of $4.25 per Share, assuming the sale of, respectively, 100%, 75%, 50% and 37.5% of the Shares offered for sale in this Offering, and after deducting underwriting discounts and commissions and estimated Offering expenses payable by us, as set forth in this Offering Circular.

●	on an as further adjusted basis to give effect to the sale and issuance by us of (i) the minimum offering amount of $15,000,001, based on the Minimum Listing Standards, comprising 3,529,412 Common Shares in this offering to the public at the offering price of $4.25 per Common Share, after deducting the Selling Agent and RCC commissions and estimated offering expenses payable by us; and (ii) the maximum offering amount of $39,999,997 comprising 9,411,764 Common Shares in this Offering at the offering price of $4.25 per Common Share, after deducting the Selling Agent and RCC commissions and estimated offering expenses payable by us. Subject to the listing standards of NYSE American, there is no minimum number or amount of Common Shares that we must sell in order to receive and use the proceeds from this offering, and we cannot assure you that all or any portion of the Common Shares will be sold.

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our financial statements and the related notes thereto included elsewhere in this Offering Circular.

	Actual	100% of Offering(4)	75% of Offering	50% of Offering	37.5% of Offering(5)
Cash ($)	760,530	35,582,193	26,665,528	17,748,863	13,340,531
Debt[1] ($)	73,334,978	73,334,978	73,334,978	73,334,978	73,334,978
Shares of Common Stock outstanding as of the date of this Offering Circular	5,552,200	5,552,200	5,552,200	5,552,200	5,552,200
Number of shares of Common Stock to be issued under the Offering[2]	-	9,411,764	7,058,823	4,705,882	3,529,412
Pro Forma shares of Common Stock outstanding after giving effect to the Offering[3]	-	14,963,964	12,611,023	10,258,082	9,081,612

Notes

(1)	Upon closing of the Offering at 100%, 75%, 50% and 37.5%, these figures do not include the reduction of the debt for the conversion of the Debentures (Principal - $3,422,314, Interest - $778,319), the elimination of the warrant liability upon conversion of the Investor Rights Warrants ($58,230,399), or the reduction of the debt for the conversion of the SAFE Notes ($2,901,956), as of June 30, 2026.
(2)	Fractional shares have been rounded down to the next whole number of shares.
(3)	For illustrative purposes. The Offering is being conducted on a best efforts basis and there is no assurance that any of the Common Shares being offered pursuant to this Offering Circular will be sold. This excludes, as of June 30, 2026, shares issuable upon the automatic conversion of the Debentures (1,647,847) and the SAFE Notes (910,418), and automatic exercise of the Investor Rights Warrants (17,679,895) on completion of the Offering (as each are defined herein).
(4)	Maximum Offering Amount.
(5)	Minimum Offering Amount.

DILUTION

As of the date of this Offering Circular, an aggregate of 5,552,200 shares of Common Shares are issued and outstanding.

If you invest in our Shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price per Share and the pro forma as adjusted net tangible book value per Share immediately after this Offering.

As of June 30, 2026, our pro forma net tangible book value was ($72,221,540), or ($13.01) per Common Share, based on 5,552,200 outstanding Common Shares.

If the Maximum Offering, at an offering price of $4.25 per Common Share is sold in this Offering, after deducting approximately $2,800,000 in selling commissions, $666,667 in investor fees, and $1,711,667 in other offering expenses, our pro forma as adjusted net tangible book value at the closing date would be approximately $27,933,111 or $0.79 per Common Share. This amount represents an immediate increase in pro forma net tangible book value of $13.80 per Common Share to our existing shareholders as of the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately $3.46 per Common Share to new investors purchasing Common Shares in this Offering at a price of $4.25 per Common Share. These amounts incorporate the automatic conversion of the Investor Right Warrants, convertible debentures and SAFE Notes.

Net tangible book value per Share represents our total tangible assets, which are total assets less our right of use assets, less our total liabilities, divided by the number of outstanding Shares.

Dilution represents the difference between the amount per Share paid by investors in this Offering and the pro forma net tangible book value per Share after the Offering. The following table illustrates the approximate dilution in pro forma net tangible book value per Share to new investors as of June 30, 2026, as adjusted to give effect to the sale of, respectively, 100%, 75%, 50% and 37.5% of our Shares in this Offering, after deducting underwriting commissions, investor fee and other offering expenses. The following table also incorporates the automatic conversion of the Investor Rights Warrants, convertible debentures and SAFE Notes.

Funding Level	100% of Raise	75% of Raise	50% of Raise	37.5%(1) of Raise
Proceeds to Company	$34,821,663	$25,904,998	$16,988,333	$12,580,001
Offering Price per share of Common Stock	$4.25	$4.25	$4.25	$4.25
Proforma net tangible book value per share of Common Stock before Offering	$(13.01)	$(13.01)	$(13.01)	$(13.01)
Increase per share of Common Stock attributable to investors in this Offering(2)	$13.80	$13.59	$13.34	$13.20
Pro forma net tangible book value per share of Common Stock after the Offering	$0.79	$0.58	$0.33	$0.19
Dilution to investors after the Offering	$3.46	$3.67	$3.92	$4.06

Notes:
(1)	Minimum Offering Amount.
(2)	Pro forma shares of Common Stock attributable to investors in this Offering, includes and gives effect to, as of June 30, 2026: (i) a total of 1,647,847 Shares automatically convertible from the Debentures upon completion of this Offering (assuming a conversion price of $2.55 based on an Offering Price of $4.25 per Share and including any Shares issued on account of accrued interest), (ii) 910,418 Shares automatically convertible from the SAFE Notes on completion of the Offering (assuming a conversion price of $3.1875 based on an Offering Price of $4.25 per Share), (iii) 8,929,240 Shares automatically issued from the Investor Rights Warrants upon completion of this Offering (assuming (a) an Offering Price of $4.25 and a $0.340 (C$0.425) exercise price pursuant to which holders of the Investor Rights Warrants will receive 0.92 shares per 1 Investor Rights Warrant held and (b) that no holder is subject to the IRA Blocker as defined herein) and (iv) 8,750,655 Shares automatically issued from the IRA Unit Warrants upon completion of this Offering (assuming (x) at least one of the IRA Warrant Triggers is satisfied, (y) an Offering Price of $4.25 and a $0.085 (C$0.106) exercise price pursuant to which holders of the IRA Unit Warrants will receive 0.98 shares per 1 IRA Unit Warrant held and (z) that no holder is subject to the IRA Blocker as defined herein).

BUSINESS

Our History

The Company was incorporated on January 26, 2021 in the Province of British Columbia, Canada as 1285896 B.C. Ltd. The Company’s name was changed to “Modern Mining Technology Corp.” on September 1, 2021. The Company is an early-stage company headquartered in Vancouver, Canada with a focus on E-Waste recycling and processing.

Our registered and head office is located at 1055 West Georgia Street, 1500 Royal Centre, Vancouver, British Columbia, V6E 4N7 Canada. Our business operations will be located in Greenville, North Carolina. Our website address is www.modernmining.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Pursuant to our notice of articles, we are authorized to issue an unlimited number of Shares. As of the date of this offering circular, we had 5,552,200 Shares issued and outstanding.

The Company has one wholly-owned U.S. subsidiary, Modern Mining Technology Corp., which was formed under the laws of the State of Delaware on August 8, 2017 under the name “Evotus Inc.” It subsequently changed its name to “Urban Mining International Inc.” and ultimately to, “Modern Mining Technology Corp.”

Recent Developments

The company has been operating its pilot and demonstration facility in Greenville, North Carolina since November 2023. During this time company has continued to perform trial campaigns to optimize the process, as well as generating products for sale. A summary of processing and products sales from the demonstration plant are highlighted in the table below:

SETTLEMENT DATE(1)	LOT WEIGHT (LB)(2)	GOLD-EQUIVALENT-OUNCES SOLD PER TONNE OF FEEDSTOCK PROCESSED (GEOs)(3)
12/21/2023	1,473	3.67
1/10/2024	1,059	3.70
2/27/2024	1,416	2.52
3/15/2024	865	2.85
4/1/2024	878	7.48
4/12/2024	1,158	4.81
4/23/2024	839	8.33
5/20/2024	1,599	8.53
6/19/2024	1,336	5.43
6/25/2024	950	4.56
7/19/2024	2,386	4.37
8/6/2024	874	5.06
8/23/2024	1,681	5.71
9/12/2024	1,289	13.61
11/13/2024	1,495	1.84
12/23/2024	959	5.92
1/21/2025	1,216	1.35
2/20/2025	841	10.04
2/26/2025	1,059	1.42
6/24/2025	782	7.80
7/8/2025	1,194	3.60
7/17/2025	894	1.58
7/30/2025	841	4.06
10/21/2025	3148	3.50
11/06/2025	827	2.14
12/3/2025	1090	3.81
12/3/2025	1014	3.61
12/17/2025	1512	1.26
1/27/2026	2403	1.49
2/11/2026	1376	3.77
3/3/2026	933	4.99
3/7/2026	1835	3.10
3/24/2026	2577	5.55
4/2/2026	2744	3.69
4/16/2026	2458	4.54
4/22/2026	1038	0.93
5/4/2026	2784	3.68
5/20/2026	2292	4.09
6/1/2026	2401	3.30
6/9/2026	844	0.97
6/17/2026	3620	3.35

Notes:
(1)

The Company completed 41 product-lot settlements at the Greenville Facility between December 21, 2023 and June 17, 2026, with each row representing a separate lot sold from demonstration plant operations. The “settlement date” is the date on which the applicable lot sale was settled with the customer, which may be later than the date on which the lot was produced or shipped.

(2)	“Lot weight” refers to the weight, in pounds, of the individual product lot sold in that settlement.
(3)

“Gold-Equivalent Ounces Sold per Tonne of Feedstock Processed” is a normalized performance metric that indicates the number of gold-equivalent ounces represented by the sold lot for each tonne of feedstock processed in the applicable campaign. Accordingly, this column should not be read as the total number of ounces sold in the lot. Rather, it expresses the relative GEO yield on a per-tonne-of-feedstock basis, which allows comparison across lots and campaigns of different sizes. Higher values indicate higher normalized GEO output per tonne processed, while lower values indicate lower normalized GEO output per tonne processed. The variation in both lot weight and this normalized GEO metric from one settlement to the next reflects the pilot and demonstration nature of operations at the Greenville Facility, including differences in campaign size, feedstock characteristics, and process performance.

On June 18, 2025, the Company entered into an investment agreement (the “OR Investment Agreement”) with OR Royalties Inc. (“OR”) pursuant to which OR agreed to subscribe for 47,058 Common Shares at a price of $4.25 per share for gross proceeds of $200,000. The OR Investment Agreement provides that the Company will use the proceeds to commission a third-party technical study on the Company’s first commercial scale E-Waste recovery facility to be located in Greenville, North Carolina. Subject to favorable outcomes from the study, the Company and OR have agreed to negotiate a royalty agreement pursuant to which the Company will grant OR a perpetual royalty on all metals produced at the facility in exchange for a portion of the funding required for construction of the facility.

The Company has engaged a third-party to help prepare the above study to support OR’s evaluation activities. The proposed initial facility would consist of an integrated Pre-Concentration Plant and Aqueous Purification Plant. The PCP would use size reduction and physical separation processes to upgrade printed circuit board feedstock into a metal-rich metallic sands concentrate, which would then be processed through the APP using hydrometallurgical operations, including anode casting, copper electrorefining and selective leaching, precipitation and adsorption, to produce copper cathode, gold, silver and palladium products. The commercial design basis is approximately one tonne per hour, or 8,000 tonnes of feedstock annually.

The study is in progress and currently under review by both the Company and OR. Once complete, the study is intended to be used for OR’s exclusive internal royalty evaluation use only.

While no royalty agreement has been entered into as of the date hereof, subject to favorable outcomes from the study, the Company and OR have agreed to negotiate a royalty agreement pursuant to which the Company will grant OR a perpetual royalty on all metals produced at the facility in exchange for a portion of the funding required for construction of the facility.

Between August 24, 2023 and the date of this Offering Circular, certain shareholders made short-term working capital loans (the “Bridge Loans”) to the Company on approximately a monthly basis, evidenced by promissory notes. The aggregate principal amount of the Bridge Loans as of the date of this Offering Circular is C$1,918,250 and US$275,500. The Bridge Loans bear interest at a rate of eight percent (8%) per annum, compounded annually, and are due on demand.

The Company amended the 2022 Debentures, whereby the Company extended the maturity date from April 7, 2025 to April 7, 2027, with the interest rate on the 2022 Debentures increased from 5% per annum to 7% per annum.

On December 17, 2025, the Company issued SAFE notes in the principal amount of $85,000.

On January 21, 2026, the Company issued SAFE notes in the principal amount of $1,681,956.

On February 23, 2026, the Company issued SAFE notes in the principal amount of $910,000.

On February 26, 2026, the Company issued SAFE notes in the principal amount of $225,000.

On April 29, 2026, the Company issued 470,000 Shares at a deemed price of $4.25 per share to an entity pursuant to a consulting agreement.

On June 12, 2026, Michael Hepworth resigned as a director of the Company effective June 12, 2026.

On June 24, 2026, David Whitney resigned as the Company’s Chief Financial Officer and on June 25, 2026, Austin Thornberry was appointed as Chief Financial Officer.

Our Company

The Company is a “landfill-to-commodity” focused business venture, offering a cleaner, safer, and lower-cost alternative compared to traditional mining operations. Our core business is aimed at processing and extracting strategic commodities from the vast, growing, and largely ignored global resource of E-Waste, and transforming these end-of-life landfill-bound materials into high-value resources. Value is captured by using our aqueous based processes to recover, process and refine commodity metals such as gold, palladium, silver, copper and potentially 30 other metals.

Our Market

Our market consists of two parts: E-Waste feed supply and produced commodity sales.

E-Waste Feed Supply

The report, entitled Global E-Waste Monitor 2024 (the “Report”), provides that the world generated a staggering, and a record high, 62 million tonnes (Mt) of E-waste in 2022, representing billions of dollars worth of strategically-valuable resources dumped, squandered, and wasted13. This is up 82% from 2010. This 62 million tonnes of E-waste would fill 1.55 million semi trucks, roughly enough pickup trucks to form a bumper-to-bumper line encircling the Earth’s equator. The Report also predicts global E-Waste will rise another 30% and reach 82 million tonnes annually by 2030 driven by increased technology use, shorter device life spans, and fewer repair options. The U.S. is the second largest generator of E-Waste in the world. The Report further indicates that in 2022 alone, approximately $62 billion worth of gold, silver, copper, platinum and other high-value, recoverable materials were wasted through landfill dumping or incineration burning, rather than being collected for treatment and reuse. It is Modern Mining’s business objective to address this situation and recover lost commodity materials from this E-Waste.

Commodity Sales

The Journal of Management Science and Engineering14 (the “Journal”) also produced findings that the cost to recycle E-Waste is significantly less than the cost of traditional mining. Lower production costs is a strategic advantage compared to traditional commodity producers. In addition to an increasing world demand for commodities, a number of large companies have announced their planned roadmaps to a more socially responsible supply chain. For example, in 2025, Apple announced that 24% of the materials it shipped in Apple products came from recycled or renewable sources15, and it intends to use 100% renewable or recyclable materials in its products in the future, while Dell reemphasized its commitment to over 50% of product content being made from recycled, renewable or low emission materials by 203016. Also in 2025, Google announced that it used 20% recycled content in 2024 products with a goal to increase recycled materials usage17. These are three examples of a growing trend of companies being more aware of their supply chains.

Our Business, Our Products and Services

Our wholly-owned U.S. subsidiary, Urban Mining International Inc., largely focusing on research and development in the E-Waste sector, conducted internal and external bench scale and pilot plant testing from its former facilities in Raleigh, North Carolina to demonstrate proof of concept. The external tests were done to ensure that we would be able to liberate metals and separate them from the plastic. Metallic Sand Concentrate (“MSC”) was successfully created by this process. The internal tests were done to ensure that high-grade/upgraded E-waste feedstock was able to undergo purification, which it was, and we were able to produce a doré bar. The test work was aimed at generating technical inputs needed to for our proposed plan to design a commercial scale E-Waste processing facility using our proposed proprietary two-step Pre-Concentration Plant (“PCP”) and Aqueous Purification Plant (“APP”) process.

To achieve our objectives, we have developed a two-step propriety process while our envisioned value-chain can be broken down into 3 main stages:

1)	We secure quality E-Waste feedstock from primary recyclers.

2)	We separate the plastics from the metals using our proprietary pre-concentration methods. The plastics can then be sold to downstream third-party recyclers and suppliers.

3)	The concentrated metals streams are treated though our proprietary aqueous purification process, and the metal products can then be sold into industrial supply chains.

[13]	Supra note 1.
[14]	Supra note 2.
[15]	Supra note 3.
[16]	Supra note 4.
[17]	Supra note 5.

The following depicts the Company’s three main processing steps:

The first step in our process is securing quality E-Waste feedstock from established primary recyclers through stringent but practical contracts to ensure source consistent quality and quantities. These recyclers collect and break down bulk products and combine the E-Waste into separate product streams for downstream processing. Our initial focus is Printed-Circuit-Boards (PCBs)

By its nature, the feedstock will be variable, due to the large variety of PCBs that exist. To give a basis for the plant design, we calculated a “typical” feedstock composition. This was done by assigning the feedstock into one of five categories (low grade, low to mid-grade, mid-grade, mobile phone PCBs, and ram PCBs). Metal concentration values were collected from public literature for each of these categories. The lowest non-zero published concentration for each metal and for each category was used in the typical feed stock calculations. With these metal concentration numbers, we calculated a weighted average, based on our existing non-binding supplier LOIs, and calculated a global “typical” feedstock composition. The “typical” metal concentrations was used in the typical feedstock calculations. The “typical” metal concentrations are: Cu 150.7 kg/t; Sn:14.1 kg/t; Au: 136.11 g/t; Ag: 619.65 g/t and Pd: 60.17 g/t. The calculated typical gold grade of 136 g/t is 100 times higher than the average gold mine grade.

Pre-Concentration Plant

The second step in our process is the PCP. The primary purpose of the PCP is to isolate and separate the high-value metals from the plastics, epoxy resins, and fiberglass contained in the feedstock. Building on our bench and pilot plant process designs, target commodities in the incoming feedstock will be liberated using various mechanical methods and then recovered into MSC. This will be done using various combinations of advanced beneficiation techniques, such as sensor-based sorting, gravimetric discretization, electromagnetic scanning and physical separation. By locating PCPs close to suppliers of E-Waste, we aim to reduce transportation costs of both our incoming feedstock and the MSC for downstream processing at our centralized APP.

The PCP design was tested at both the low grade and ram PCB (high grade) ends of the supply spectrum and was found to produce comparable recovery results, independent of the feedstock type.

Aqueous Purification Plant

The third step in our process is the APP itself. The primary purpose of the APP is to isolate the high-value metals within the MSC, separate them from each other, and then convert the individual metals into enriched and refined products for sale. Target commodities from the incoming MSC (such as gold, silver, copper, palladium) will be liberated and separated using liquid-based methods, and then purified into further enriched and/or refined products using specialized combinations of advanced hydrometallurgical techniques, such as precipitation reactions, ionic dissolution, lixiviant saturation and selective concentration. APPs will be strategically located in centralized hubs to take advantage of logistical and infrastructure related synergies. Commercial APPs will be expected to process MSCs from multiple PCPs, thus, they will be designed to allow the facility to operate across a wide range of metal recovery and product grade conditions.

Test work, coupled with published literature18, indicate that an overall plant performance objective of greater than 90% recovery of economic metals is achievable for our combined processes. For illustrative purposes, based on the envisioned “typical” feedstock metal concentrations, coupled with our recovery performance objectives, it is anticipated that on average every 1,000lbs of processed feedstock will yield approximately 135 pounds of copper, 13 pounds of tin, 1.8 ounces of gold, 8.2 ounces of silver, and 0.8 ounces of palladium. Each tonne processed is envisioned to yield a potential of 4 – 8 Gold-Equivalent-Ounces (GEOs) of metal product. This anticipated feedstock estimation is based on third-party published literature19 and internal test work. GEOs refers to a quantity of a Metal having an economic value expressed in ounces of Gold.

We plan to sell final products produced by the APPs on the metal commodities markets into both domestic and international supply chains.

The Company aims to target an All-In Sustainable Cost (AISC) of $1,650 per Gold Equivalent Ounce (GEO) produced from start-up through commercialization, and will seek to reduce AISC and grow margins post commercialization through the implementation of prescriptive growth, optimization, and R&D plans.

We engaged a third-party process modelling and industrial optimization firm to assist in layout optimization, 3D modelling, and dynamic simulation studies on our first commercial scale PCP and APP. These proposed plants will be co-located in our future commercial facility in North Carolina. Our current Greenville facility presently serves only as a pilot and demonstration plant that we intend to use to continue to optimize our recovery processes that we ultimately plan to move to commercial scale production at a future location. In the long-term, we intend to secure a larger facility in the Raleigh or Greenville area of North Carolina to serve as our commercial-scale production facility although such future facility has yet to be identified as our current pilot plant facility still has significant capacity that we foresee being adequate in the short-term. The commercial PCP will be designed to treat approximately 8,000 tonnes of E-Waste per year and the commercial APP will be designed to be able to process concentrate from up to four future PCPs.

After commercial start-up of our initial PCP and APP plants (expected to take approximately 18 months inclusive of a 6 month build-out, a 6-month commissioning program, and a 6 month ramp-up period), we believe that we can be a commercial producer of commodity materials, supplying both domestic and international supply chains with strategic metals. The processes we have developed for recycling E-Waste are environmentally beneficial compared to material going to landfill. Furthermore, we believe that the design of our proprietary processes (PCP and APP) will allow for the ability to scale and grow our business, and take advantage of a worldwide resource, E-Waste

To this end, the Company intends to seek external accreditation to become certified in meeting current “Reuse and Recycling Standards”( R2 or equivalent). The R2 Standard, now in its third version, was developed by a group of recycling stakeholders and industry experts. The R2v3 standard sets forth a list of voluntary principles and guidelines designed to promote and assess responsible practices for electronics recyclers. The R2v3 standard requires implementing a management system which is accountable for practices affecting worker health and safety, data security, the environment, and the downstream management of end-of-life electronic material and equipment, both domestically and internationally. The R2 Standard prioritizes reuse over recovery or disposal processes in a global effort to minimize electronic waste streams and promotes standardized testing and grading protocols for consistency across the industry.

[18]	Holuszko, M. E., Kumar, A., and Espinosa, D. C. R., eds. (2022). Electronic Waste: Recycling and Reprocessing for a Sustainable Future. Wiley-VCH. Phogat, P., Kumar, S., and Wan, M. (2025). “A scientometrics study of advancing sustainable metal recovery from e-waste: processes, challenges, and future directions.” RSC Sustainability, 3, 2434–2454. DOI: 10.1039/D5SU00049A.
[19]	Anić-Vučinić, A., Bedeković, G., Šarc, R., & Premur, V. (2020). Determining metal content in waste printed circuit boards and their electronic components. Journal of Sustainable Development of Energy, Water and Environment Systems, 8(3), 590–602. https://doi.org/10.13044/j.sdewes.d7.0312. Behnamfard, A., Salarirad, M. M., & Veglio, F. (2013). Process development for recovery of copper and precious metals from waste printed circuit boards with emphasize on palladium and gold leaching and precipitation. Waste Management, 33(11), 2354–2363. https://doi.org/10.1016/j.wasman.2013.07.017. Charles, R. G., Douglas, P., Hallin, I. L., Matthews, I., & Liversage, G. (2017). An investigation of trends in precious metal and copper content of RAM modules in WEEE: Implications for long term recycling potential. Waste Management, 60, 505–520. https://doi.org/10.1016/j.wasman.2016.11.018. Hino, T., Agawa, R., Moriya, Y., Nishida, M., Tsugita, Y., & Araki, T. (2009). Techniques to separate metal from waste printed circuit boards from discarded personal computers. Journal of Material Cycles and Waste Management, 11, 42–54. https://doi.org/10.1007/s10163-008-0218-0. Hino, T., Sono, Y., & Agawa, R. (2018). Ferritization of waste printed circuit boards for magnetic separation of common metals. Transactions of the Materials Research Society of Japan, 43(3), 191– 196. https://doi.org/10.14723/tmrsj.43.191. Tickner, J., Rajarao, R., Lovric, B., Ganly, B., & Sahajwalla, V. (2016). Measurement of gold and other metals in electronic and automotive waste using gamma activation analysis. Journal of Sustainable Metallurgy, 2, 296–303. https://doi.org/10.1007/s40831-016- 0051-y.

Our Competitive Strengths

●	Combining Four Core Market Trends

Modern Mining anticipates benefiting from the overlap of four core market trends: (a) the growing global demand for commodity metals (examples — global push for electrification, growth in China, Ukraine rebuilding); (b) the importance of strengthening and developing transparent and socially responsible domestic supply chains, and onshoring the supply of critical materials; (c) the importance of developing sustainable and environmentally friendly driven solutions to support a ‘circular’ economy given the projected growth in global E-waste generation; and (d) the increasing importance of hedging against inflationary pressures.

●	Benefit from Proprietary Technology

We have developed proprietary technologies that we believe set us apart from other E-Waste processors and from other commodity producers. We believe that our two-step approach of regional pre-concentration and centralized purification, combined with our modular and scalable design, will reduce capital and operating costs and will allow for a rapid expansion into other future potential major E-Waste generating locations.

●	Designed to Comply with Government Mandates

Due to our anticipated high recovery rates and sustainable, environmentally friendly processes, and low/non-toxic controlled effluent, we believe we are well-positioned to comply with environmental guidelines around the world20.

We believe our E-Waste recycling processes are environmentally friendly and should not generate any significant gaseous, liquid, or solids emissions only noise, air borne dust, and sewer discharges at this time. Our current pilot and demonstration pre-concentration processes are purely water based with no chemical addition, and our purification methods utilize controlled aqueous based reagent blends in connection with our refined metal production. To that end, we will have noise control and dust control systems in place and we will aim to use a closed-loop water recirculation system to manage effluent discharge in our commercial scale facility. We envision that we will be well positioned to meet any environmental guidelines around the world when and if we expand our operations from our current facility in Greenville, North Carolina.

Global environmental guidelines that may be applicable to our operations include (a) the Basel Convention, which monitors the transboundary movements of hazardous and other wastes; (b) the UN Sustainable Development Goals encompassing E-Waste, such as SDG 6, which covers clean waste and sanitation, and SDG 12, which covers sustainable consumption and production patterns; (c) E-Waste legislation implemented around the world, such as Extended Producer Responsibility (EPR) programs to shift the burden of e-waste management from local municipalities to producers (d) U.S. Inflation Reduction Act; and (e) U.S. Senate hearings banning the export of E-waste21.

●	Superior to Current Standard E-Waste Recycling Processes

We believe that our business plan sets us apart from others in the industry, in particular given our ability to be one of the low/non-carbon generating processors in the space with our proprietary aqueous based pre-concentration and purification technologies, versus the incineration-based methods of others in the industry. E-waste contains numerous toxic additives and hazardous substances that pose significant risk to human health and our environment if not disposed of and treated properly (examples — mercury, lead, heavy metals, brominated flame retardants, chlorofluorocarbons, hydrochlorofluorocarbons, dioxins). In China and other parts of the world, recycling of E-Waste can be a major hazard. Other locations include India and Ghana, Liberia, and Nigeria. Informal and primitive E-Waste recycling occurs regularly, where workers and others are exposed to dangerous chemicals with potentially long-term adverse health effects22. Modern Mining plans to cleanly and safely process these substances, Incineration methods are extremely energy intensive methods23. The plastics are burned off resulting in major carbon dioxide and other hazardous emissions. Attempts to separate metals using pyrometallurgical methods result in significant metal losses as not all metals can be economically recovered. Modern Mining’s process, being aqueous-based, is largely carbon neutral, safer for both workers and for the environment, and allows for the recovery of a broader range of metals as separation and recovery is driven by physical methods and simple reagent addition, not complex pyrometallurgy.

[20]	Supra note 6.
[21]	Supra note 7.
[22]	Supra note 8.
[23]	Supra note 9.

●	Decreased Risk Profile

Traditional exploration and mining projects are inherently layered with significant risk as a consequence of having to deal with the earth’s crust and all of its natural variability. Major risks include: (a) exploration risk (the success rate of making a new discovery is low); (b) geological risk (the made grades of newly discovered deposits are generally decreasing); (c) engineering risk (the nature of newly discovered deposits is complex) and (d) geopolitical risk (various commodity resources are hosted in politically unstable and hostile jurisdictions).

In contrast, E-Waste is a man-made engineered product. It contains a very prescriptive blend and known quantity of strategic metals. As a result, the processing of E-Waste carries negligible exploration, geological, and geopolitical risk. Furthermore, as industry standard payment terms for our feedstock E-Waste are linked to the proportions of metals recovered, the impact and risk of fluctuating commodity prices are reduced as well. We believe feedstock E-Waste can also deliver 100 times better24 grades than traditional mined ores and the processing of E-Waste can carry less than 1/70th the capital expenditures25 of a traditional gold mine. Modern Mining aims to provide our stakeholders with the potential upside value associated with commodities investments, all the while minimizing downside risk exposure common to conventional mining projects.

●	Availability of Supply

The amount of E-Waste produced by the world in 2016 was approximately 50 million tonnes26. With 5% of that E-Waste being printed circuit boards (“PCBs’), that amounts to 2.5 million tonnes of potential feedstock, of which only 17.4% was being recycled. At our current plant target design capacity of approximately 8,000 tonnes per PCP, capturing “wasted” E-Waste would require over 250 concentrator plants. It is envisioned that 1 tonne of PCBs is equivalent in volume to three gaylord pallet boxes.

We currently have non-binding letters of intent to secure two times the quantity of feedstock needed to operate our initial PCP at 100% capacity, however, there are no guaranteed obligations for such suppliers to provide any amount of such feedstock to us.

●	Positioned to Benefit from Raising Commodity Prices

We further believe we are positioned to benefit from any rise in commodity metal prices for our recovered metals: Gold, Silver, Copper, Platinum and Palladium.

[24]	Supra note 10.
[25]	Supra note 11.
[26]	Supra note 12.

●	Continuous Process Research and Development Plans

We plan to have a continuing research and development program. This program will have two main goals. The first goal will be to optimize our proprietary processes to increase recoveries and reduce costs. The second goal will be to expand our core technology to be able to recover additional metals and to be able to process additional types of E-Waste feedstock.

Our Growth Strategy

The Company intends to expand its footprint to other locations around the U.S. and internationally (target of 1 PCP per year over 4 years) so that multiple concentrator plants are strategically located geographically near major third-party, primary recycling facilities, significantly reducing raw material transportation costs. The first additional PCPs will feed into the initial APP in North Carolina. Expansion of our aqueous purification capacity will be undertaken as material supply and economics dictate.

Corporate Structure

The current corporate structure of the Company is as follows:

Our Property

In September 2022, the Company secured a facility lease containing approximately 10,000 square feet of effective working space in nearby Greenville, North Carolina to serve as its pilot plant facility.

It is anticipated that this facility will allow the Company to operate at approximately 5% of the processing capacity envisioned for its future planned commercial-scale plant. The Company intends to use this facility to house both its pilot PCP and APP equipment. The Company intends to operate the pilot and demonstration plant as needed for the following business purposes:

●	To demonstrate the operability and scalability of its full end-to-end process;

●	To generate additional operating data for detailed engineering and scale-up studies for its commercial plant;

●	To conduct process expansion studies;

●	To optimize the performance objectives of its technology; and

●	To serve as an operations training platform to help streamline the commissioning and start-up activities of its commercial plant.

The Company elected to make North Carolina its U.S. processing home as a logical extension of its past local research efforts, favorable incentives, proximity to major logistics networks, and direct access to some of the world’s largest supplies of E-Waste through proximity to the densely populated eastern U.S. seaboard.

The Company retained a third-party full service process modelling and industrial optimization firm to provide the Company with various studies with a view to enabling the Company to maximize its manufacturing capabilities in the long term. In particular, such company provided the following studies to Modern Mining:

1.	Plan for Every Part (PFEP): build a complete and thorough PFEP study which will include the use of all raw materials, work-in-progress and finished goods;

2.	Process Flow: perform a process flow studies that will be used as inputs for various simulations. Such studies are intended to identify options to increase the design capacity of our planned commercial facilities;

3.	Material Flow: perform a material flow studies to identify the movement and efficiencies of material movement through the facilities;

4.	Layout: design new layouts as the future state simulations are built, and each layout to include the material flows to be used at each stage of production; and

5.	Future State Dynamic Simulations: build a number of future state dynamic simulators. Each simulator will include the new layout, new material flow and the new process flow for each option of the input process.

The above studies were completed in February 2023.

Our Employees

We currently have three full-time employees. Our main operational employees located in Greenville, North Carolina include: Darrell Campanella, General Manager; Chris Oppel, Production Manager; and David Gordon, Procurement Manager.

Kuljit (Jeet) Basi, the President and Chief Executive Officer of the Company, Austin Thornberry, the Chief Financial Officer of the Company and Viktoriya Griffin, Controller, are located in Vancouver, British Columbia.

Intellectual Property

The individual unit operations of the Company’s two-step process are common within their various typical industries. The Company has used the equipment in a potentially non-traditional way and has developed an overall process sequence that it believes is unique. To the Company’s knowledge, there are no other pure aqueous based E-Waste processors operating at a commercial scale.

At this time and except as set out below, the Company has not filed any applications in connection with its intellectual property (including in respect to its proprietary two-step process further described under the section entitled “Our Business, Our Products and Services”) and there is no present intention to do so. The Company currently protects its process by trade secret.

The Company’s wholly-owned Delaware subsidiary has one registered trademark for GOLD CONCIERGE in the USA.

REGULATION OF OUR INDUSTRY

Regulatory Framework in the United States

The Company’s only facility in operation is its pilot and demonstration plant in Greenville, North Carolina. As such, the Company is subject to regulation in the State of North Carolina and federally in the United States in respect to its operations including, but not limited to, complying with local and State ambient air quality standards in respect to emissions from any stack, vent, or outlet, of sulfur oxides, suspended particulates, carbon monoxide, nitrogen oxide, etc. Additionally, the company must comply with the NAAQS. Of the six principal pollutants that NAAQS sets levels for, the Company’s process only produces particulate matter.

The Company is also mandated to meet water quality standards as required by the Environmental Protection Agency (the “EPA”) under applicable legislation including, but not limited to, the Clean Water Act. The Company is required by the local authority to comply with noise regulations, mandating a maximum sound level below 100dB, outside the building while in operation. Internally completed noise level measurements show that the operating plant pilot produced approximately 70dB outside of the building. The Company believes it has been fully compliant with these standards in the past and intends to be fully compliant in its future operations.

The Company’s E-Waste recycling processes are environmentally friendly and do not generate any significant gaseous, liquid, or solids emissions only noise, air borne dust, and sewer discharges at this time. Its pre-concentration processes are purely water based with no chemical addition, and its purification methods utilize controlled aqueous based reagent blends in connection with its refined metal production. To that end, the Company has noise control and dust control systems in place and currently uses a closed-loop water recirculation system to manage effluent discharge.

The Company requires a business license to operate which is issued by the local state authority. The Company, so far, has had no local or state regulatory matters to address in connection with its operations and the Company intends to continue to operate its main processing facility in North Carolina in accordance with all applicable local and state laws. In addition, when and if the Company’s operations expand beyond North Carolina, the Company will continue to ensure it operates it facilities in accordance with all applicable laws.

In addition, the government may in future impose additional environmental laws or specific regulations applicable to the Company’s business. The Company cannot predict the impact of any new environmental laws or regulations or of changes in current environmental laws or regulations on its operations. However, any such unanticipated changes may materially affect the Company’s business and operations. See “Risk Related to Our Regulatory Framework.”

Conflict Minerals Rule

The Company will be subject to the Conflict Minerals Rule, adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires that publicly traded companies that manufacture or contract to manufacture products containing tantalum, tin, tungsten or gold (“3TG”) that is necessary to the functionality or production of such products take certain steps to determine the origin of such necessary 3TG, and to report their findings annually to the SEC.

In compliance with the Conflict Minerals Rule, the Company has adopted a Conflict Minerals Policy that outlines a process to conduct a reasonable country of origin inquiry based on a review of its business operations to determine whether any of the 3TG contained in its products came from recycled or scrap sources or if it did not, whether the 3TG originated in the Democratic Republic of the Congo (DRC) region and adjoining countries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section of this Offering Circular entitled “Business”, and our consolidated financial statements and related notes thereto, included elsewhere in this Offering Circular. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Offering Circular, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

This Management Discussion and Analysis supplements, but does not form part of, the Consolidated Financial Statements for the years ended December 31, 2025 and 2024, and for the three and six months ended June 30, 2026 and 2025. Consequently, the following discussion and analysis of the financial condition and results of operations for the Company should be read in conjunction with the Consolidated Financial Statements for the years ended December 31, 2025 and 2024, and for the three and six months ended June 30, 2026 and 2025, and the related notes therein, which have been prepared in accordance with International Financial Reporting Standards, consistently applied.

Corporate Overview

The Company was incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) on January 26, 2021.

On August 19, 2021, the Company and Urban Mining International, Inc. (“UMI”) entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of all the issued and outstanding common shares of UMI (the “RTO Transaction”). Pursuant to the Merger Agreement, UMI and Urban Mining Merger Sub, Inc. (a subsidiary of UMI, created for the Transaction) amalgamated and continued under the name of UMI. As a result of the Merger, UMI became a wholly owned subsidiary of MMTC on September 1, 2021. These Consolidated Financial Statements are presented as a continuance of UMI and MMTC as at the Acquisition. Subsequently, UMI changed its name to Modern Mining Technology Corp. as of December 8, 2021.

UMI was incorporated in the State of Delaware, USA on August 8, 2017 for the purpose of refining precious metals from electronic waste. UMI’s principal operating facility is located in Greenville, NC.

Modern Mining is a “landfill-to-commodity” business aiding the transition away from traditional mining to a cleaner, safer and profitable process to mine valuable metals from a vast, growing and largely ignored global resource, electronic waste or E-Waste (or sometimes also referred in the waste industry as “EEE” for Electrical and Electronic Equipment or “WEEE” for Waste Electrical and Electronic Equipment). E-Waste includes all items of electrical and electronic equipment that have been discarded as waste (including a wide range of products; almost any household or business item with circuitry or electrical components). Once concentrated, the resulting material serves as feedstock for the Company’s purification process.

Our U.S. wholly-owned operating subsidiary (formerly, “Urban Mining International Inc.”, and subsequent to the completion of the Merger, “Modern Mining Technology Corp.”) was originally incorporated in August, 2017. Since 2017, management has been focused on research and development activities relating to the feasibility of its business of the treatment of electronic waste and the processes associated therewith. To that end, the Company purchased and installed certain equipment that allowed for the testing of the Company’s E-Waste recovery processes. Such research and development activities resulted in the sale of recovered gold in 2020 in the amount of $23,586.

The Company formerly operated out of a 14,400 square foot facility located at 5905 Triangle Dr., Raleigh, North Carolina, 27617 pursuant to a lease dated July 29, 2020 (the “Former Facility Lease”). On October 22, 2021, the Company, with the consent of the landlord thereunder, surrendered the Former Facility Lease due to the fact that the Company determined it needed a larger facility to accommodate its anticipated growth and scale-up plans. On September 22, 2022, the Company entered into a lease agreement with Grand Ventures, LLC, a North Carolina limited liability company, for the lease of the Company’s North Carolina facility for E-Waste feedstock processing. The lease term is for three years, with a right to extend it for three additional one year terms. Annual rent during the first three lease years is $120,000, payable in monthly installments of $10,000. This is subject to adjustment upon extension of the lease term.

Significant events and transactions during the Year ended December 31, 2025

During the year ended December 31, 2025, the Company received a total of CAD $688,250 ($502,152) in new CAD denominated short-term loans (December 31, 2024 – CAD $886,000 ($615,748)). Also, the Company received a total of $275,500 in new USD denominated short-term loans.

On June 18, 2025, the Company entered into an Investment Agreement with OR Royalties Inc. (“OR”) to support development of the Company’s initial electronic-waste recovery project in Greenville, North Carolina (the “Initial Project”). Under the agreement, OR purchased for 47,058 common shares of the Company for gross proceeds of $200,000 (the “Initial Investment”). In addition to the cash consideration, the Company is also required to undertake a third-party study report of the Company’s technology (“Study”), the scope, and the estimated budget and timeline of the Company’s recycling facility project. In addition to the delivery of the report, the Company also agreed to grant potential future royalty rights to the investor. In the case where the Company decided to not pursue the future royalty arrangement but OR wishes to proceed, the Company is required to pay a break up fee in the amount of $100,000. In the case where OR does not wish to proceed with the future royalty arrangement but the Company wishes to proceed, the investor is required to render the 47,058 common shares issued to the Company.

The Company’s operating facility lease expired on September 22, 2025 and the Company used its first right and renewed the lease for an additional one-year term.

The Company amended the Debentures that were issued during the year ended 2022, whereby the Company extended the maturity date from April 7, 2025 to April 7, 2027, with the interest rate on the Debentures increased from 5% per annum to 7% per annum.

Significant events and transactions subsequent to the Year ended December 31, 2025

The Company approved the issuance of one or more Simple Agreements for Future Equity (“SAFE Agreements”) with certain investors for aggregate proceeds of up to $3,000,000. Under the SAFE Agreements, the holders are entitled to receive common shares upon the occurrence of a qualifying equity financing or other liquidity events, including the Company’s Regulation A initial public offering. Upon such event, the SAFE converts into common shares, with the number of shares issued equal to the investment amount divided by a discounted conversion price, calculated as the public offering price per share multiplied by a contractual discount rate of 75%. Until conversion, the SAFE Agreements do not represent issued equity instruments and do not provide voting or ownership rights. In addition to $85,000 issued SAFE Agreements as of December 31, 2025, subsequently, the Company had issued additional $2,816,956, bringing total SAFE proceeds raised to $2,901,956.

On March 1, 2026, the Company entered into a consulting agreement with Madrina Communications Corp. (“Madrina”) to provide investor relations and advisory services in connection with a planned listing of the Company’s common stock on a U.S. or foreign national securities exchange. The agreement continues until the completion of the listing, unless terminated earlier by either party upon 30 days’ written notice. Upon successful completion of the listing, the Company will pay Madrina a base fee $165,000 for each 30-day period falling within the term (prorated for partial periods), plus $150 per hour for required after-hours services, payable within 30 days of the listing completion. Madrina may also be eligible for a discretionary, merit-based bonus. All fees are expressly contingent upon the completion of the listing; if the Company abandons the listing prior to completion, no fees will be owed other than pre-approved, out-of-pocket expenses.

On March 19, 2026, the Company entered into a Selling Agency Agreement with Digital Offering, LLC (“Digital Offering”), pursuant to which Digital Offering agreed to act as the Company’s selling agent, on a best efforts basis only, in connection with a Regulation A offering of the Company’s common shares. Under the agreement, Digital Offering is not obligated to underwrite or purchase any securities for its own account and may engage other FINRA-member broker-dealers to assist in the offering. The Company agreed to pay Digital Offering a cash commission equal to 7.0% of the gross proceeds received from the sale of the common shares and to issue warrants to purchase a number of common shares equal to 2.5% of the total number of shares sold in the offering, exercisable at 125% of the public offering price commencing on the date of issuance and expiring on the fifth anniversary of the commencement of sales in the offering.

On April 2, 2026, the Company entered into a twelve-month consulting agreement with Skeleton Crew Labs LLC (“SCL”) for advisory services related to the Company’s Form 1-A offering. Pursuant to the agreement, the Company issued 470,000 shares of common stock to SCL as a non-refundable retainer. The shares are subject to a six-month contractual hold period following the listing of the Company’s common shares on a national securities exchange in the United States.

On May 11, 2026, the Company entered into a Pooling Agreements under which, upon the IPO, “pooled securities,” defined to include all Common Shares, all Investor Rights Warrants, all Convertible Debentures, as applicable, and all securities underlying the Investor Rights Warrants and Convertible Debentures held by the participating securityholders are subject to contractual resale restrictions for 180 days. Under the agreements, 45% of the shares remain restricted during the lock-up period, 25% may be released early if specified share price and trading volume thresholds are achieved, and the remaining 30% may be progressively released in 5% tranches after 30, 60, 90, 120 and 150 days following the IPO, provided additional trading price and volume conditions are satisfied.

Operating Segments

The Company operates in one operating segment, namely the refinement of precious metals from E-Waste.

For the years ended December 31, 2025 and 2024, the Company had no revenues due to the Company focusing on revamping its business operations, facility, and financing opportunities.

The Company has and expects to continue to report negative earnings until the Company’s E-Waste processing program ramps up to full-scale production. The Company will continue to utilize proceeds from financing and equity issuances to fund its business operations and general and administrative operating costs.

Plan of Operations

The continuation of our current plan of operations requires us to raise significant additional capital. If we are successful in raising capital through the sale of Shares pursuant to this Offering, we believe that the Company will have sufficient cash resources to fund its plan of operations for the next 12 months. If we are unable to do so, we may have to curtail and possibly cease some operations. The Company intends to receive proceeds from the Offering to carry out the following near term and longer-term goals. The approximate timing and costs associated with these target milestones are also summarized below. These target dates and cost estimates may change subject to multiple factors including, but not limited to, the following: (i) the timing of the Offering and quantity of capital raised; (ii) key equipment availability, cost, and delivery timing; (iii) supply chain fluctuations; (iv) availability and access to labor markets (skilled and unskilled); (v) permitting processes; and (vi) availability and costs of E-Waste feedstock supply. See also “Risk Factors.”

Target Milestone		Target Start Date	Target Completion Date	Cost Estimate
1	Complete the build-out of our commercial scale PCP and APP facilities to be used in our future commercial plant in North Carolina (inclusive of all estimated direct and indirect capital expenditures)	IPO	IPO +6 months	$10.5M
2	Secure high-quality E-Waste feedstock through written supply arrangements to support process development, commissioning, and start-up activities	IPO	IPO +6 months	$0.75M
3	Grow and train our front-line PCP and APP operating teams	IPO	IPO +6 months	$2.25M
4	Complete the commissioning of our facilities, and demonstrate ramp-up to full-scale PCP processing capacity of approximately 20-25 tonnes of E-Waste per day, including re-engineering and debottlenecking as needed	IPO +6 months	IPO +12 months	$1.75M
5	Initiate and seek R2 Standard (as defined herein) certification	IPO +6 months	IPO +18 months	$0.5M
6	Add supplementary E-Waste supply contracts to ensure our PCP facility can be operated at design capacity of approximately 8,000 tonnes per year;	IPO +6 months	IPO +18 months	$0.75M
7	Achieve steady-state commercial production and revenue status	IPO +12 months	IPO +18 months	$0.75M
8	Initiate our R&D program to expand our competitive and environmental advantages	IPO +18 months	—	—
9	Develop facilities expansion and business growth roadmap (additional PCP and APP facilities, domestically/internationally)	IPO +18 months	—	—

We will continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

Years Ended December 31, 2025 and 2024

Results of Operations

The Company remains in the development and pre-commercialization stage and has not yet commenced revenue-generating commercial operations. Any amounts received during the years ended December 31, 2025, 2024 and 2023 related to incidental testing or pilot activities were not considered part of the Company’s principal business operations and were therefore classified as other income in the financial statements rather than revenue.

During these periods, the Company’s activities were primarily focused on research and development, pilot-scale testing, facility development, process optimization, operational planning and financing initiatives related to its electronic waste processing and precious metal recovery technology.

During the year ended December 31, 2025, the Company continued research and development activities that were primarily conducted at its Greenville, North Carolina facility, where management continued pilot-scale process testing and operational development intended to support future commercial operations. Work during the year included process optimization, equipment testing, feedstock evaluation, recovery analysis, process engineering support, and assessment of operational parameters associated with the Company’s planned recycling and recovery operations.

The Company also continued development planning related to a future demonstration and commercial-scale processing facility. As part of these efforts, the Company engaged third-party engineering and technical consultants to assist in evaluating technical feasibility, recycling facility development requirements, process design considerations, expected capital requirements and implementation timelines.

Research and development expenditures during the year totaled approximately $80,334 compared to $26,375 during the prior year. The increase primarily reflects expanded technical development activities, engineering support, operational testing and commercialization planning initiatives associated with the Company’s pilot-scale and recycling facility development activities.

Management believes these activities are important steps toward validating the Company’s technology and advancing toward future commercial operations; however, the Company has not yet commenced revenue-generating operations and there can be no assurance that commercialization efforts will be successful.

The net loss reported during the year ended December 31, 2025 was $38,368,833 compared to net loss of $2,305,221 in the prior comparative periods. The main fluctuations in costs are as follows:

Professional fees	Year Ended December 31, 2025	Year Ended December 31, 2024
	$384,900	$209,578
Variance	$175,322	-

Professional fees primarily consisted of legal, accounting, audit, regulatory and corporate advisory services. The increase during the year was primarily attributable to additional legal and professional services associated with financing initiatives, regulatory matters, the Company’s proposed Regulation A offering and ongoing corporate development activities.

Consulting fees	Year Ended December 31, 2025	Year Ended December 31, 2024
	$583,883	$506,374
Variance	$77,509	-

Consulting fees for the year ended December 31, 2025 primarily related to technical consultants, operational advisory services, commercialization planning, investor relations and strategic development activities. The increase during the year primarily reflected expanded development and operational planning activities.

Realized and unrealized (gain) loss from foreign exchange	Year Ended December 31, 2025	Year Ended December 31, 2024
	$(303,503)	$574,218
Variance	$(877,721)	-

The increase in foreign exchange gain was primarily due to US dollar transactions being converted into the Company’s functional currency, the Canadian Dollar, during a period when the US Dollar weakened against the CAD.

Unrealized gain (loss) on warrant liability	Year Ended December 31, 2025	Year Ended December 31, 2024
	$(36,183,565)	$328,512
Variance	$(36,512,077)	-

During the year ended December 31, 2025, the IPO probability increased from a nominal level at December 31, 2024 due to significant progress in the IPO process by December 31, 2025. As of that date, the Company had engaged a lead selling agent and filed a preliminary offering circular with the Securities and Exchange Commission to issue common shares at $4.25 per share, thus, the Company fair valued the warrant liability based on an estimated IPO share price of $4.25, approximately 50% probability of an IPO, and an expected IPO timing of mid-2026. The increase in the estimated fair value of the warrant liability was primarily attributable to progress made toward the Company’s proposed Regulation A offering, including engagement of a lead selling agent and filing of offering materials which increased the probability of a future public offering and resulted in a higher estimated fair value of the warrants.

Liquidity and Capital Resources

Years Ended December 31, 2025 and 2024

The Company has financed its operations from equity and debt advances from its shareholders. The Company has no external credit facilities or bank loans.

The Company has an authorized capital consisting of an unlimited number of Shares of which, as of December 31, 2025, 5,082,200 Shares are issued and outstanding.

Assets and Sources of Liquidity

Cash and restricted cash

As of December 31, 2025, the Company’s cash was $313,208 compared to $121,829 as of December 31, 2024. Cash represents the largest component of our current assets, with smaller amounts recorded as sales tax receivable and prepaid expenses.

Sales tax receivable

As of December 31, 2025, the Company’s sales tax receivable were $47,969 compared to $30,701 as of December 31, 2024. Sales tax receivable increased by $17,268 due to continued operations of the Company and increased expenditures that the Company is expected to be able to claim refunds on sales tax.

Prepaid expenses

As of December 31, 2025, the Company’s prepaid expenses were $46,873 compared to $26,587 as of December 31, 2024. The increase of $20,286 was due to a deposit for an equipment purchase.

Liabilities and Material Commitments

Convertible debentures and interest payable on convertible debentures

As of December 31, 2025, the Company’s convertible debentures and interest payable on convertible debentures were $3,421,526 and $678,629, respectively, compared to $3,403,862 and $458,268, respectively, as of December 31, 2024. The increase of $17,664 and $220,361, respectively, was due to the accretion of transaction costs and accumulation of interest during the year.

Short-term loans

As of December 31, 2025, the Company’s short-term loans were $1,978,809 compared to $1,025,732 as of December 31, 2024. The increase of $953,077 was due to issuance of loans of $275,500 and CAD$688,250, and accrual of interest on the loans.

Accounts payable

As of December 31, 2025, the Company’s accounts payable were $4,449,133 compared to $3,108,040 as of December 31, 2024. The increase of $1,341,093 during the year was due to continued operations and increased expenditures of the Company.

Warrant liability

As of December 31, 2025, the Company’s warrant liability was $36,183,565 compared to $Nil as of December 31, 2024. During the year ended 31 December 2025, the IPO probability increased from a nominal level at December 31, 2024 due to significant progress in the IPO process by December 31, 2025. As of year-end, the Company had engaged a lead selling agent and filed a preliminary offering statement on Form 1-A with the Securities and Exchange Commission to issue common shares at $4.25 per share, thus, the Company fair valued the warrant liability based on an estimated IPO share price of $4.25, an approximate 50% probability of an IPO, and an expected IPO timing of mid-2026.

Historical Cash Flow Information

Summary of Annual Results

The following tables summarize selected financial data for the Company for each of the most recently completed financial years. The information set forth below should be read in conjunction with the consolidated audited financial statements and unaudited condensed consolidated interim financial statements, prepared in accordance with International Financial Reporting Standards and Canadian generally accepted accounting principles as applicable.

Fiscal Period/ Year Ended	December 31, 2025	December 31, 2024
Total Revenues	$-	$-
Net Loss for the Year	$38,368,833	$2,305,221
Loss per Share (Basic and Diluted)	$(7.58)	$(0.46)
Total Assets	$549,551	$330,832

Outstanding Shares

As at December 31, 2025, the Company had 5,082,200 Shares issued and outstanding on a non-diluted basis.

As at December 31, 2025, the Company had 12,596,814 warrants that were issued and outstanding. These warrants remained anti-dilutive as at December 31, 2025 and as at the date hereof, and therefore, were not included in the calculation of diluted earnings per share.

As at December 31, 2025, potentially dilutive securities for the diluted earnings per share calculations consist of 1,608,752 contingently issuable shares of convertible debt at an assumed conversion price of $2.55 per Share and 12,596,814 share purchase warrants. When a loss from continuing operations exists, all dilutive securities and potentially dilutive securities are anti-dilutive and are therefore excluded from the computation of diluted earnings per share.

As of the date hereof, the Company has 9,705,696 Investor Rights Warrants issued and outstanding, which will automatically convert to up to 17,679,895 Shares upon the closing of this Offering, subject to the IRA Blocker provisions, as described elsewhere in this Offering Circular. Shares issued in exchange for the Investor Rights Warrants are subject to further restrictions such that they will be released from lock-up six (6) months following the closing of the Offering. Up to 55% of such securities may be released early in accordance with the terms of the Pooling Agreement.

On April 7, 2022, the Company issued $3,331,390 principal amount of 5% unsecured convertible debentures in a private placement. The Debenture Indenture provides that in the event the Company completes a U.S. listing, such as this Offering, the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $5.00, and shall be subject to a six (6) month hold period from the listing of the Shares on the Canadian Securities Exchange, the TSX Venture Exchange, the Toronto Stock Exchange, the Neo Exchange Inc., the Nasdaq Stock Market or any United States stock exchange.

On June 28, 2024, the Company issued $92,300 principal amount of 5% unsecured convertible debentures (the “2024 Debentures”) in a private placement (the “2024 Debenture Offering”). The 2024 Debentures bear interest at five percent (5%) per annum. The 2024 Debentures are due thirty-six (36) months following their issuance (on June 28, 2027). The 2024 Debenture Indenture executed in relation to the 2024 Debentures also provides that in the event the Company completes a U.S. listing (such as the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $5.00. In connection with the 2024 Debenture Offering, the Company paid $2,100 in commissions to an investment dealer/broker.

Financial Position and Liquidity as at December 31, 2025

As at December 31, 2025, the Company’s financial instruments consist of cash, accounts payable and accrued liability, equipment loan, short-term loans, convertible debenture and interest payable on convertible debenture, warrant liability, and simple agreement for future equity.

The following discussion relates to the period ended December 31, 2025 and compares that to the previous period ended December 31, 2024:

As at December 31, 2025, the Company had a working capital deficit of $42,608,671 compared to a working capital deficit of $7,832,353 as at December 31, 2024. We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to consider changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. Our continuing operations are dependent upon our ability to obtain debt or equity financing until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.

Cash used in operating activities during the year ended December 31, 2025 totaled $723,349 (December 31, 2024: $743,988). In connection with ongoing activities, operating expenditures are continuing to occur.

Cash used in investing activities during the year ended December 31, 2025 totaled $32,064 (December 31, 2024: $nil).

Cash raised in financing activities during the year ended December 31, 2025 totaled $942,652 (December 31, 2024: $588,048). The primary sources of liquidity are the funds borrowed from non-related parties that are payable on demand and have an interest rate of 8% per annum, compounded annually and $200,000 received from OR.

Financial Position and Liquidity as at December 31, 2024

As at December 31, 2024, the Company’s financial instruments consist of cash, accounts payable, equipment loan and short-term loans.

The following discussion relates to the year ended December 31, 2024 and compares that to the fiscal 2023:

As at December 31, 2024, the Company had a working capital deficit of $7,832,353 compared to a working capital deficit of $2,895,866 as at December 31, 2023. We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to consider changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. Our continuing operations are dependent upon our ability to obtain debt or equity financing until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.

Cash used in operating activities during year ended December 31, 2024 totaled $743,988 (December 31, 2023: $832,299).

Cash used in investing activities during the year ended December 31, 2024 totaled $nil (December 31, 2023: $5,511).

Cash raised in financing activities during the year ended December 31, 2024 totaled $588,048 (December 31, 2023: $130,094).

Trend Information

Because we are still in the start-up phase of our operations, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering Circular to not be indicative of future operating results or financial condition.

Going Concern

The Company is in the preliminary stages of its planned operations and has not yet determined whether its processes and business plans are economically viable. The continued operations of the Company are dependent upon the ability of the Company to obtain sufficient funding to carry out its business plans, the existence of future profitable production, or alternatively, upon the Company’s ability to dispose of its assets on an advantageous basis, all of which are uncertain.

The Company’s consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company will need to raise additional capital in the near term to fund its ongoing operations and business activities. There can be no assurance that this Offering will conclude or that other financings will be available on terms acceptable to the Company or at all. As a result of these circumstances, there are material uncertainties that cast substantial doubt as to the appropriateness of the going concern presumption.

The business of environmental recycling and processing involves a high degree of risk, and there can be no assurance that current business development programs will result in profitable operations. The Company’s continued existence is dependent upon the acquisition of assets, preservation of its interest in the underlying assets, acquisition of various licenses, the achievement of profitable operations, or the ability of the Company to raise alternative financing, if necessary, or alternatively upon the Company’s ability to dispose of its assets and operations on an advantageous basis.

The Company’s consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and classifications in the statement of financial position that may be necessary if the Company were unable to continue as a going concern, and these adjustments could be material.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Direct Capital Expenditures

Our contractual obligations for ongoing capital expenditures are described below. With the proceeds from the 2022 Debenture Offering, we have entered into a facility lease in Greenville, North Carolina and acquired various pieces of production equipment.

The Company estimates that to equip the facility with the required processing equipment (including laboratory equipment) to run its main US processing operations, will require an initial investment of approximately $6.5-$7.4 million in direct capital. Such equipment includes, but is not limited to, gas scrubbers, conveyor belt systems, sensor based sorters, air compressors, various shredders and sizers, drying units, dissolution and precipitate vessels, various chemical process tanks, induction melting systems, vacuum filtration units, security systems, etc. The Company understands that such capital costs and timelines could change, and as such, it continues to review and update major equipment quotes ahead of any advance procurement strategies.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its cash balances and components of shareholders’ equity. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue additional shares, issue debt, acquire or adjust the amount of cash and investments.

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

Financial Instruments and Risk Management

a)	Financial instrument classification and measurement

In the normal course of business, the Company is inherently exposed to certain financial risks, including market risk, credit risk and liquidity risk, through the use of financial instruments. Financial instruments of the Company carried on the Consolidated Statements of Financial Position are carried at amortized cost, with the exception of warrant liability, classified and held at fair value through profit or loss. There are no significant differences between the carrying value of financial instruments and their estimated fair values as at December 31, 2025 and 2024, due to the immediate or short-term maturities of the financial instruments and their subjectivity to interest rates that are similar to the market interest rates of a similar item with similar security.

The Company classifies the fair value of these transactions according to the following hierarchy:

●	Level 1 - quoted prices in active markets for identical financial instruments.

●	Level 2 - quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

●	Level 3 - valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s warrant liability is classified at level 3 with a fair value of $36,183,565 as of December 31, 2025 (December 31, 2024 - $nil). The Company’s simple agreements for future equity liability are classified at level 3 with a fair value of $85,000 as of December 31, 2025 (December 31, 2024 – $nil)

b)	Market Risk

Market risk is the risk that changes in market prices will affect the Company’s earnings or the value of its financial instruments. Market risk is comprised of other price risk, currency risk, inflation risk and interest rate risk. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. These market risks are evaluated by monitoring changes in key economic indicators and market information on an on-going basis, adjusting operations and budgets accordingly. The Company is not subject to market risk.

c)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash and restricted cash. The Company’s cash and restricted cash are held with major banks in Canada and the United States. Accordingly, the Company is not exposed to significant credit risk.

d)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. In the management of liquidity risk, the Company maintains a balance between continuity of funding and the flexibility through the use of borrowings. Management closely monitors the liquidity position and expects to have adequate sources of funding to finance the Company’s projects and operations. The Company is dependent on external financing and will be required to raise additional capital in the future to fund its operations.

As at December 31, 2025, the Company had a cash balance of $313,208 (December 31, 2024 - $121,829) to settle current liabilities of $43,044,024 (December 31, 2024 - $8,038,773). So far, the Company is not profitable and has had to rely on the issuance of equity securities for cash, primarily through private placements and from related and other parties. The Company’s access to financing is uncertain. There can be no assurance of continued access to significant equity or debt financing.

e)	Inflation risk

We do not believe that inflation had a significant impact on our results of operations for any period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

f)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to cash flow interest rate risk on the variable rate of interest earned on its cash and restricted cash. The cash flow interest rate risk on cash is insignificant since deposits are short term in nature. The Company does not hold any other financial assets or liabilities with variable interest rates that will have significant impact arising from interest rate risk. The fair value interest rate risk on the Company’s other assets and liabilities are deemed to be insignificant.

The Company has not entered into any derivative instruments to manage interest rate fluctuations, thus, the Company is not subject to interest rate risk.

g)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Company’s certain operating expenses and acquisition costs are denominated in US$ and incurred by MMTC Delaware, and a large portion of the expenses of the Company are in Canadian dollars. The Company’s corporate office is based in Canada, and the exposure to exchange rate fluctuations arises mainly on foreign currencies, which are the US$.

The Company is exposed to foreign exchange risk. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure, and if rates continue to fall, management will look at entering into derivative contracts. Should the U.S. dollar and Canadian dollar exchange rate have changed by 5% at the period end, the impact to profit or loss would be +/- $118,085.

The Company’s monetary assets and liabilities denominated in Canadian dollars are shown here in US$:

Rounded (’000)	Dec. 31, 2025	Dec. 31, 2024
Cash	$66,000	$48,000
Accounts payable	$1,248,000	$913,000

Related Party Transactions and Obligations

The Company compensates certain of its key management personnel to operate its business in the normal course. Key management includes the Company’s executive officers and members of its Board of Directors. Transactions and balances with key management personnel and related parties not disclosed elsewhere in the Financial Statements are as follows:

Related Party Disclosure Principal Position	Year(i)	Director & Officer Fees	Accounts Payable
Chairman	2025	$62,500	$243,745
	2024	$62,500	$181,250
Directors	2025	$165,000	$643,011
	2024	$165,000	$477,976
CEO & Director	2025	$180,000	$652,296
	2024	$180,000	$462,202
CFO	2025	$51,000	$71,400
	2024	$17,000	$17,850
Former CFO	2025	$-	$68,948
	2024	$28,745	$65,575
Consultant	2025	$132,000	$422,178
	2024	$133,337	$259,144
Total	2025	$590,500	$2,101,578
	2024	$586,582	$1,463,997

(i)	For the years ended December 31, 2025 and 2024.

These transactions were in the normal course of operations, which is the amount of consideration established and agreed to by the related parties.

The Chairman holds 117,645 Investor Rights Warrants and 445,873 Performance Warrants; the CEO holds 676,458 Investor Rights Warrants and 441,168 Performance Warrants; and the other directors collectively hold 485,285 Investor Rights Warrants, 674,692 Performance Warrants, and $10,000 of convertible debentures.

There is an investor and consultant who is considered as a related party to the Company due to his significant voting rights through his common share ownership, Investor Right Warrants ownership and the short-term loans outstanding. These facts resulted in the investor and consultant having significant influence over the Company. As at December 31, 2025, the Company had a total of $854,518 of short-term loans (inclusive of interest payable) (December 31 2024 - $452,213) balance owing to this investor and consultant. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at December 31, 2025 and December 31, 2024, this investor and consultant owned a total of 3,260,237 of Investor Rights Warrants of the Company (December 31, 2024 – 3,260,237).

During the year ended December 31, 2021, a company under common directorship provided a loan of $34,000 to the Company described as part of $78,050 loans in Note 9 of the Financial Statements.

There are investors who are considered related parties to the Company due to their collective ownership of Investor Rights Warrants, common shares, and outstanding short-term loans. These factors result in these individuals having significant influence over the Company. As at December 31 2025, the Company had a total of CAD$1,248,048 of short-term loans (inclusive of interest payable) (December 31, 2024 – CAD$649,180) outstanding to these individuals. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at December 31, 2025 and 2024, these individuals held a total of 2,712,694 Investor Rights Warrants of the Company (December 31, 2024 – 2,712,694).

Capital Management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its components of equity (deficit). The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or adjust the amount of cash.

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company’s capital is not subject to any externally imposed capital requirements.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as at December 31, 2025 and as at the date of this Prospectus.

Critical Accounting Estimates

The preparation of the Company’s Consolidated Financial Statements requires management to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.

The accounting estimates and assumptions discussed in this section are those that the Company considers to be the most critical in the preparation of the Consolidated Financial Statements. An accounting estimate or assumption is considered critical if both

a)	the nature of the estimate or assumption is material due to the levels of subjectivity and judgment involved, and

b)	the impact within a reasonable range of outcomes of the estimate and assumption is material to the financial condition.

The Company measurement of the warrant liability is considered to be a critical accounting estimate. Estimating fair value for warrants requires determining the most appropriate valuation model. Significant estimates include estimating the fair value of the Company’s common shares, probability of an initial public offering, and timing of an initial public offering.

New Accounting Pronouncements

The following amendments to standards and interpretations became effective for the annual periods beginning on or after January 1, 2026. The application of these amendments and interpretations had no significant impact on the Company’s interim consolidated financial position or results of operations. The IASB and the IFRIC have issued the following new and revised standards and interpretations that are not yet effective for the relevant reporting periods and the Company has not early adopted these standards, amendments and interpretations. However, the Company is currently assessing what impact the application of these standards or amendments will have on the interim consolidated financial statements of the Company. The Company intends to adopt these standards, if applicable, when the standards become effective:

●	Effective January 1, 2027, the Company will adopt IFRS 18, Presentation and Disclosure in Financial Statements. The new standards replace IAS 1, Presentation of Financial Statements, and for all entities will:

o	Introduce a new defined structure for the statement of profit and loss and require the classification of income and expenses in that statement into one of five categories: operating; investing; financing; income taxes; and discontinued operations. IFRS 18 introduces definitions of these categories for purposes of the statement of profit and loss. Specific categorization requirements will apply to entities whose ‘main business activity’ is to provide financing to customers or to invest in specified assets. Entities will also be required to present new subtotals for ‘operating profit or loss’ and ‘profit or loss before financing and income taxes;

o	Require disclosure of ‘management-defined performance measures’ (MPMs) in a single note to the financial statements. MPMs are subtotals of income and expenses that an entity uses in public communications outside of its financial statements, to communicate management’s view of an aspect of the financial performance of the entity as a whole to users. Entities must disclose a reconciliation between the measure and the most directly comparable total or subtotal specifically required to be disclosed by IFRS Accounting Standards or subtotal listed in IFRS 18;

o	Enhance guidance about how to group information within the financial statements; and

o	For the statement of cash flows, require that ‘operating profit or loss’ be used as the starting point for determining cash flows from operating activities under the indirect method, and remove the optionality around classification of cash flows from interests and dividends.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, including for interim financial statements. Earlier application is permitted. The new standards is to be applied retrospectively, and, in the period of adoption, a reconciliation is required between how the statement of profit or loss was presented in the comparative period under IAS 1 and how it is presented in the current period under IFRS 18.

Significant events and transactions during the three and six months ended June 30, 2026

On March 1, 2026, the Company entered into a consulting agreement with Madrina Communications Corp. (“Madrina”) to provide investor relations and advisory services in connection with a planned listing of the Company’s common stock on a U.S. or foreign national securities exchange. The agreement continues until the completion of the listing, unless terminated earlier by either party upon 30 days’ written notice. Upon successful completion of the listing, the Company will pay Madrina a base fee $165,000 for each 30-day period falling within the term (prorated for partial periods), plus $150 per hour for required after-hours services, payable within 30 days of the listing completion. Madrina may also be eligible for a discretionary, merit-based bonus. All fees are expressly contingent upon the completion of the listing; if the Company abandons the listing prior to completion, no fees will be owed other than pre-approved, out-of-pocket expenses. As of June 30, 2026, the Company had accrued consulting fees of $660,000 in connection with the agreement, representing four monthly service periods in accordance with the terms of the agreement.

During the year ended December 31, 2025 and subsequently during the six month period ended June 30, 2026, the Company entered into Simple agreement for future equity (“SAFE”) with various investors. Until conversion, the SAFE do not represent issued equity instruments and do not provide voting or ownership rights. The SAFEs entitle investors to receive common shares upon the occurrence of a qualifying event, such as an initial public offering, at a 25% discount to the future offering price. The Company issued an additional $2,816,956 SAFE during the six months ended June 30, 2026.

On April 2, 2026, the Company entered into a twelve-month consulting agreement with Skeleton Crew Labs LLC (“SCL”) for advisory services related to the Company’s Form 1-A offering. Pursuant to the agreement, the Company agreed to issue 470,000 shares of common stock to SCL as a non-refundable retainer. The shares are fully earned upon issuance and are subject to a six-month contractual hold period following the listing of the Company’s common shares on a national securities exchange in the United States.

On May 11, 2026, the Company entered into Pooling Agreements under which, upon the IPO, “pooled securities,” defined to include all Shares, all Investor Rights Warrants, all Convertible Debentures, as applicable, and all securities underlying the Investor Rights Warrants and Convertible Debentures held by the participating securityholders are subject to contractual resale restrictions for 180 days. Under the agreements, 45% of the Shares remain restricted during the lock-up period, 25% may be released early if specified share price and trading volume thresholds are achieved, and the remaining 30% may be progressively released in 5% tranches after 30, 60, 90, 120 and 150 days following the IPO, provided additional trading price and volume conditions are satisfied.

Significant events and transactions subsequent to the three and six months ended June 30, 2026

On 2 July 2026, the Company amended the Offering to increase the maximum offering amount from US$30,000,000 to US$39,999,997 through the issuance of up to 9,411,764 common shares at a price of US$4.25 per share. The amendment also increased the maximum number of Agent Warrants issuable to 235,294 and confirmed the Company’s intention to list its common shares on the NYSE American. The Offering remains subject to completion of the listing.

On 6 July 2026, the Company entered into a five-year marketing services agreement with CDMG, Inc. for media procurement, production, printing and mailing services for a one-time fee of US$294,700.

On 9 July 2026, the Company’s Compensation Committee approved consulting and employment arrangements for certain executives and service providers, effective upon completion of the Company’s listing on the NYSE American. The agreements provide for cash compensation, performance-based incentives and the issuance of an aggregate of 3,043,333 equity awards upon completion of the listing. Certain of these arrangements are with entities controlled by key management personnel and constitute related party transactions. As the agreements are contingent upon completion of the listing, no liability has been recognized in the Company’s financial statements for the period ended June 30, 2026.

Operating Segments

The Company operates in one operating segment, namely the refinement of precious metals from E-Waste.

For the three and six months ended June 30, 2026 and 2025, the Company had no revenues due to the Company focusing on revamping its business operations, facility, and financing opportunities. The Company has not generated revenue to date.

The Company has and expects to continue to report negative earnings until the Company’s E-Waste processing program ramps up to full-scale production. The Company will continue to utilize proceeds from financing and equity issuances to fund its business operations and general and administrative operating costs.

Six Months Ended June 30, 2026 and 2025

Results of Operations

The Company remains in the development and pre-commercialization stage and has not yet commenced revenue-generating commercial operations. Any amounts received during the six months ended June 30, 2026 and 2025 related to incidental testing or pilot activities were not considered part of the Company’s ordinary activities and were therefore classified as other income in the financial statements rather than revenue.

During these periods, the Company’s activities were primarily focused on research and development, pilot-scale testing, facility development, process optimization, operational planning and financing initiatives related to its electronic waste processing and precious metal recovery technology.

During the six months period ended June 30, 2026, the Company continued research and development activities that were primarily conducted at its Greenville, North Carolina facility, where management continued pilot-scale process testing and operational development intended to support future commercial operations. Work during the year included process optimization, equipment testing, feedstock evaluation, recovery analysis, process engineering support, and assessment of operational parameters associated with the Company’s planned recycling and recovery operations.

The Company also continued development planning related to a future demonstration and commercial-scale processing facility. As part of these efforts, the Company continued with third-party engineering and technical consultants to assist in evaluating technical feasibility, recycling facility development requirements, process design considerations, expected capital requirements and implementation timelines.

In assessing technical viability, the Company continued its engagement with a third-party metallurgical services firm to perform processing modeling including operational development, process optimization, recovery analysis, process engineering support, and assessment of operational parameters. Further, the Company continued its internal efforts to increase efficiency and throughput in its current demonstration plant including pilot-scale process testing, operational development, process optimization, equipment testing, feedstock evaluation, recovery analysis, and assessment of operational parameters. The Company continued to its development of its recycling facility by engaging a third-party engineering firm to develop a permitting roadmap for the upcoming commercial scale facility. In addition, the Company continued its internal evaluation and search for a prime facility for its upcoming commercial facility. Finally, the Company continued its development of its equipment & engineering, procurement and construction (EPC) proposal for its upcoming commercial scale facility.

Management believes these activities are important steps toward validating the Company’s technology and advancing toward future commercial operations; however, the Company has not yet commenced revenue-generating operations and there can be no assurance that commercialization efforts will be successful.

The net loss reported during the six months ended June 30, 2026 was $28,172,712 compared to net loss of $741,374 in the prior comparative periods. The increase in net loss was primarily a result of the increases in consulting fees, investor relations & transfer agent fees, general & administrative, professional fees, realized and unrealized (gain) loss from foreign exchange, marketing fees, and unrealized loss on warrant liability. The main fluctuations in costs are as follows:

Consulting fees	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	$2,442,434	$261,343
Variance	$2,181,091

Consulting fees for the six months ended June 30, 2026 increased by $2,181,091 mainly due to new consulting agreements in relation to corporate development, capital markets strategy and research, business relationships, and capital markets alignment, including the agreement with SCL.

Investor relations and transfer agent	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	$1,557,168	$-
Variance	$1,557,168

Investor relations and transfer agent expense for the six months ended June 30, 2026 increased by $1,557,168 mainly due to expanded development activities and new investor relations agreements with Madrina to provide investor relations, marketing, shareholder communications, roadshows, and strategic introduction services for the Company.

General and administration	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	$316,818	$24,765
Variance	$292,053

General and administration expense for the six months ended June 30, 2026 increased by $292,053 mainly due to additional office expenses and miscellaneous costs associated to the Regulation A offering and overall listing activities.

Professional fees	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	$492,224	$101,436
Variance	$390,788

Professional fees primarily consisted of legal, accounting, audit, regulatory and corporate advisory services. Professional fees for the six months ended June 30, 2026 increased by $390,788 mainly due to additional legal and professional services associated with financing initiatives, regulatory matters, the Company’s proposed Regulation A offering and ongoing corporate development activities.

Realized and unrealized (gain) loss from foreign exchange	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	$366,117	$(315,769)
Variance	$681,886

Realized and unrealized (gain) loss from foreign exchange for the six months ended June 30, 2026 decreased by $681,886 primarily due to fluctuations in the CAD/USD exchange rate and the remeasurement of foreign-currency-denominated monetary balances. The US dollar strengthened against the Canadian dollar during the period, which contributed to the foreign exchange loss recognized in the period.

Marketing	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	$146,391	$-
Variance	$146,391

Marketing expense for the six months ended June 30, 2026 increased by $146,391 mainly due to investor events held during the period as well as public relations expenditures as the Company prepares for its public company listing.

Unrealized gain (loss) on warrant liability	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
	$(22,046,834)	$-
Variance	$(22,046,834)

During the six-months ended June 30, 2026, the IPO probability increased from a nominal level at June 30, 2025 due to significant progress in the IPO process by June 30, 2026. As of that date, the Company had engaged a lead selling agent, filed a preliminary offering circular with the Securities and Exchange Commission and British Columbia Securities Commission to issue common shares at $4.25 per share, thus, the Company fair valued the warrant liability based on an estimated IPO share price of $4.25, approximately 75% probability of an IPO, and an expected IPO timing of Q3 2026. The increase in the estimated fair value of the warrant liability was primarily attributable to progress made toward the Company’s proposed Regulation A offering, including engagement of a lead selling agent and filing of offering materials which increased the probability of a future public offering and resulted in a higher estimated fair value of the warrants.

Three Months Ended June 30, 2026 and 2025

Results of Operations

During the three months ended June 30, 2026, the Company recorded a net loss of $5,078,726 compared to $252,405 for the three months ended June 30, 2025. The increase in net loss was primarily a result of the increases in consulting fees, investor relations & transfer agent fees, general & administrative, professional fees, realized and unrealized (gain) loss from foreign exchange, marketing fees, and unrealized loss on warrant liability. The main fluctuations in costs are as follows:

Consulting fees	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
	$2,252,368	$143,069
Variance	$2,109,299

Consulting fees for the three months ended June 30, 2026 increased by $2,109,299 mainly due to new consulting agreements in relation to corporate development, capital markets strategy and research, business relationships, and capital markets alignment, including the agreement with SCL.

Investor relations and transfer agent	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
	$1,197,508	$-
Variance	$1,197,508

Investor relations and transfer agent expense for the six months ended June 30, 2026 increased by $1,197,508 mainly due to expanded development activities and new investor relations agreements with Madrina to provide investor relations, marketing, shareholder communications, roadshows, and strategic introduction services for the Company.

General and administration	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
	$134,014	$9,737
Variance	$124,277

General and administration expense for the three months ended June 30, 2026 increased by $124,277 mainly due to additional office expenses and miscellaneous costs associated to the Regulation A offering and overall listing activities.

Professional fees	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
	$274,839	$21,603
Variance	$253,236	-

Professional fees primarily consisted of legal, accounting, audit, regulatory and corporate advisory services. Professional fees for the three months ended June 30, 2026 increased by $253,236 mainly due to additional legal and professional services associated with financing initiatives, regulatory matters, the Company’s proposed Regulation A offering and ongoing corporate development activities.

Realized and unrealized (gain) loss from foreign exchange	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
	$211,134	$(253,910)
Variance	$465,044

Realized and unrealized (gain) loss from foreign exchange for the three months ended June 30, 2026 decreased by $465,044 primarily due to fluctuations in the CAD/USD exchange rate and the remeasurement of foreign-currency-denominated monetary balances. The US dollar strengthened against the Canadian dollar during the period, which contributed to the foreign exchange loss recognized in the period.

Marketing	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
	$103,009	$-
Variance	$103,009

Marketing expense for the three months ended June 30, 2026 increased by $103,009 mainly due to investor events held during the period as well as public relations expenditures as the Company prepares for its public company listing.

Unrealized gain (loss) on warrant liability	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025
	$(514,000)	$-
Variance	$(514,000)

During the three-months ended June 30, 2026, the Company recognized an unrealized loss on the revaluation of its warrant liability. The Company continued to fair value the warrant liability based on an estimated IPO share price of $4.25, an approximately 75% probability of an IPO and the expected timing of the proposed IPO. The increase in the estimated fair value of the warrant liability during the period was primarily attributable to the passage of time and the resulting reduction in the period over which the estimated warrant value was discounted to its present value as the expected IPO date approached. Accordingly, despite no significant change in the estimated probability of the IPO during the quarter, the present value of the warrant liability increased, resulting in an unrealized loss.

Liquidity and Capital Resources

Six Months Ended June 30, 2026 and 2025

The Company approved the entering into one or more SAFE Notes with certain investors for up to $5,000,000. Under the terms of the SAFE Notes, the investors are entitled to receive Common Shares at a 25% discount if there is an IPO. In the event of a liquidity event or dissolution prior to conversion, SAFE Note holders are entitled to receive either (a) a cash payment equal to their original investment amount or (b) the amount payable had the SAFE Notes converted immediately prior to such event, as defined in the SAFE Notes. Until such conversion events occur, the SAFE Notes do not represent equity instruments and do not provide investors with voting rights or ownership interests in the Company. As of the date of this Offering Circular, the Company issued $2,901,956 of SAFE Notes. The SAFE Notes are not repayable in cash and do not bear interest.

The Company has financed its operations from equity and debt advances from its shareholders. The Company has no external credit facilities or bank loans. The continued operations of the Company are dependent upon the ability of the Company to obtain sufficient funding to carry out its business plans, the existence of future profitable production, or alternatively, upon the Company’s ability to dispose of its assets on an advantageous basis, all of which are uncertain.

The Company has an authorized capital consisting of an unlimited number of Shares of which, as of June 30, 2026, 5,552,200 Shares are issued and outstanding.

Assets and Sources of Liquidity

Cash

As of June 30, 2026, the Company’s cash was $760,530 compared to $313,208 as of December 31, 2025. Cash represents the largest component of our current assets, with smaller amounts recorded as sales tax receivable and prepaid expenses. The increase of $447,322 was primarily due to the receipt of SAFE Notes by the Company in Q1 Fiscal 2026 offset by continued operational expenditures of the Company.

Prepaid expenses

As of June 30, 2026, the Company’s prepaid expenses were $144,704 compared to $46,873 as of December 31, 2025. The increase of $97,831 was due to the Company placing retainers with professional service organizations.

Other Assets

As of June 30, 2026, the Company’s other assets of $50,497 compared to $nil as of December 31, 2025. The increase of $50,497 was due to the purchase of feedstock being held for research and development that will be sold subsequent to processing.

Liabilities and Material Commitments

Convertible debentures and interest payable on convertible debentures

As of June 30, 2026, the Company’s convertible debentures and interest payable on convertible debentures were $3,422,314 and $778,319, respectively, compared to $3,421,526 and $678,629, respectively, as of December 31, 2025. The increase of $788 and $99,690, respectively, was due to a nominal foreign transaction adjustment, and accretion of transaction costs and accumulation of interest during the period.

Simple agreement for future equity

As of June 30, 2026, the Company’s simple agreement for future equity was $2,901,956 compared to $85,000 as of December 31, 2025. The increase of $2,816,956 was due to issuance of SAFE notes during the period.

Accounts payable

As of June 30, 2026, the Company’s accounts payable were $5,710,013 compared to $4,449,133 as of December 31, 2025. The increase of $1,260,880 during the period was due to continued operations and increased expenditures of the Company.

Warrant liability

As of June 30, 2026, the Company’s warrant liability was $58,230,399 compared to $36,183,565 as of December 31, 2025. During the six months ended June 30, 2026, the IPO probability increased compared to December 31, 2025 due to significant progress in the IPO process. During the period, the Company’s offering circular with the Securities and Exchange Commission was qualified, thus, the Company fair valued the warrant liability based on an estimated IPO share price of $4.25, approximately 75% probability of an IPO (increased from approximately 50% as of December 31, 2025), and an expected IPO timing of end of September 2026.

Historical Cash Flow Information

Summary of Quarterly Results

The following tables summarize selected financial data for the Company for each of the most recently completed financial quarter and financial year. The information set forth below should be read in conjunction with the unaudited condensed consolidated interim financial statements and the audited consolidated financial statements, prepared in accordance with International Financial Reporting Standards and Canadian generally accepted accounting principles as applicable.

Six Months Ended / Year Ended	June 30, 2026	December 31, 2025
Total Revenues	$-	$-
Net Loss	$28,172,712	$38,368,833
Loss per Share (Basic and Diluted)	$(5.37)	$(7.58)
Total Assets	$1,113,438	$549,551

Outstanding Shares

As at June 30, 2026, the Company had 5,552,200 Shares issued and outstanding on a non-diluted basis.

As at June 30, 2026, the Company had 11,773,299 warrants that were issued and outstanding. These warrants remained anti-dilutive as at June 30, 2026 and as at the date hereof, and therefore, were not included in the calculation of diluted earnings per share.

As at June 30, 2026, potentially dilutive securities for the diluted earnings per share calculations consist of 1,647,847 contingently issuable shares of convertible debt at an assumed conversion price of $2.55 per Share and 11,773,299 share purchase warrants. When a loss from continuing operations exists, all dilutive securities and potentially dilutive securities are anti-dilutive and are therefore excluded from the computation of diluted earnings per share.

As of the date hereof, the Company has 9,705,696 Investor Rights Warrants issued and outstanding, which will automatically convert to up to 17,679,895 Shares upon the closing of this Offering, subject to the IRA Blocker provisions, as described elsewhere in this Offering Circular. Shares issued in exchange for the Investor Rights Warrants are subject to further restrictions such that they will be released from lock-up six (6) months following the closing of the Offering. Up to 55% of such securities may be released early in accordance with the terms of the Pooling Agreement.

On April 7, 2022, the Company issued $3,331,390 principal amount of 5% unsecured convertible debentures in a private placement. The Debenture Indenture provides that in the event the Company completes a U.S. listing, such as this Offering, the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $5.00, and shall be subject to a six (6) month hold period from the listing of the Shares on the Canadian Securities Exchange, the TSX Venture Exchange, the Toronto Stock Exchange, the Neo Exchange Inc., the Nasdaq Stock Market or any United States stock exchange.

On June 28, 2024, the Company issued $92,300 principal amount of 5% unsecured convertible debentures (the “2024 Debentures”) in a private placement (the “2024 Debenture Offering”). The 2024 Debentures bear interest at five percent (5%) per annum. The 2024 Debentures are due thirty-six (36) months following their issuance (on June 28, 2027). The 2024 Debenture Indenture executed in relation to the 2024 Debentures also provides that in the event the Company completes a U.S. listing (such as the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $5.00. In connection with the 2024 Debenture Offering, the Company paid $2,100 in commissions to an investment dealer/broker.

Financial Position and Liquidity as at June 30, 2026

As at June 30, 2026, the Company’s financial instruments consist of cash, accounts payable, equipment loan, short-term loans, convertible debenture and interest payable on convertible debenture, warrant liability, simple agreement for future equity.

The following discussion relates to the six months ended June 30, 2026 and compares that to the previous period ended June 30, 2025:

As at June 30, 2026, the Company had a working capital deficit of $68,103,897 compared to a working capital deficit of $42,608,671 as at December 31, 2025. We manage our capital resources and adjust them to consider changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. Our continuing operations are dependent upon our ability to obtain debt or equity financing until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.

Cash used in operating activities during the six months ended June 30, 2026 totaled $2,511,193 (June 30, 2025: $210,212). In connection with ongoing activities, operating expenditures are continuing to occur.

Cash used in investing activities during the six months ended June 30, 2026 totaled $34,460 (June 30, 2025: $nil).

Cash raised in financing activities during the six months ended June 30, 2026 totaled $2,756,956 (June 30, 2025: $516,302). The primary sources of liquidity are the funds raised through SAFEs.

Trend Information

Because we are still in the start-up phase of our operations, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering Circular to not be indicative of future operating results or financial condition.

Going Concern

The Company is in the preliminary stages of its planned operations and has not yet determined whether its processes and business plans are economically viable. The continued operations of the Company are dependent upon the ability of the Company to obtain sufficient funding to carry out its business plans, the existence of future profitable production, or alternatively, upon the Company’s ability to dispose of its assets on an advantageous basis, all of which are uncertain.

The Company’s consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company will need to raise additional capital in the near term to fund its ongoing operations and business activities. There can be no assurance that this Offering will conclude or that other financings will be available on terms acceptable to the Company or at all. As a result of these circumstances, there are material uncertainties that cast substantial doubt as to the appropriateness of the going concern presumption.

The business of environmental recycling and processing involves a high degree of risk, and there can be no assurance that current business development programs will result in profitable operations. The Company’s continued existence is dependent upon the acquisition of assets, preservation of its interest in the underlying assets, acquisition of various licenses, the achievement of profitable operations, or the ability of the Company to raise alternative financing, if necessary, or alternatively upon the Company’s ability to dispose of its assets and operations on an advantageous basis.

The Company’s consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and classifications in the statement of financial position that may be necessary if the Company were unable to continue as a going concern, and these adjustments could be material.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Direct Capital Expenditures

Our contractual obligations for ongoing capital expenditures are described below. With the proceeds from the 2022 Debenture Offering, we have entered into a facility lease in Greenville, North Carolina and acquired various pieces of production equipment.

The Company estimates that to equip the facility with the required processing equipment (including laboratory equipment) to run its main US processing operations, will require an initial investment of approximately $6.5-$7.4 million in direct capital. Such equipment includes, but is not limited to, gas scrubbers, conveyor belt systems, sensor based sorters, air compressors, various shredders and sizers, drying units, dissolution and precipitate vessels, various chemical process tanks, induction melting systems, vacuum filtration units, security systems, etc. The Company understands that such capital costs and timelines could change, and as such, it continues to review and update major equipment quotes ahead of any advance procurement strategies.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its cash balances and components of shareholders’ equity. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue additional shares, issue debt, acquire or adjust the amount of cash and investments.

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

Financial Instruments and Risk Management

a)	Financial instrument classification and measurement

In the normal course of business, the Company is inherently exposed to certain financial risks, including market risk, credit risk and liquidity risk, through the use of financial instruments. Financial instruments of the Company carried on the Condensed Interim Consolidated Statements of Financial Position are carried at amortized cost, with the exception of warrant liability and simple agreement for future equity, classified and held at fair value through profit or loss.

The Company classifies the fair value of these transactions according to the following hierarchy:

●	Level 1 - quoted prices in active markets for identical financial instruments.

●	Level 2 - quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

●	Level 3 - valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s warrant liability is classified at level 3 with a fair value of $58,230,399 as of June 30, 2026 (December 31, 2025 - $36,183,565). The Company’s simple agreements for future equity liability are classified at level 3 with a fair value of $2,901,956 as of June 30, 2026 (December 31, 2025 $85,000).

b)	Market risk

Market risk is the risk that changes in market prices will affect the Company’s earnings or the value of its financial instruments. Market risk is comprised of other price risk, currency risk, and interest rate risk. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. These market risks are evaluated by monitoring changes in key economic indicators and market information on an on-going basis, adjusting operations and budgets accordingly. The Company is exposed to limited market risk, primarily arising from foreign currency fluctuations and the valuation assumptions used in measuring financial liabilities carried at fair value. Management monitors these exposures on an ongoing basis and has not entered into derivative contracts to hedge such risks.

c)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash. The Company’s cash is held with major banks in Canada and the United States. Accordingly, the Company is not exposed to significant credit risk.

d)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. In the management of liquidity risk, the Company maintains a balance between continuity of funding and the flexibility through the use of borrowings. Management closely monitors the liquidity position and expects to have adequate sources of funding to finance the Company’s projects and operations. The Company is dependent on external financing and will be required to raise additional capital in the future to fund its operations (Note 1).

As at June 30, 2026, the Company had a cash balance of $760,530 (December 31, 2025 - $313,208) to settle current liabilities of $69,134,345 (December 31, 2025 - $43,044,024). So far, the Company is not profitable and has had to rely on the issuance of equity securities for cash, primarily through private placements and from related and other parties. The Company’s access to financing is uncertain. There can be no assurance of continued access to significant equity or debt financing.

e)	Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

f)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to cash flow interest rate risk on the variable rate of interest earned on its cash. The cash flow interest rate risk on cash is insignificant since deposits are short term in nature. The Company does not hold any other financial assets or liabilities with variable interest rates that will have significant impact arising from interest rate risk. The fair value interest rate risk on the Company’s other assets and liabilities are deemed to be insignificant.

The Company has not entered into any derivative instruments to manage interest rate fluctuations, thus, the Company is not subject to interest rate risk.

g)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Company’s certain operating expenses and acquisition costs are denominated in US$ and incurred by MMTC Delaware, and a large portion of the expenses of the Company are in Canadian dollars. The Company’s corporate office is based in Canada, and the exposure to exchange rate fluctuations arises mainly on foreign currencies, which are the US$.

The Company is exposed to foreign exchange risk. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure, and if rates continue to fall, management will look at entering into derivative contracts. Should the US dollar and Canadian dollar exchange rate have changed by 5% at the period end, the impact to profit or loss would be +/- $108,942.

The Company’s monetary assets and liabilities denominated in Canadian dollars are shown here in US$:

Rounded (’000)	June 30, 2026	Dec. 31, 2025
Cash	$7,200	$66,000
Accounts payable	$1,534,000	$1,248,000

Related Party Transactions and Obligations

The Company compensates certain of its key management personnel to operate its business in the normal course. Key management includes the Company’s executive officers and members of its Board of Directors. Transactions and balances with key management personnel and related parties not disclosed elsewhere in the Financial Statements are as follows:

Related Party Disclosure Principal Position	Period(i)	Director & Officer Fees	Accounts Payable
Chairman	2026	$31,250	$273,105
	2025	$31,250	$243,745
Directors	2026	$82,500	$727,402
	2025	$82,500	$643,011
CEO & Director	2026	$90,000	$746,411
	2025	$90,000	$652,296
Former CFO	2026	$25,500	$4,460
	2025	$25,500	$71,400
Former CFO	2026	$-	$67,795
	2025	$-	$68,948
Consultant	2026	$186,000	$466,341
	2025	$66,000	$422,178
Total	2026	$415,250	$2,285,514
	2025	$295,250	$2,101,578

(i)	Related party expenses are for the periods ended June 30, 2026 and June 30, 2025, whereas related party balances are as at June 30, 2026 and December 31, 2025.

These transactions were in the normal course of operations, which is the amount of consideration established and agreed to by the related parties.

The Chairman holds 117,645 Investor Rights Warrants and 445,873 performance warrants; the CEO holds 676,458 Investor Rights Warrants and 441,168 performance warrants; and the other directors collectively hold 485,285 Investor Rights Warrants, 674,692 performance warrants, and $10,000 of convertible debentures.

There is an investor and consultant who is considered as a related party to the Company due to his significant voting rights through his common share ownership, Investor Right Warrants ownership and the short-term loans outstanding. These facts resulted in the investor and consultant having significant influence over the Company. As at June 30, 2026, the Company had a total of $864,902 of short-term loans (inclusive of interest payable) (December 31, 2025 - $854,518) balance owing to this investor and consultant. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at June 30, 2026 and December 31, 2025, this investor and consultant owned a total of 3,260,237 of Investor Rights Warrants of the Company. For the six months ended June 30, 2026, the Company incurred fees to this investor and consultant of $186,000 (June 30, 2025 – $66,000) that are recorded in investor relations & transfer agent fees (June 30, 2026 – $66,000; June 30, 2025 – $66,000) and general & administrative fees (June 30, 2026 – $120,000; June 30, 2025 – $nil) , respectively on the statement of loss and comprehensive loss. For the three months ended June 30, 2026, the Company incurred fees to this investor and consultant of $93,000 (June 30, 2025 – $33,000) that are recorded in investor relations & transfer agent fees (June 30, 2026 – $33,000; June 30, 2025 – $33,000) and general & administrative fees (June 30, 2026 – $60,000; June 30, 2025 – $nil), respectively on the statement of loss and comprehensive loss.

There are investors who are considered related parties to the Company due to their collective ownership of Investor Rights Warrants, common shares, and outstanding short-term loans. These factors result in these individuals having significant influence over the Company. As at June 30, 2026, the Company had a total of CAD$1,329,045 of short-term loans (inclusive of interest payable) (December 31, 2025 – CAD$1,248,048) outstanding to these individuals. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at June 30, 2026 and December 31, 2025, these individuals held a total of 2,712,694 Investor Rights Warrants of the Company.

Capital Management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its components of equity (deficit). The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or adjust the amount of cash.

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company’s capital is not subject to any externally imposed capital requirements.

Critical Accounting Estimates

The preparation of the Company’s Consolidated Financial Statements requires management to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.

The accounting estimates and assumptions discussed in this section are those that the Company considers to be the most critical in the preparation of the Consolidated Financial Statements. An accounting estimate or assumption is considered critical if both

a)	the nature of the estimate or assumption is material due to the levels of subjectivity and judgment involved, and

b)	the impact within a reasonable range of outcomes of the estimate and assumption is material to the financial condition.

The Company measurement of the warrant liability is considered to be a critical accounting estimate. Estimating fair value for warrants requires determining the most appropriate valuation model. Significant estimates include estimating the fair value of the Company’s common shares, probability of an initial public offering, and timing of an initial public offering.

New Accounting Pronouncements

The following amendments to standards and interpretations became effective for the annual periods beginning on or after January 1, 2026. The application of these amendments and interpretations had no significant impact on the Company’s interim consolidated financial position or results of operations. The IASB and the IFRIC have issued the following new and revised standards and interpretations that are not yet effective for the relevant reporting periods and the Company has not early adopted these standards, amendments and interpretations. However, the Company is currently assessing what impact the application of these standards or amendments will have on the interim consolidated financial statements of the Company. The Company intends to adopt these standards, if applicable, when the standards become effective:

●	Effective January 1, 2027, the Company will adopt IFRS 18, Presentation and Disclosure in Financial Statements. The new standards replace IAS 1, Presentation of Financial Statements, and for all entities will:

o	Introduce a new defined structure for the statement of profit and loss and require the classification of income and expenses in that statement into one of five categories: operating; investing; financing; income taxes; and discontinued operations. IFRS 18 introduces definitions of these categories for purposes of the statement of profit and loss. Specific categorization requirements will apply to entities whose ‘main business activity’ is to provide financing to customers or to invest in specified assets. Entities will also be required to present new subtotals for ‘operating profit or loss’ and ‘profit or loss before financing and income taxes;

o	Require disclosure of ‘management-defined performance measures’ (MPMs) in a single note to the financial statements. MPMs are subtotals of income and expenses that an entity uses in public communications outside of its financial statements, to communicate management’s view of an aspect of the financial performance of the entity as a whole to users. Entities must disclose a reconciliation between the measure and the most directly comparable total or subtotal specifically required to be disclosed by IFRS Accounting Standards or subtotal listed in IFRS 18;

o	Enhance guidance about how to group information within the financial statements; and

o	For the statement of cash flows, require that ‘operating profit or loss’ be used as the starting point for determining cash flows from operating activities under the indirect method, and remove the optionality around classification of cash flows from interests and dividends.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, including for interim financial statements. Earlier application is permitted. The new standards is to be applied retrospectively, and, in the period of adoption, a reconciliation is required between how the statement of profit or loss was presented in the comparative period under IAS 1 and how it is presented in the current period under IFRS 18.

MANAGEMENT

Our Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and members of our Board of Directors as of the date of this Offering Circular. The business address of all of persons identified below is c/o Modern Mining Technology Corp., 1055 West Georgia Street, Suite 1500, Royal Centre, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7 Canada.

Name		Position	Age
1	Kuljit (Jeet) Basi	Chief Executive Officer, President and Director	43
2	Austin Thornberry	Chief Financial Officer	32
3	Mark Zorko	Non-Executive Chairman of the Board, Director	74
4	Sean Bromley	Director	36
5	Matthew Chatterton	Director	46
6	Thomas A. Fenton	Secretary	66

There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any of our directors or executive officers was selected to serve as a director or executive officer of the Company.

Pursuant to the Investor Rights Agreement, each Investor (as defined in the Investor Rights Agreement) shall be entitled, through the Warrantholder Representative to nominate three (3) directors to the Board, provided that each director nominee shall be a Canadian resident and shall meet the requirements of applicable corporate, securities and other laws. All of the current directors were nominated prior to execution of the Investor Rights Agreement. The Investor Rights Agreement will terminate upon completion of the Offering.

Biographical Information

The following is a summary of certain biographical information concerning our executive officers, and directors.

Kuljit (Jeet) Basi, President, Chief Executive Officer and Director. Mr. Basi is an established mining industry professional with over 18 years of technical leadership experience in global public mining companies including Newmont Corporation (“Newmont”), Goldcorp Inc. (“Goldcorp”) and Teck Resources Ltd. (“Teck”). Jeet has a passion for growing a collaborative culture of technical excellence focused on maximizing net asset values. From July 2020 to present, Mr. Basi has been the principal consultant for SVK Metrix Inc. (“SVK”), which company provides consulting advice to numerous natural resource companies, including the Company. Mr. Basi has served as the CEO of the Company since March 2022. He is also a director and Executive Chairman of Tactical Resources Corp., a position he has held since November 2020. Prior thereto, from July 2019 to February 2020, Mr. Basi held the position of Senior Advisor, Newmont North America, where he was responsible for implementing industry leading best practices in the areas of technical services, project development and strategic planning across all of Newmont’s Canadian, U.S. and Mexican assets. Prior thereto, from February 2011 to June 2019, Jeet held various positions with Goldcorp including the position of Corporate Manager of Processing & Metallurgy. During his eight-year tenure with Goldcorp, Mr. Basi established a track record of delivering bottom-line growth across major assets within Goldcorp’s global portfolio. Prior to Goldcorp, Mr. Basi worked, from September 2006 to January 2011, at Teck’s Highland Valley Copper operation where he most notably was involved in the mill optimization and expansion projects. Mr. Basi is an industry professional and has co-authored multiple publications within the technical community. Mr. Basi obtained his Bachelor of Applied Science in Mining and Mineral Process Engineering degree from the University of British Columbia with a Minor in Commerce in 2006.

Austin Thornberry, Chief Financial Officer. Mr. Thornberry is a seasoned finance professional with a background in advising new companies in the venture capital market. Mr. Thornberry was formerly the Chief Financial Officer of Three Sixty Solar Ltd. (August 2022 to June 2026), a company focused on innovative solar equipment supply to the global marketplace, and of UniDoc Health Corp. (February 2024 to June 2026), a company bringing an innovative telehealth solution to underserved areas, where he was responsible for the companies’ financial reporting, budgeting and overseeing compliance procedures. He brings extensive experience working with high-growth companies across numerous industries through his past work in the Technology & Innovation banking group at the Bank of Montreal from March 2020 to May 2021 and as an auditor in the financial services arm of Ernst & Young October 2017 to March 2020, advising on multiple capital markets transactions. Mr. Thornberry has since worked as an independent business consultant, splitting his time working in Toronto, Ontario and Vancouver, British Columbia. He obtained his Bachelor of Commerce at McGill University and has held the CPA, CA, designation since 2019.

Mark Zorko, Non-Executive Chairman of the Board, Director. Mr. Zorko has been Chairman of the Board of the Company since 2020. He is a seasoned business professional who has served as a CFO, board member and audit committee chairman at several public and private companies during his career. Since 2024 he has been on the Board of NuSkin Enterprises (NYSE:NUS). His past board service includes Westell Technologies, Inc. from 2017 to 2024, a provider of network infrastructure solutions that trades on the OTC markets (previously on Nasdaq), where he was the audit committee chairman and a member of the compensation committee. Mr. Zorko previously chaired the nominating and corporate governance committee and from 2009 to 2019 served on both the audit and compensation committees of Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH). He has worked as a consultant since 2013 and currently serves as an advisor to two early-stage entrepreneurial businesses. From 2017 to 2023, Mr. Zorko was president of Brentwood 401k, LLC, a firm that he founded to provide 401(k) plan advisory services to middle-market companies. Between 2006 and 2019, Mr. Zorko served as CFO or interim CFO at a variety of public companies listed on the New York Stock Exchange, OTC markets and London Stock Exchange AIM Market. Mr. Zorko served as the Chief Financial Officer of Steel Excel, Inc. (Nasdaq: SXCL), a public energy industry firm, from 2011 to 2013. He also served as the President and Chief Executive Officer of SXCL’s subsidiary Wells Services Ltd. (WSL), a Steel Excel business, in 2012 and CFO of DGT Holdings (DGTC), a medical imaging firm, from 2006 to 2012. SXCL, WSL and DGTC are all affiliated with Steel Partners Holding, L.P., a publicly traded diversified global holding company. Mr. Zorko was on the Audit Committee for Opportunity International, a microfinance bank from 2006 to 2018 and was on the Finance Committee for the Alexian Brothers Health System from 2006 to 2016. From 2000 to 2010, he was a partner at Tatum CFO Partners, LLP, an executive services firm at which he served in financial leadership positions for several clients, and he previously worked in finance and accounting roles at Honeywell, Inc., Zenith Data Systems Corporation and Arthur Andersen & Co. Mr. Zorko served in the U.S. Marine Corps and currently is on the board of directors of Military Outreach USA. He holds a B.S.B.A. degree in accounting from The Ohio State University and a M.B.A. degree from the University of Minnesota. He is a certified public accountant, NACD Director Certified and Board Leadership Fellow, and in 2019 he earned NACD’s CERT Certificate in Cybersecurity Oversight. He currently serves on NACD’s Research Triangle Chapter Board. Mr. Zorko brings many years of expertise in strategic planning, finance, accounting, international operations, mergers and acquisitions, information technology, audit oversight, and corporate governance. Our Board also believes his extensive executive experience and his service on other public company boards enable him to be an effective Board member. In addition, Mr. Zorko’s experience consulting with smaller, entrepreneurial businesses provides a valuable perspective in managing our business. Finally, through his experience as a CFO and audit committee chairman at multiple public companies, Mr. Zorko has developed deep insight into the management, operations, finances and governance of public companies.

Sean Bromley, Independent Director. Mr. Bromley is a self-employed independent consultant to private and public companies and has significant experience in consulting and advising early-stage companies. As a former investment advisor, Mr. Bromley also brings considerable capital markets and financing expertise to the Company. He has been working as an investment consultant for the past 10 years and currently serves, or has served, as a director and consultant for multiple public and private companies including Starfighters Space Inc. since October 2022, Modern Mining Technology Corp since September 2021, The Vurger Co Ltd. from March 2022 to June 2025, Promino Nutritional Sciences Inc. since August 2020, Pure Extracts Technologies Corp. from December 2019 to August 2023, Isracann Biosciences Inc. from December 2018 to January 2024, Bolt Metals Corp. from October 2017 to November 2024. White Gold Corp. since November 2015, and Apollo Silver Corp. from August 2015 to June 2023. As a consultant, Mr. Bromley assists companies with corporate strategy, the identification of potential targets for mergers and acquisitions and the negotiation of transaction agreements, capital raising and making introductions to potential business partners. Mr. Bromley holds a Bachelor of Commerce degree with specialization in Finance from the University of Calgary in Alberta, Canada. He also studied at The Hong Kong University of Science and Technology in 2012.

Matthew Chatterton, Independent Director. Mr. Chatterton has over 20-years of experience in the design, development, and execution across a variety of projects and manufacturing operations and 12-years’ experience in the mining sector, primarily in equipment supply and process development for precious metal mines. His expertise includes project management, facility management, logistics, supply side processes and procedures at a number of international manufacturing operations in Canada, United States, China, Bulgaria, the Philippines and Israel. He has managed operational teams as large as eight direct or 120 indirect reports and has managed capital projects in excess of $35 million for production facilities and laboratories for mining and manufacturing businesses. He is currently the Chief Executive Officer at POWR Lithium Corp, where he has been serving in that role since December, 2023. Prior to POWR, Mr. Chatterton worked in various roles with Isracann Bioscience Inc from May 2019 to January 2023. He is also currently a director of UniDoc Health Corp. since December 2021 and Tactical Resources Corp. since April 2021, and was formerly a director of The Vurger Co Ltd. from March 2022 to June 2025. Mr. Chatterton is a Professional Engineer and graduate of Canada’s Queens University with a Master of Applied Science degree in Chemical Engineering in 2003 and an undergraduate degree in Applied Science in Engineering Chemistry in 2002, a dual accredited Chemistry/Engineering program.

Thomas A. Fenton, Secretary. Mr. Fenton is a partner of the Toronto based law firm, Aird & Berlis LLP, where he has practiced corporate and securities law since June 1997. Mr. Fenton has over 30 years of practice experience and is the former Practice Group Leader of the firm’s Capital Markets Group. Tom has also been, and currently is, an officer and/or director of a number of private and public companies. Among other things, Mr. Fenton also served for a three-year term on the Securities Advisory Committee of the Ontario Securities Commission from 2016 to 2018. Mr. Fenton received his law degree in 1986 from the University of Western Ontario (now Western University).

Family Relationships

There are no familial relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

Except as set forth below, to our knowledge, none of our current directors or executive officers have, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Sean Bromley and Matthew Chatterton, directors of the Company, and Austin Thornberry, Chief Financial Officer of the Company, were former directors of The Vurger Co Ltd. (“Vurger”) when a Notice of Administrator’s Appointment with respect to Vurger was filed with the United Kingdom’s Companies House in accordance with Rule 3.27 of the Insolvency (England & Wales) Rules 2016 and paragraph 46(4) of Schedule B1 to the Insolvency Act 1986 in April 2023. On April 28, 2023, Vurger entered into insolvency proceedings, leading to a “pre-packaged” administration sale of its assets which was announced and completed on May 5, 2023. Vurger was dissolved on June 18, 2025.

The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the we believe will have a material adverse effect on our business, financial condition or operating results.

Board Practices

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The Board of Directors currently implements its risk oversight function as a whole.

Terms of Office

Each of our officers holds office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board of Directors following the annual meeting of shareholders and until their successors have been elected and qualified.

Director Independence

As a result of our expectation that our securities will be listed on NYSE American, we have elected to adhere to the rules of such exchange in determining whether a director is independent. The NYSE American Company Guide generally defines an “independent director” as a person other than an executive officer or employee of a Company, and that no director qualifies as independent unless the Company’s board of directors affirmatively determine that the directors does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under Canadian National Instrument 58-101 – Disclosure of Corporate Governance Practices, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of Canadian National Instrument 52-110 – Audit Committees, or “NI 52-110.”

Under such definition, Sean Bromley, Matt Chatterton and Mark Zorko are independent directors on the Company’s Board. However, our Shares are not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements as of the date hereof.

Board Committees

Audit Committee

Our Audit Committee is comprised of Sean Bromley, Mark Zorko and Matthew Chatterton each of whom have been determined by the Board to satisfy the independence requirements under NYSE American listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Sean Bromley, who the Board has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The Audit Committee is governed by an updated charter approved by our Board of Directors, a copy of which is attached as exhibit 99.9 to this Post-Qualification Amendment to Offering Statement on Form 1-A. The Audit Committee is responsible for, among other things:

●	ensuring, through discussion with management and the external auditors, that the Company’s annual and quarterly financial statements (individually and collectively, the “Financial Statements”), as applicable, present fairly in all material respects the financial conditions, results of operations and cash flows of the Company as of and for the periods presented;

●	reviewing and recommending for approval to the Board, the Company’s financial statements, accounting policies that affect the financial statements, annual MD&A and associated press release(s);

●	reviewing significant issues affecting financial reports;

●	monitoring the objectivity and credibility of the Company’s financial reports;

●	considering the effectiveness of the Company’s internal controls over financial reporting and related information technology security and control;

●	reviewing with auditors any issues or concerns related to any internal control systems in the process of the audit;

●	reviewing with management, external auditors and legal counsel any material litigation claims or other contingencies, including tax assessments, and adequacy of financial provisions, that could materially affect financial reporting;

●	overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing such other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting; and

●	taking such other actions within the general scope of its responsibilities as the Audit Committee shall deem appropriate or as directed by the Board of Directors.

Compensation Committee

The Board of Directors adopted a Compensation Committee Charter which complies with the requirements of Section 805 of the NYSE American Company Guide and the Board of Directors has established a Compensation Committee (the “Compensation Committee”). The Compensation Committee is comprised of Matthew Chatterton (chair) Mark Zorko and Sean Bromley. The Compensation Committee is governed by a charter approved by our Board of Directors, a copy of which is attached as exhibit 99.10 to this Post-Qualification Amendment to Offering Statement on Form 1-A.

The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management and such other duties as directed by the Board.

Each of the Compensation Committee members satisfies the “independence” requirements of Section 803(A)(2) of the NYSE American Company Guide. The Compensation Committee will be responsible for, among other things:

●	reviewing and approving the Company’s compensation guidelines and structure;

●	reviewing and approving on an annual basis the corporate goals and objectives with respect to the CEO of the Company;

●	reviewing and approving on an annual basis the evaluation process and compensation structure for the Company’s other officers, including salary, bonus, incentive and equity compensation;

●	reviewing the Company’s incentive compensation and other equity-based plans and recommending changes in such plans to the Board as needed.

●	periodically making recommendations to the Board regarding the compensation of non-management directors, including Board and committee retainers, meeting fees, equity-based compensation and such other forms of compensation and benefits as the Committee may consider appropriate; and

●	overseeing the appointment and removal of executive officers, and reviewing and approving for executive officers, including the CEO, any employment, severance or change in control agreements.

Nominating and Corporate Governance Committee

The Board of Directors adopted a Nominating and Corporate Governance Committee Charter that complies with the requirements of Section 804 of the NYSE American Company Guide, and has established a Nominating and Corporate Governance Committee (the “N&CG Committee”) which operates under its Nominating and Corporate Governance Committee Charter. The N&CG Committee is currently comprised of Mark Zorko (chair), Matthew Chatterton and Sean Bromley. The N&CG Committee is responsible for (i) identifying and recommending to the Board, individuals qualified to be nominated for election to the Board; (ii) recommending to the Board, the members and chairperson for each Board committee; and (iii) periodically reviewing and assessing the Company’s corporate governance principles contained in the Nominating and Corporate Governance Committee Charter and making recommendations for changes thereto to the Board. The N&CG Committee is governed by a charter approved by our Board of Directors, a copy of which is attached as exhibit 99.11 to this Post-Qualification Amendment to Offering Statement on Form 1-A.

The N&CG Committee is responsible for, among other things:

●	leading the Company’s search for individuals qualified to become members of the Board;

●	evaluating and recommending to the Board for nomination candidates for election or re-election as directors;

●	establishing and overseeing appropriate director orientation and continuing education programs;

●	making recommendations to the Board regarding an appropriate organization and structure for the Board of Directors;

●	evaluating the size, composition, membership qualifications, scope of authority, responsibilities, reporting obligations and charters of each committee of the Board;

●	periodically reviewing and assessing the adequacy of the Company’s corporate governance principles as contained in the Nominating and Corporate Governance Committee Charter and, should it deem it appropriate, it may develop and recommend to the Board of Directors for adoption of additional corporate governance principles;

●	periodically reviewing the Company’s Articles in light of existing corporate governance trends, and shall recommend any proposed changes for adoption by the Board of Directors or submission by the Board of Directors to the Company’s shareholders;

●	making recommendations on the structure and logistics of Board of Directors’ meetings and may recommend matters for consideration by the Board of Directors;

●	considering, adopting and overseeing all processes for evaluating the performance of the Board of Directors, each committee and individual directors; and

●	annually reviewing and assessing its own performance.

Code of Ethics

Our Board adopted a written Code of Business Conduct and Ethics on May 19, 2022, which is a “code of ethics” as defined in section 406(c) of the Sarbanes-Oxley Act and which is a “code” under Canadian National Instrument 58-101 - Disclosure of Corporate Governance Practices, that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other of our agents. The Code of Ethics will be made publicly available on the Company’s website at www.modernmining.com.

Recovery (Clawback) Policy

On June 26, 2026, the Board of Directors of the Company adopted the Modern Mining Technology Corp. Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation (the “Recovery Policy”), with an effective date of June 26, 2026, which complies with Section 10D of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 of the Exchange Act (“Rule 10D-1”), and the listing rules adopted by NYSE American (collectively, the “Final Clawback Rules”). The Board has designated the Compensation Committee of the Board as the administrator of the Recovery Policy.

The Recovery Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers as defined in Rule 10D-1 (“Covered Officers”) of the Company in the event that the Company is required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Recovery Policy, the Company may recoup from the Covered Officers erroneously awarded incentive-based compensation received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement.

A copy of our Recovery Policy is filed as Exhibit 99.7 to this Post-Qualification Amendment to Offering Statement on Form 1-A.

Insider Trading Policy

Our Board adopted a written Insider Trading Policy on May 19, 2022, which is designed to ensure full compliance with the prohibitions against insider trading contained in Section 10(b) of, and Rule 10b-5 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and with comparable provisions of applicable Canadian securities legislation. The policy establishes comprehensive safeguards to prevent any director, officer, employee, household member, or entity controlled by such persons from trading the Company’s securities while in possession of material non-public information. The Insider Trading Policy will be made publicly available on the Company’s website at www.modernmining.com.

Corporate Governance Practices

We are a “foreign private issuer” under the federal securities laws of the United States and the NYSE American Company Guide. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the NYSE American Company Guide.

Under the SEC rules and NYSE American Company Guide Section 110, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and NYSE American permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on NYSE American, may provide less protection than is accorded to investors under the NYSE American Company Guide applicable to U.S. domestic issuers.

The Canadian securities regulatory authorities have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to Canadian National Instrument 58-101 — Disclosure of Corporate Governance Practices. The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted, or in connection with the closing of this Offering will adopt, certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements should be read together with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation of our Executive Officers and Directors

The following table sets forth information concerning the compensation of our executive officers and non-employee directors for the 2025 fiscal year.

Name	Fees earned or paid in cash ($)	RSUs ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Executive Officers:
Kuljit (Jeet) Basi(1)	180,000	Nil	Nil	Nil	Nil	Nil	180,000
David Whitney(2)	51,000	Nil	Nil	Nil	Nil	Nil	51,000

Directors:
Mark Zorko	62,500	Nil	Nil	Nil	Nil	Nil	62,500
Michael Hepworth(3)	55,000	Nil	Nil	Nil	Nil	Nil	55,000
Matt Chatterton	55,000	Nil	Nil	Nil	Nil	Nil	55,000
Sean Bromley	55,000	Nil	Nil	Nil	Nil	Nil	55,000

Notes:

(1)	Kuljit (Jeet) Basi was appointed as a director of the Company on August 31, 2021 and as the CEO of the Company on March 1, 2022.
(2)	David Whitney was appointed as the Chief Financial Officer of the Company on August 27, 2024, and resigned as the Chief Financial Officer on June 24, 2026.
(3)	Michael Hepworth resigned as a director of the Company on June 12, 2026.

The following table sets forth information concerning the compensation of our executive officers and non-employee directors for the 2024 fiscal year.

Name	Fees earned or paid in cash ($)	RSUs ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Executive Officers:
Kuljit (Jeet) Basi(1)	180,000	Nil	Nil	Nil	Nil	Nil	180,000
David Whitney(2)	17,000	Nil	Nil	Nil	Nil	Nil	17,000

Directors:
Mark Zorko	62,500	Nil	Nil	Nil	Nil	Nil	62,500
Michael Hepworth(3)	55,000	Nil	Nil	Nil	Nil	Nil	55,000
Matt Chatterton	55,000	Nil	Nil	Nil	Nil	Nil	55,000
Sean Bromley	55,000	Nil	Nil	Nil	Nil	Nil	55,000

Notes:

(1)	Kuljit (Jeet) Basi was appointed as a director of the Company on August 31, 2021 and as the CEO of the Company on March 1, 2022.
(2)	David Whitney was appointed as the Chief Financial Officer of the Company on August 27, 2024, and resigned as the Chief Financial Officer on June 24, 2026.
(3)	Michael Hepworth resigned as a director of the Company on June 12, 2026.

Director Compensation

We currently have four (4) directors. Our three independent directors receive, effective from September 1, 2021, an annual cash retainer of $20,000 to be paid quarterly in arrears and an annual equity retainer equal to $30,000 to be granted in the form of RSUs under the 2022 Plan, with vesting requirements of one year from date of grant. In addition, the Chair of each Committee (Audit, Compensation and N&CG) will receive an additional $5,000 cash retainer while the Chair of the Board of Directors will receive an additional $12,500 cash retainer. As at June 30, 2026, $419,254 has been accrued related to the cash component of director compensation. Subsequently, all director fees are still being accrued and deferred until the completion of the Offering.

Employment Agreements, Arrangements or Plans

The following describes the respective employment agreements and consulting agreements entered into and in place as of the date hereof between the Company and its executive officers and directors.

Kuljit (Jeet) Basi’s services as Chief Executive Officer of the Company are provided pursuant to a consulting agreement (the “Basi Consulting Agreement”) made effective March 8, 2022 between the Company and SVK. Mr. Basi is the principal of SVK. Pursuant to the Basi Consulting Agreement, Mr. Basi is paid a consulting fee of $15,000 per month and is entitled to be reimbursed for expenses incurred in connection with his services to the Company.

The Basi Consulting Agreement continues on an ongoing basis until otherwise terminated in accordance with the provisions thereof. In the event the Basi Consulting Agreement is terminated for any reason (other than for “Cause” (as such term is defined in the Basi Consulting Agreement)), the Company must provide SVK with 30 days’ written notice of such termination and must pay SVK a lump sum equivalent to 18 months’ worth of consulting fees. Mr. Basi has agreed to defer his compensation from October 1, 2022 until the completion of the Offering.

The Company and Mr. Basi, through SVK, entered into a new consulting agreement (the “New Basi Consulting Agreement”) dated July 9, 2026, which will become effective upon completion of the Offering. Pursuant to the New Basi Consulting Agreement, Mr. Basi (i) will be paid an annual consulting fee of $440,000, (ii) is entitled to an additional bonus of at least 50% of the annual fee, subject to certain key performance indicators and targets set by the Board, (iii) will be granted an aggregate of 2,340,000 equity awards, subject to the approval of the Board and, if necessary, the shareholders of the Company, with performance metrics to be determined by the Board at the time of the grant, and (iv) is entitled to be reimbursed for expenses incurred in connection with his services to the Company.

The New Basi Consulting Agreement continues on an ongoing basis until otherwise terminated in accordance with the provisions thereof. In the event the New Basi Consulting Agreement is terminated for any reason (other than for cause, being any conduct that would justify termination of an employee at law), the Company must provide SVK with 30 days’ written notice of such termination and must pay SVK a lump sum equivalent to 24 months’ worth of consulting fees (the “Basi Break-Up Payment”). In the event the New Basi Consulting Agreement is terminated by the Company within 12 months of a Change of Control, or Mr. Basi resigns for Good Reason (as each such term is defined in the New Basi Consulting Agreement), the Company shall pay SVK the Basi Break-Up Payment and any of Mr. Basi’s unvested equity awards granted under the Company’s equity incentive plan shall immediately vest in full.

The Company and Austin Thornberry entered into a consulting agreement (the “Thornberry Consulting Agreement”) dated July 9, 2026, pursuant to which Mr. Thornberry provides his services as the Company’s Chief Financial Officer, and which will become effective upon completion of the Offering. Pursuant to the Thornberry Consulting Agreement, Mr. Thornberry (i) will be paid an annual consulting fee of $250,000, (ii) is entitled to an additional bonus of at least 30% of the annual fee, subject to certain key performance indicators and targets set by the Board, (iii) will be granted an aggregate of 353,333 equity awards, subject to the approval of the Board and, if necessary, the shareholders of the Company, with performance metrics to be determined by the Board at the time of the grant, and (iv) is entitled to be reimbursed for expenses incurred in connection with his services to the Company.

The Thornberry Consulting Agreement continues on an ongoing basis until otherwise terminated in accordance with the provisions thereof. In the event the Thornberry Consulting Agreement is terminated for any reason (other than for cause, being any conduct that would justify termination of an employee at law), the Company must provide Thornberry with 30 days’ written notice of such termination and must pay Thornberry a lump sum equivalent to 12 months’ worth of consulting fees (the “Thornberry Break-Up Payment”). In the event the Thornberry Consulting Agreement is terminated by the Company within 12 months of a Change of Control, or Mr. Thornberry resigns for Good Reason (as each such term is defined in the Thornberry Consulting Agreement), the Company shall pay Mr. Thornberry the Thornberry Break-Up Payment and any of Mr. Thornberry’s unvested equity awards granted under the Company’s equity incentive plan shall immediately vest in full.

Basil Botha served as Principal Technical Advisor to the Company as provided pursuant to a transition letter (the “Botha Transition Letter”) entered into as of February 28, 2022 between Basil Botha, his personal services company (616538 BC Ltd.) and the Company. Pursuant to the Botha Transition Letter, the Company agreed to: (1) pay all outstanding expenses previously incurred by Mr. Botha on behalf of the Company in the amount of approximately $13,000; (2) pay all accrued salary owing to him from September 1, 2021 to February 28, 2022 in the amount of $78,000; and (3) commencing March 1, 2022, pay Mr. Botha and/or his consulting company, $14,000 per month. Such salary will be payable until eighteen (18) months following the date of completion of the Reg A Offering; (4) and a one-time bonus of $50,000 if the IPO is successful, and (5) pay all reasonable out-of-pocket expenses incurred by Mr. Botha on behalf of the Company and in accordance with the Company’s reimbursement policies. It has also been further agreed that Mr. Botha’s $78,050 in shareholder advances he made to the Company would be repaid withing ten (10) days of closing of the Reg A Offering.

Pursuant to the Botha Transition Letter, Mr. Botha had agreed to ensure that the Company has a solid basis for the ordering of equipment and commissioning of the Greenville Facility. In addition, Mr. Botha had agreed to provide the following scope of work to the Company: human resources; staff training and recruitment; security; safety; procurement of feedstock; instituting production metrics for quality control and recoveries; set-up the laboratory and any other aspects relating to the operation of the Greenville Facility. From March 1, 2022 onward, Mr. Botha devoted 100% of his time to the Company’s affairs which included spending two to three weeks per month at the Greenville Facility.

On June 15 and 16, 2023, Mr. Botha filed claims against the Company in the small claims court of British Columbia, Canada, for approximately $30,000 for his unpaid consulting invoices for April and May 2023. On June 30, 2023, Mr. Botha and the Company entered into an amending agreement whereby Mr. Botha agreed to defer his compensation from April 2023 until the closing of the Reg A Offering. Any unpaid invoices will accrue interest at 2% compounded monthly. Additionally, following the closing of the Offering, Mr. Botha’s salary will be increased to $15,000 per month for a period of twenty-four (24) months following the completion of the Reg A Offering. Mr. Botha also withdrew his claims and agreed not to file any more claims against the Company so long as payments due to him are paid within thirty (30) days of the completion of the Reg A Offering.

In February 2026, Mr. Botha passed away. Any outstanding obligations owing by the Company to Mr. Botha will be paid to his estate; however, future obligations of both parties, including performance-based compensation, have terminated. Mr. Botha’s expertise and responsibilities were passed on to other team members prior to his death, therefore the loss of Mr. Botha is not anticipated to have an impact on the Company’s future plans.

David Whitney’s services as Chief Financial Officer of the Company were provided pursuant to a consulting agreement (the “CFO Agreement”) made effective August 27, 2024 between the Company and Sea Island Consulting Ltd. (“Sea Island”). Mr. Whitney is the principal of Sea Island. Pursuant to the CFO Agreement, Mr. Whitney was paid a consulting fee of $4,250 per month and is entitled to be reimbursed for expenses incurred in connection with his services to the Company. Mr. Whitney resigned as the Company’s Chief Financial Officer on June 24, 2026, and the CFO Agreement was terminated on the same date.

Equity Incentive Plan

Introduction

The principal features of our equity incentive plan (the “2022 Plan”) are summarized below. This summary is qualified in its entirety by reference to the actual text of the 2022 Plan, which is filed as an exhibit to the Offering Circular.

The 2022 Plan was approved by the Company’s shareholders on July 6, 2022.

The principal purpose of the 2022 Plan is to assist us in securing and retaining the services of eligible employees, officers, directors and consultants and motivate such Participants so that they may increase their equity participation in the Company and benefit from increases in the value of the Shares.

Eligibility

Our 2022 Plan provides for the grant of incentive share options (“ISOs”) to employees, including employees of any parent or subsidiary, and for the grant of non-incentive share options (“NIOs”), share appreciation rights, restricted share unit awards and other forms of share awards to employees, directors, and consultants, including employees and consultants of our affiliates. There are additional restrictions on the awards of ISOs to shareholders who own greater than 10% of our Shares.

Share Reserve

The maximum number of Shares available for grant under the 2022 Plan and our other security-based compensation arrangements will be determined from time to time by the Board of Directors, but in any event, will not exceed 15% of the total Shares issued and outstanding from time to time. As at the date hereof, we have no securities convertible into Shares outstanding under the 2022 Plan.

The calculation of the share reserve does not limit the granting of awards that do not involve the issuance of Shares to the Participant, such as share appreciation rights. The following counting provisions will be in effect in the calculation of the share reserve under the 2022 Plan:

●	to the extent that an award (or a portion thereof) is exercised, terminates, expires or lapses for any reason or an award is settled in cash without the delivery of Shares, any Shares subject to the award at such time will be available for future grants under the 2022 Plan;

●	to the extent that Shares awarded by us are forfeited back to or repurchased by us prior to vesting, such Shares will be available for future grants under the 2022 Plan;

●	to the extent that Shares are reacquired or withheld by us to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2022 Plan, such Shares will be available for future grants under the 2022 Plan; and

●	to the extent that Shares are issued through the assumption or substitution of equity-based awards by an acquired company, the number of Shares issuable under the 2022 Plan shall not be reduced.

Plan Administration

The 2022 Plan provides that the Board of Directors or a duly authorized committee of the Board of Directors may administer the 2022 Plan. The Board of Directors may delegate its authority to one or more officers to (i) designate employees other than officers of the Company to receive specified share awards; and (ii) determine the number of Shares to be subject to those awards.

Subject to the terms and conditions of the 2022 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of Shares to be subject to awards, and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2022 Plan. The administrator generally has the authority to effect, with the consent of any adversely affected Participant: (i) the reduction of the exercise, purchase, or strike price of any outstanding award; (ii) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration, as determined by the Board of Directors in its full discretion; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.

The administrator may terminate, amend, or modify the 2022 Plan, provided that such action does not materially impair the existing rights of any Participant without such Participant’s written consent. However, we must generally obtain shareholder approval to the extent required by applicable law, rule, or regulation (including any applicable stock exchange rule).

Awards

Share Options

ISOs and NIOs are granted under share option agreements adopted by the plan administrator. Each grant of share options will specifically designate the options are either ISOs or NIOs at the date of grant. The plan administrator determines the term and the exercise price for share options, within the terms and conditions of the 2022 Plan, provided that (i) the term of a share option may not exceed ten (10) years from the date of grant; and (ii) the exercise price of a share option generally cannot be less than 100% of the fair market value of the Shares on the date of grant. Share options granted under the 2022 Plan will vest at the discretion of the administrator at the rate specified in the share option agreement and may vest in one or more installments after the grant date and need not be in equal amounts. Unless otherwise set out in the award agreement or consented to by the Board of Directors, share options are not assignable or transferable.

An ISO may be purchased by the option holder by cash, certified cheque, bank draft, money order or in any other form of consideration set forth in the option agreement. In addition to the above, an NIO may be purchased by the option holder by a “net exercise” arrangement pursuant to which we will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a market value that does not exceed the aggregate exercise price.

The aggregate fair market value, determined at the time of grant, of the Shares with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our equity compensation plans may not exceed $100,000. Share options or portions thereof that exceed such limit will generally be treated as NIOs.

No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own Shares possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant; and (ii) the option is not exercisable after the expiration of five years from the date of grant.

Restricted Share Units

Restricted share units are granted under restricted share unit award agreements adopted by the plan administrator. At the time of the grant of each restricted share unit, the Board of Directors will determine the consideration, if any, to be paid by the Participant upon delivery of the Shares. The consideration, if any, can be in any form of legal consideration that may be acceptable to the Board of Directors and permissible under applicable law. The plan administrator will determine any vesting restrictions on the restricted share units, at its sole discretion.

A restricted share unit may be settled by cash, delivery of Shares, a combination of cash and Shares, as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted share unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted share unit.

Share Appreciation Rights

Share appreciation rights are granted under share appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a share appreciation right, which generally cannot be less than 100% of the fair market value of the Shares on the date of grant. A share appreciation right granted under the 2022 Plan vests at the rate specified in the share appreciation right agreement as determined by the plan administrator.

To exercise a share appreciation right, the Participant must provide written notice of exercise to us as provided for in the share appreciation right agreement. Upon exercise, the share appreciation right payable may be settled by cash, delivery of Shares, a combination of cash and Shares, as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the share appreciation right agreement.

Unless otherwise set out in the award agreement or consented to by the Board of Directors, share appreciation rights are not assignable or transferable.

Other Share-Based Awards

Under the 2022 Plan, the plan administrator may grant other awards based in whole or in part by reference to our Shares. The plan administrator will set the number of Shares under the share award and all other terms and conditions of such awards.

Termination of Employee, Death or Disability

Share Options and Share Appreciation Rights

Except as otherwise provided in the award agreement, a Participant’s share options or share appreciation rights will expire 90 days after a Participant ceases to act as a Participant, other than by reason of death, disability or termination for cause, and subject to amendment at the discretion of the Board of Directors. Under the 2022 Plan, in the event of the death or disability of a participant, the participant (in the case of disability) or the participant’s estate (in the case of death) shall have 12 months in which to exercise the outstanding share options or share appreciation rights, subject to their earlier expiry in accordance with the award agreement.

Except as otherwise provided in the award agreement, if a Participant is terminated for cause, the share options or share appreciation rights, as applicable, will terminate immediately and the Participant will not be eligible to exercise the options or share appreciation rights from the date of termination.

Restricted Share Units

Except as otherwise provided in the applicable restricted share unit agreement, restricted share units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Adjustments

The 2022 Plan contains typical adjustment provisions in the event that certain events occur, including a corporate transaction, a change in our capital structure or a change of control of the Company.

Change in Capital Structure

In the event there is a specified type of change in our capital structure, such as a share split, reverse share split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of Shares reserved for issuance under the 2022 Plan, (ii) the class and maximum number of Shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of Shares that may be issued on the exercise of ISOs, and (iv) the class and number of Shares and exercise price, strike price, or purchase price, if applicable, of all outstanding share awards.

Corporate Transactions

The following applies to share awards under the 2022 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s share award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

Under the 2022 Plan, a corporate transaction is defined to include: (i) a sale of all or substantially all of our assets; (ii) the sale or disposition of more than 50% of our outstanding securities; (iii) the consummation of a merger or consolidation where we do not survive the transaction; and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our Shares outstanding before such transaction are converted or exchanged into other property by virtue of the transaction.

In the event of a corporate transaction, the Board of Directors may take one or more of the following actions with respect to the awards:

●	arrange for any share awards outstanding under the 2022 Plan to be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and/or arrange for any reacquisition or repurchase rights held by us with respect to the share award to assigned to the successor (or its parent company);

●	accelerate the vesting of any awards to a date prior to the effective time of the corporate transaction, with any such award terminating if not exercised prior to the effective time of the corporate transaction;

●	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the awards;

●	cancel or arrange for the cancellation of the awards to the extent not vested or exercised prior to the effective time of the corporate transaction in exchange for cash consideration as determined by the Board of Directors; or

●	that the holder of such share award may not exercise such share award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the Participant would have received upon the exercise of the share award over (ii) any exercise price payable by such holder in connection with such exercise.

The Board of Directors does not need to take the same actions with respect to all awards or with respect to all Participants. The Board of the Directors may also take different actions with respect to the vested and unvested portions of an award.

Change of Control

In the event of a change in control (as defined in the 2022 Plan), awards granted under the 2022 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Termination

The Board of Directors may terminate the 2022 Plan at any time. No awards may be granted pursuant to the 2022 Plan after the 10th anniversary of the date the 2022 Plan was adopted by the Board of Directors. Any award that is outstanding on the termination date of the 2022 Plan will remain in force according to the terms of the 2022 Plan and the applicable award agreement, except with the written consent of the Participant or as otherwise allowed under the 2022 Plan.

As of the date of this Offering Circular, the Company does not have any outstanding share options with respect to our Shares granted to our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of the Company’s Shares, the Investor Rights Warrants and the Convertible Debentures, immediately prior to and immediately after the completion of this Offering, by:

●	each of our named executive officers and directors;

●	all of our current executive officers and directors as a group; and

●	each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our Shares, the Investor Rights Warrants and the Convertible Debentures (by number or by voting power).

As described in “Description of Share Capital and Articles of Incorporation–Warrants,” the Company granted to holders of Investor Rights Warrants the right to vote, voting together with Shares as a single class, on any matter at any meeting of shareholders of the Company. Each of the Investor Rights Warrants entitles the holder thereof to one vote per Investor Rights Warrant. The Investor Rights Agreement will terminate upon completion of the Offering, at which time the Investor Rights Warrants will automatically convert to Shares as described elsewhere in this Offering Circular, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time. Pursuant to the Convertible Debentures IRA, the Company also granted holders of the Convertible Debentures a vote on any matter at any meetings of shareholders of the Company, voting together with Shares as a single class. For the purposes of the Convertible Debenture IRA, each $2.55 of Convertible Debentures will equal to one Share, entitling the holder thereof to one vote.

To our knowledge, each person or entity named in the table has sole voting and investment power with respect to our Shares, the Investor Rights Warrants and the Convertible Debentures “beneficially owned” (as determined in accordance with Rule 13d-3 under the Exchange Act) by such person or entity, subject to applicable community property laws and except as otherwise set forth in the footnotes to the table. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. Pursuant to the rules of the SEC, common shares which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any person shown in the table.

The percentages ownership for the Shares, Convertible Debentures and Investor Rights Warrants immediately prior to this Offering, are based on 5,552,200 Shares, 9,705,696 Investor Rights Warrants outstanding and $3,423,690 principal amount of Convertible Debentures outstanding, respectively, and as of the date immediately prior to the completion of this Offering. Such ownership percentages do not represent the voting percentages of each individual holder. Holders of the Shares, Convertible Debentures and Investor Rights Warrants all vote together as a single class. The Investor Rights Warrants and the Convertible Debentures will automatically convert to Shares upon completion of the Offering as described elsewhere in this Offering Circular.

Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is c/o Modern Mining Technology Corp., 1055 West Georgia Street, Suite 1500, Royal Centre, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7 Canada.

	Beneficial Ownership Immediately Prior to this Offering							Beneficial Ownership Immediately After this Offering
	Shares		Debenture Shares		Investor Rights Warrants(13)			Shares(15)
Name of Beneficial Owner	Number	%(11)	Number(12)%		Number		%(14)	Number		%
Named Executive Officers and Directors:
Mark Zorko(1)	627,111	11.3%	—	—	117,645		1.2%	841,413		2.4%
Sean Bromley(2)	—	—	—	—	—		—	—		—
Kuljit (Jeet) Basi(3)	—	—	—	—	676,458	(16)	7.0%	1,232,236		3.5%
Matt Chatterton(4)	5,176	*	—	—	14,705	(16)	*	31,963		*
Austin Thornberry(5)	10,353	*	—	—	14,705	(16)	*	37,140		*
All named executive officers and directors as a group (6 persons)	642,640	11.6%	—	—	823,513		8.5%	2,142,751		6.1%
Other 5% holders:
Michael Hepworth(6)	1,405,116	25.3%	3,921	*	470,580	(16)	4.8%	2,262,325		6.4%
Howard Glicksman	730,990	13.2%	—	—	—		—	730,990		2.1%
Blue Bird Capital Enterprises, LLC(7)	139,703	2.5%	—	—	3,260,237	(16)	33.6%	6,078,551	(7)	17.3	%(7)
Balvinder Parhar(8)	80,881	1.5%	—	—	1,800,946	(16)	18.6%	3,361,484	(8)	9.5	%(8)
Naranjan Parhar(9)	80,881	1.5%	—	—	1,800,946	(16)	18.6%	3,361,484	(9)	9.5	%(9)
Steven Parhar(10)	—	—	—	—	911,748	(16)	9.4%	1,660,840		4.7%

*	Represents beneficial ownership of less than 1%.

(1)	Consists of (i) 548,682 Shares held by Mark Zorko, 117,645 Investor Rights Warrants held by Mark Zorko, and (iii) 78,429 Shares held by the Zorko Living Trust, for which Mr. Zorko shares joint control with his spouse, Patricia Zorko. Does not include 169,408 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 276,465 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales which are held by Mr. Zorko.

(2)	Does not include 23,529 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 32,352 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales which are held by Mr. Bromley.

(3)	Consists of 676,458 Investor Rights Warrants held by SVK Metrix Inc. (“SVK”), a company for which Mr. Basi holds control. Does not include 166,467 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 274,701 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales which are held by SVK.

(4)	Consists of 5,176 Shares and 14,705 Investor Rights Warrants held by Danielle Chatterton, the spouse of Matt Chatterton. Does not include 62,940 performance warrants exercisable upon the Company achieving at least $10,000,000 in gross sales and 110,586 performance warrants exercisable upon the Company achieving at least $20,000,000 in gross sales which are held by Mr. Chatterton.
(5)	Effective June 25, 2026, Austin Thornberry was appointed as the Company’s Chief Financial Officer.
(6)	Consists of (i) 1,405,116 Shares held by Peterhouse Capital Limited (“Peterhouse”), a company for which Michael Hepworth holds control, and (ii) 470,580 Investor Rights Warrants held by Peterhouse.

(7)	Justus Parmar exercises voting and investment power over the Investor Rights Warrants of Blue Bird Capital Enterprises, LLC (“Blue Bird”). The address of Blue Bird and Justus Parmar is 1925 Lovering Avenue, Wilmington, DE 19806. Pursuant to the Investor Rights Warrants and the IRA Blocker (as defined below), Blue Bird is not able to exercise the Investor Rights Warrants that would result in it beneficially owning a number of Shares which would exceed 4.99% of our then outstanding Shares following such exercise.

(8)	Consists of (i) 80,881 Shares held directly by Balvinder Parhar, (ii) 900,473 Investor Rights Warrants held directly by Balvinder Parhar, and (iii) 900,473 Investor Rights Warrants held by Balvinder Parhar’s spouse, Naranjan Parhar. Pursuant to the Investor Rights Warrants and the IRA Blocker (as defined below), Balvinder Parhar together with Naranjan Parhar are not able to exercise the Investor Rights Warrants that would result in both of them together beneficially owning a number of Shares which would exceed 4.99% of our then outstanding Shares following such exercise. The address of Balvinder Parhar is c/o 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

(9)	Consists of (i) 80,881 Shares held by Naranjan Parhar’s spouse, Balvinder Parhar, (ii) 900,473 Investor Rights Warrants held directly by Naranjan Parhar, and (iii) 900,473 Investor Rights Warrants held by Naranjan Parhar’s spouse, Balvinder Parhar. Pursuant to the Investor Rights Warrants and the IRA Blocker (as defined below), Naranjan Parhar together with Balvinder Parhar are not able to exercise the Investor Rights Warrants that would result in both of them together beneficially owning a number of Shares which would exceed 4.99% of our then outstanding Shares following such exercise. The address of Naranjan Parhar is c/o 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

(10)	The address of Steven Parhar is c/o 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

(11)	Represents the percentage of Shares owned out of 5,552,200 Shares outstanding as of the date immediately prior to the completion of this Offering. Excludes any performance warrants and Investor Rights Warrants outstanding.

(12)	Upon completion of this Offering, the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $5.00. Assuming an Offering Price of $4.25, and not including any additional shares issued as a result of converted accrued interest on the Debentures, a total of 1,342,623 Shares will automatically be convertible from the Debentures. Consists of 3,921 Shares held by Michael Hepworth convertible from the Convertible Debentures upon completion of this Offering at a conversion price of $2.55 based on an Offering Price of $4.25 per Share and excluding any Shares issued on account of accrued interest.

(13)	The Investor Rights Warrants will automatically convert to Shares or, assuming at least one of the IRA Warrant Triggers (as defined herein) is satisfied, IRA Unit Warrants, on a cashless basis upon the closing of this Offering. Assuming an Offering Price of $4.25 and a $0.340 (C$0.425) exercise price, holders of the Investor Rights Warrants will receive 0.92 Shares and 0.92 IRA Unit Warrants, as applicable, per Investor Rights Warrant held, subject to the IRA Blocker provisions. Each IRA Unit Warrant will automatically convert into additional Shares on a cashless basis upon closing of this Offering and assuming an Offering Price of $4.25 and a $0.340 (C$0.425) exercise price, holders of the Investor Rights Warrants will receive 0.98 Shares per IRA Unit Warrant held, subject to the IRA Blocker provisions. The Investor Rights Agreement will terminate upon completion of the Offering, and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants and the IRA Unit Warrants will also terminate at such time.
(14)	Represents the percentage of Investor Rights Warrants owned out of 9,705,696 Investor Rights Warrants outstanding as of the date immediately prior to the completion of this Offering.
(15)	Represents the percentage of Shares owned out of 35,202,124 Shares and warrants outstanding immediate after the completion of this Offering, including (i) 9,411,764 Shares to be issued pursuant to this Offering, assuming the maximum amount are issued (ii) 5,552,200 Shares issued and outstanding, (iii) a total of 1,647,847 Shares automatically convertible from the Debentures upon completion of this Offering (assuming a conversion price of $2.55 based on an Offering Price of $4.25 per Share and including any Shares issued on account of accrued interest), (iv) 910,418 Shares automatically convertible from the SAFE Notes on completion of the Offering (assuming a conversion price of $3.1875 based on an Offering Price of $4.25 per Share), (v) 8,929,240 Shares automatically issued from the Investor Rights Warrants upon completion of this Offering (assuming (a) an Offering Price of $4.25 and a $0.340 (C$0.425) exercise price pursuant to which holders of the Investor Rights Warrants will receive 0.92 shares per 1 Investor Rights Warrant held and (b) that no holder is subject to the IRA Blocker as defined herein) and (vi) 8,750,655 Shares automatically issued from the IRA Unit Warrants upon completion of this Offering (assuming (x) at least one of the IRA Warrant Triggers is satisfied, (y) an Offering Price of $4.25 and a $0.085 (C$0.106) exercise price pursuant to which holders of the IRA Unit Warrants will receive 0.98 shares per 1 IRA Unit Warrant held and (z) that no holder is subject to the IRA Blocker as defined herein).

(16)	Under the terms of the Investor Rights Warrants and the IRA Unit Warrants, a warrant holder may not exercise the warrants to the extent such exercise would cause such warrant holder, together with its affiliates, to beneficially own a number of Shares which would exceed 4.99% of our then outstanding Shares following such exercise, excluding for purposes of such determination Shares issuable upon exercise of the warrants which have not been exercised (the “IRA Blocker”).

For additional information about our principal shareholders, please see “Certain Relationships and Related Party Transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Executive Compensation” and “Principal Shareholders” the following is a description of the material terms of: (i) those transactions within the last three (3) fiscal years to which we are party and in which any of our directors, executive officers or shareholders that beneficially own or control (directly or indirectly) more than ten percent (10%) of any class of series of our outstanding voting securities, or any associate or affiliate of the forgoing persons, has, had or will have a direct or indirect material interest; and (ii) any other material contracts, other than contracts entered into in the ordinary course of business, to which we were a party within the last two (2) fiscal years.

Transactions with Related Parties

See “Executive Compensation — Employment Agreements, Arrangements or Plans” for a description of our transactions with our former President, Chief Executive Officer and Director, Basil Botha.

See “Description of Share Capital and Articles of Incorporation” for a description of the Investor Rights Agreement, dated July 13, 2022, which we entered into with our Chief Executive Officer, Kuljit (Jeet) Basi, as the representative of the holders of our Warrants, and for a description of the Convertible Debentures Investor Rights Agreement, dated August 31, 2022, which we entered into with our Chief Executive Officer, Kuljit (Jeet) Basi, as the representative of the holders of our Convertible Debentures.

Between August 24, 2023 and September 25, 2024, the Company issued an aggregate of thirteen (13) interest bearing promissory notes to F1 Advisory Group Ltd. (“F1 Advisory”) in exchange for working capital loans in the aggregate principal amount of CAD$520,000. On October 21, 2024, F1 Advisory, Blue Bird Capital Enterprises, LLC (“Blue Bird”), a holder of more than 10% of our Investor Rights Warrants, and the Company entered into a debt assignment agreement, pursuant to which F1 Advisory sold all of its indebtedness of principal plus accrued interest to October 21, 2024 under the notes in the amount of CAD$544,141.65 to Blue Bird and the Company issued a new note in favor of Blue Bird in that amount. This note to Blue Bird bears interest at a rate of eight percent (8%) per annum and is due on demand. All prior notes with F1 Advisory were cancelled and the Company no longer has any outstanding obligations to F1 Advisory.

Between November 7, 2024, and December 22, 2025, the Company issued an aggregate of 12 interest bearing promissory notes to Blue Bird in exchange for working capital loans in the aggregate principal amount of CAD$229,250 and in addition, USD$228,000. All these notes bear interest at a rate of eight percent (8%) per annum and are due on demand.

See Note 9 to our Audited Financial Statements for the Years Ended December 31, 2025 and 2024, for a description of short-term loans with our former Chief Executive Officer and Director, Basil Botha and our former Chief Technology Officer and Director, Howard Glicksman. In accordance with an Amending Agreement with Mr. Botha, his loan to the Company in the amount of $78,050 will accrue interest at one percent (1%) compounded monthly and shall be paid within ten (10) days of the closing of this Offering.

See Note 17 to our Audited Financial Statements for the Years Ended December 31, 2025 and 2024, for a description of our transactions with our key management personnel.

See Note 15 to our Consolidated Financial Statements for the three months ended June 30, 2026 and 2025 for a further description of our related party transactions.

Review, Approval and Ratification of Related Party Transactions

The Company has adopted a Related Party Transactions Policy for the review and approval of related party transactions.

Our Related Party Transactions Policy is administrated by our audit and risk committee and provides that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors the committee deems appropriate, (i) whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION

We are a British Columbia corporation, and our affairs are governed by our notice of articles and our articles, each as amended from time to time, and the provisions of the Business Corporations Act (British Columbia). As of the date of this Offering Circular, our authorized share capital consists of an unlimited number of Shares without par value.

As of June 30, 2026, there were 5,552,200 Shares issued and outstanding. The following summary description of our share capital does not purport to be complete and is qualified in its entirety by reference to our notice of articles and articles. If you would like more information on our Shares, you should review our notice of articles, articles and the BCBCA.

As of June 30, 2026, there were 11,773,299 Warrants and nil Options issued and outstanding.

History of Share Capital

Except where otherwise stated, the history of share capital shown below has been adjusted to reflect the number of common shares issued following (i) the 1-for-4 reverse stock split of all of its issued and outstanding Shares (the “Reverse Split”), which was effected by the Company on May 11, 2023, and (ii) the 2.3529-for-1 forward stock split of all of its issued and outstanding Shares (the “Forward Split”), which was effected by the Company on September 2, 2025.

During the year ended December 31, 2019, the Company (as UMI) issued 833,334 common shares for total cash consideration of $425.

During the year ended December 31, 2020:

●	On July 30, 2020, 419,034 preferred shares of UMI were converted to common shares on a 1:1 conversion basis.

●	In July 2020, 2,045,075 units of UMI were issued as part of a private placement at a price of $0.25 per unit. Each unit consisted of one common share and one common share purchase warrant. Each warrant entitled the holder thereof to purchase one additional common share at an exercise price of C$0.96 per share for three years from the completion of the private placement. As a result, 2,045,075 warrants were issued with the fair value of $115,500.

●	In July 2020, 812,941 common shares of UMI were issued to officers and directors at $0.25 per share. The fair value of the common shares issued was $210,050.

●	In July 2020, as part of a debt settlement arrangement entered into with various vendors of UMI, 115,431 units were issued to settle debt valued at $95,574. Each unit consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitled the holder thereof to purchase one common share of UMI at an exercise price of C$0.96 per share for three years from the completion of the private placement. As a result, 57,716 warrants were granted as debt settlement.

●	In November 2020, 21,567 common shares were issued to employees of UMI at $0.25 per share. The fair value of the common shares issued was $2,750.

●	In November 2020, 44,028 common shares of UMI were issued at $0.76 per share.

●	During 2020, 488,316 common shares of UMI were redeemed.

During the year ended December 31, 2021:

●	In January 2021, 78,428 units of UMI were issued at a price of $0.56 per common share. Each unit included one warrant allowing the owner to purchase one share at C$1.92 over a three-year period. The fair value of these 78,428 warrants is $15,800, and these warrants will expire on 15 January 2024.

●	In February 2021, 406,471 common shares of UMI were issued to officers and directors of the Company at $0.76 per common share. The fair value of the common shares granted was $310,950.

●	On August 7, 2021, UMI issued 116,468,354 Warrants (the “UMI Warrants”) to investors in a private placement. Each UMI Warrant was issued for consideration of C$0.0015 for aggregate gross proceeds of C$173,250 ($137,365). The UMI Warrants were subsequently consolidated into 38,822,785 Investor Rights Warrants issued for consideration of C$0.0044 per warrant and were further consolidated into 9,705,696 Investor Rights Warrants. The Investor Rights Warrants will automatically convert on a cashless basis and assuming an Offering Price of $4.25 and a $0.34 (C$0.425) exercise price, holders of the Investor Rights Warrants will receive 0.92 Shares per Investor Rights Warrant held, subject to the IRA Blocker (as defined herein).

●	On August 30, 2021, the Company granted 2,941,116 performance warrants with an exercise price of $0.085 vesting upon $10,000,000 and $20,000,000 in gross sales targets.

●	On November 9, 2021, the Company completed a private placement offering of 747,148 Shares at a price of $0.85 per share for total proceeds of $635,075, share issuance costs of $6,245 and no finders’ fees.

During the year ended December 31, 2022

On April 7, 2022, the Company issued $3,331,390 principal amount of 5% unsecured convertible debentures (the “2022 Debentures”) in a private placement (the ” 2022 Debenture Offering”). The 2022 Debentures bear interest at five percent (5%) per annum. Prior to the entry into the Supplemental Indenture (as defined herein), the 2022 Debentures were due thirty-six (36) months following their issuance (on April 7, 2025). The 2022 Debenture Indenture executed in relation to the 2022 Debentures also provides that in the event the Company completes a U.S. listing (such as the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $20.00. In connection with the 2022 Debenture Offering, the Company paid $156,994 in commissions to various investment dealers/brokers.

During the year ended December 31, 2023

●	On May 11, 2023, the Company effected a 1 for 4 reverse split of all the issued and outstanding common shares and accordingly, 8,559,864 common shares were consolidated into 2,139,974 common shares. All figures and comparative figures reflect the 1 for 4 common shares consolidation (and the 2.3529 for 1 common share forward split, as described below), retroactively.

●	On 26 May 2023, the Company modified the terms of the Investor Rights Warrants, allowing them to automatically convert into common shares upon the closing of an IPO on a cashless basis and based on the IPO share price. This resulted in the shares issuable under the warrants to be variable, thus the instrument does not meet the “fixed-for-fixed” criteria. As a result, the Company reclassified the warrants from equity instrument into financial liabilities during the year ended 31 December 2023.

During the year ended December 31, 2024

●	On June 28, 2024, the Company issued $92,300 principal amount of 5% unsecured convertible debentures (the “2024 Debentures”) in a private placement (the “2024 Debenture Offering”). The 2024 Debentures bear interest at five percent (5%) per annum. The 2024 Debentures are due thirty-six (36) months following their issuance (on June 28, 2027). The 2024 Debenture Indenture executed in relation to the 2024 Debentures also provides that in the event the Company completes a U.S. listing (such as the Offering), the principal amount plus any accrued unpaid interest will automatically convert into Shares at a conversion price equal to the lessor of (A) a 40% discount to the Offering Price, and (B) $5.00. In connection with the 2024 2024 Debenture Offering, the Company paid $2,100 in commissions to an investment dealer/broker.

●	On July 6, 2024, the Company amended the IRA Warrants to provide that in the event the Company either (i) completes a financing or series of financings to raise aggregate gross proceeds of not less than $5,000,000 at any time between May 1, 2024 and the date the Shares are listed on a U.S. stock exchange a (“Listing Event”), or (b) completes a Listing Event where the market value of the Company at the time of the Listing Event is not less than $100,000,000 (each, an “IRA Warrant Trigger”), then upon valid exercise of the IRA Warrant, the holder shall receive a unit consisting of one Share and one additional warrant (an “IRA Unit Warrant”) to purchase one additional Share at a price of $0.085 per share for a period of 36 months from the date of the Listing Event. If an IRA Warrant Trigger is satisfied, the IRA Unit Warrants will automatically convert on a cashless basis and assuming an Offering Price of $4.25 and a $0.085 (C$0.10625) exercise price, holders of the IRA Unit Warrants will receive 0.98 Shares per IRA Unit Warrant held, subject to the IRA Blocker (as defined herein).

During the year ended December 31, 2025

●	On March 26, 2025, the Company entered into a supplement to the 2022 Debenture Indenture (the “Supplemental Indenture”) in relation to the 2022 Debentures which provides that, among other things, (i) the maturity debate of the debentures is extended to April 7, 2027, and that the interest rate on the debentures is increased from 5% per annum to 7% per annum from the period beginning on April 7, 2025 until maturity, and (ii) the conversion price cap on the 2022 Debentures in the event of a U.S. Listing is amended from $20.00 to $5.00.

●	The Company entered into an investment agreement pursuant to which the Company issued 47,058 common shares to the investor in exchange for $200,000 in cash. In addition to the cash consideration, the Company is also required to undertake a third-party study on the technical feasibility of the Company’s technology, the scope, and the estimated budget and timeline of the Company’s recycling facility project. In addition to the delivery of the report, the Company also agreed to grant potential future royalty rights to the investor. In the case where the Company decided to not pursue the future royalty arrangement but the investor wishes to proceed, the Company is required to pay a break up fee in the amount of $100,000. In the case where the investor does not wish to proceed with the future royalty arrangement but the Company wishes to proceed, the investor is required to render the 47,058 common shares issued to the Company.

●	On September 2, 2025, the Company effected a 2.3529-for-1 forward split of all the issued and outstanding common shares and accordingly, 2,159,974 common shares were forward split into 5,082,200 common shares. All figures and comparative figures reflect the 2.3529-for-1 forward split of the common shares (and the 1-for-4 reverse stock split of the common shares, as described above), retroactively.

●	On December 19, 2025, the Company issued $85,000 in simple agreements for future equity (“SAFE Notes”) which, upon completion of the Offering, will convert into Shares at a conversion price equal to a 25% discount to the Offering Price.

Subsequent to the year ended December 31, 2025

●	On January 21, 2026, the Company issued $1,681,956 in SAFE Notes which, upon completion of the Offering, will convert into Shares at a conversion price equal to a 25% discount to the Offering Price.

●	On February 23, 2026, the Company issued $910,000 in SAFE Notes which, upon completion of the Offering, will convert into Shares at a conversion price equal to a 25% discount to the Offering Price.

●	On February 26, 2026, the Company issued $225,000 in SAFE Notes which, upon completion of the Offering, will convert into Shares at a conversion price equal to a 25% discount to the Offering Price.

●	On April 29, 2026, the Company issued 470,000 common shares at a deemed price of $4.25 per share to one entity pursuant to a consulting agreement.

Warrants

The Company had a number of warrants outstanding as of June 30, 2026, and of the date hereof, having various expiry periods and exercises prices, summarized as follows:

Issuance Date	Expiry Date	Exercise Price		June 30, 2026
August 7, 2021	3 years post IPO	CAD$	0.425	9,705,696	(1)
August 30, 2021	3 years post IPO	USD$	0.085	2,067,603
				11,773,299

Note:

(1)

These warrants automatically exercise on a cashless basis upon IPO subject to any applicable IRA Blocker. These warrants will automatically convert on a cashless basis to Shares or, assuming at least one of the IRA Warrant Triggers (as defined herein) is satisfied, IRA Unit Warrants, upon completion of this Offering and assuming an Offering Price of $4.25 and a $0.34 (C$0.425) exercise price, holders of the Investor Rights Warrants will receive 0.92 Shares or 0.92 IRA Unit Warrants, as applicable, per Investor Rights Warrant held, subject to the IRA Blocker (as defined herein). Each IRA Unit Warrant will automatically convert into additional Shares on a cashless basis upon closing of this Offering and assuming an Offering Price of $4.25 and a $0.085 (C$0.106) exercise price, holders of the Investor Rights Warrants will receive 0.98 Shares per IRA Unit Warrant held, subject to the IRA Blocker provisions.

On any exercise of any of the warrants, in lieu of payment of the aggregate exercise, holders may elect to receive Shares equal to the value of the warrants, or a portion as to which the warrants are being exercised.

On July 13, 2022, the Company entered into the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, the Company agreed that each Investor (as defined in the Investor Rights Agreement) shall be entitled to receive notice of and to attend any meeting of the shareholders of the Company and to vote, as a separate class, on any matter at any meetings of shareholders of the Company. Each Investor Rights Warrant entitles the holder thereof to one vote per Investor Rights Warrant. Further, the Warrantholder Representative shall be entitled to nominate three (3) directors to the Board, provided that each director nominee shall be a Canadian resident and shall meet the requirements of applicable corporate, securities and other laws. The Investor Rights Agreement will terminate on the earliest of (i) the date that Investors and its Affiliates (as defined in the Investor Rights Agreement) does not own, directly or indirectly, any Warrants (ii) the expiry date of the Warrants, and (iii) immediately prior to the completion by the Company of an initial public offering of its Shares and listing on a U.S stock exchange., and consequently, the voting rights granted under the Investor Rights Agreement to the holders of the Investor Rights Warrants will also terminate at such time.

Upon the closing of this Offering, there will be up to 235,294 Shares issuable upon exercise of the Agent Warrants. See “Plan of Distribution—Selling Agent’s Warrant” below for a description of the selling agent’s warrants.

Shares

General

All of our Shares are fully paid and non-assessable. Our Shares are issued in registered form and may or may not be certificated although every shareholder is entitled at their option to a share certificate that complies with the BCBCA. Except as provided in the Investment Canada Act (Canada), there are no limitations on the rights of shareholders who are not residents of Canada to hold and vote Shares.

Dividends

Holders of our Shares are entitled to receive, from funds legally available therefor, dividends when and as declared by the Board of Directors, subject to any prior rights of the holders of shares with special rights if issued. The BCBCA provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital. These rights are subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Shares with respect to dividends.

Voting Rights

Each Share is entitled to one vote on all matters upon which the Shares are entitled to vote.

Liquidation

With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, assets available for distribution among the holders of Shares shall be distributed among the holders of the Shares on a pro rata basis, subject to any prior rights of the holders of shares with special rights if issued.

Transfer Agent and Registrar

Equity Stock Transfer, LLC is the transfer agent and registrar for our Shares. The address of Equity Stock Transfer is 237 W 37th St., #602, New York, NY 10018.

Shareholders’ Rights

The BCBCA, our notice of articles and our articles govern us and our relations with our shareholders. The following is a summary of certain rights of holders of our Shares under our articles and the BCBCA. This summary is not intended to be complete and is qualified in its entirety by reference to the BCBCA, our notice of articles and articles.

Stated Objects or Purposes

Our articles do not contain any stated objects or purposes and do not place any limitations on the business that we may carry on.

Shareholder Meetings

Pursuant to the BCBCA, we must hold an annual meeting of our shareholders at least once every calendar year at a time and place determined by the Board of Directors, provided that the meeting must not be held later than 15 months after the preceding annual meeting. A meeting of our shareholders may be held at any place within British Columbia or, if determined by our directors, any location outside British Columbia.

Subject to any special rights or restrictions attached to any shares, voting at a meeting of shareholders may be conducted by way of poll or by show of hands or, in certain other circumstances as required by the BCBCA, in any other manner that adequately discloses the intentions of the shareholders present. Accordingly, the articles provide that: (a) on a poll, every shareholder entitled to vote has one vote in respect of each share held by that shareholder that carries the right to vote on that poll and may exercise that vote either in person or by proxy; and (b) on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote.

A poll may be demanded by the chairman of the meeting or by any shareholder present in person or by proxy. However, if such a poll is demanded, the poll must be taken at the meeting or within seven days after the date of the meeting, as the chair of the meeting so directs, and in the manner, at the time and at the place that the chair of the meeting directs.

A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present. An ordinary resolution is a resolution passed by not less than a simple majority of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present.

Notice of Meeting of Shareholders

Our articles provide that we must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in the articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless the articles otherwise provide, at least 21 days before the meeting.

Quorum

Our articles provide that, subject to the special rights and restrictions attached to the shares of any affected class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one or more persons, present in person or by proxy and together holding or representing by proxy shares carrying at five percent of the votes entitled to be voted at the meeting.

Record Date for Notice of Meeting of Shareholders

Our board may fix, in advance, a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than two months or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be 5:00 p.m. on the day immediately preceding the day on which the notice is given or, if no notice is given, the beginning of the meeting.

Ability to Requisition Special Meetings of the Shareholders

The BCBCA provides that the holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may give notice to the directors requiring them to call a meeting for the purposes stated in the requisition.

Authorization of Certain Corporate Action

Under the BCBCA, certain substantive changes to the charter documents of the corporation, such as an alteration of the restrictions, if any, on the business carried on by the corporation, a change in the name of the corporation, an increase, reduction or elimination of the maximum number of shares that the corporation is authorized to issue out of any class or series of shares, or an alteration of the special rights and restrictions attached to issued shares, require a resolution of the type specified in the articles. Accordingly, if the articles fail to specify the type of resolution or, if the articles do not contain such a provision, a special resolution passed by at least two-thirds of the votes cast by shareholders on the resolution. Other fundamental changes such as a proposed amalgamation or arrangement require a similar special resolution passed by the holders of shares of each class entitled to vote at a general meeting and the holders of all classes of shares adversely affected by such changes.

Under the Company’s articles, the directors have the authority to exercise all such powers of the Company as are not, by the BCBCA or by its articles, required to be exercised by the shareholders of the Company. Such powers include the power to alter the restrictions, if any, on the business carried on by the Company, to change the name of the Company, to subdivide or consolidate all or any of the Company’s unissued, or fully paid issued, shares, and to alter the identifying name of any of its shares.

Dissent Rights

The BCBCA provides that our shareholders are entitled to exercise dissent rights and demand payment of the fair value of their shares in certain circumstances and provided that the procedures set out in the BCBCA are followed. For this purpose, there is no distinction between listed and unlisted shares. Dissent rights of holders of any class of our shares exist when we resolve to:

(a)	alter the articles to alter restrictions on our powers or on the business we are permitted to carry on;

(b)	adopt an amalgamation agreement;

(c)	approve an amalgamation into a foreign jurisdiction;

(d)	approve an arrangement, the terms of which arrangement permit dissent;

(e)	authorize or ratify the sale, lease or other disposition of all or substantially all our’ undertaking;

(f)	authorize our continuation into a jurisdiction other than British Columbia; or

(g)	pass any other resolution, if dissent is authorized by the resolution. In addition, a court order in connection with an arrangement proposed by us may permit shareholders to dissent if the arrangement is adopted.

Action by Written Consent

Under the BCBCA, shareholders can take action by written resolution and without a meeting only if all shareholders sign the written resolution.

Directors

Number of Directors and Election

Under the BCBCA, our charter documents consist of (i) the notice of articles, which sets forth the name of the corporation, the corporation’s registered and records office, the names and addresses of our directors and the amount and type of authorized capital, and (ii) the articles, which govern the management of the corporation, set out any special rights or restrictions attached to our shares and establishes the procedures for changing the number of directors on our board.

Accordingly, as we will become a “public company” upon completion of the Offering, as such term is defined in the BCBCA, the articles provide that the Board of Directors must consist of the greater of: (i) three directors; and (ii) such number of directors equal to the number of directors most recently elected by ordinary resolution at a meeting of shareholders. Our Board of Directors currently consists of four directors. Our articles provide that our board may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, to fill any casual vacancy occurring on the Board of Directors provided the total number of directors so appointed may not exceed one-third the number of directors elected at the previous annual meeting of shareholders. Shareholders of a corporation governed by the BCBCA elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Director Qualifications

Under the BCBCA a director must not be:

(a)	under eighteen years of age;

(b)	found by a court, in Canada or elsewhere, to be incapable of managing their own affairs;

(c)	an undischarged bankrupt; or

(d)	convicted in or out of the Province of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud, unless:

(i)	a court orders otherwise,

(ii)	5 years have elapsed since the last to occur of: (A) the expiration of the period set for suspension of the passing of sentence without a sentence having been passed; (B) the imposition of a fine; (C) the conclusion of the term of any imprisonment; and (D) the conclusion of the term of any probation imposed, or

(iii)	a pardon was granted or issued, or a record suspension was ordered, under the Criminal Records Act (Canada) and the pardon or record suspension, as the case may be, has not been revoked or ceased to have effect.

Removal of Directors

Under the BCBCA, a corporation’s shareholders may, by special resolution, remove any director before the expiration of their term of office, and may, by ordinary resolution, elect or appoint a director to fill the resulting vacancy. If the shareholders do not contemporaneously elect or appoint a director to fill the vacancy created by the removal of a director, then the directors may appoint, or the shareholders may elect or appoint by ordinary resolution, a director to fill that vacancy for the remainder of such term. Under the BCBCA, a director’s term expires at the next annual meeting of shareholders. A director may be nominated for re-election to the Board of Directors at the end of the director’s term.

Vacancies on the Board of Directors

Under the BCBCA, vacancies that exist on the Board of Directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, may be filled by the Board of Directors if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors may only act for the purpose of appointing directors up to such number so as to establish a quorum or summon a meeting of shareholders to fill any vacancies on the Board of Directors or for any other purpose permitted by the BCBCA.

Limitation of Personal Liability of Directors and Officers

Under the BCBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in the corporation’s articles, resolutions or contracts can relieve a director or officer from the duty to act in accordance with the BCBCA or relieve a director from liability for a breach thereof. However, a director will not be liable for breaching his or her duty to act in accordance with the BCBCA if the director relied in good faith on: (i) financial statements represented to them by an officer or in a written report of the auditor to fairly reflect the financial condition of the corporation; or (ii) a report of a person whose profession lends credibility to a statement made by such person.

Indemnification of Directors and Officers

Under Division 5 of Part 5 of the BCBCA, we may indemnify any present or former director or officer or an individual who acts or has acted at our request as a director or officer, or an individual acting in a similar capacity, of another corporation or entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, a proceeding in which any such director, officer or other individual, by reason of him or her being or having been a director of officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. In addition we may, after the final disposition of any such proceeding, pay the expenses actually and reasonably incurred by any such director, officer or other individual in respect of that proceeding, or in certain circumstances we may pay such expenses as they are incurred. However, Division 5 of Part 5 of the BCBCA also provides that we must not provide such indemnification or payment of expenses in certain circumstances including if, in relation to the subject matter of the proceeding, such director, officer or other individual did not act honestly and in good faith with a view to our best interests, or, as the case may be, to the best interests of the associated corporation, and if, in the case of a proceeding other than a civil proceeding, such director, officer or other individual did not have reasonable grounds for believing that his or her conduct was lawful.

Under our articles, our Board of Directors must cause us to indemnify our directors and officers and former directors and officers, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the BCBCA.

We have entered into indemnity agreements with each of our directors and officers agreeing to indemnify them, to the fullest extent permitted by law, against all liability, loss, harm damage cost or expense, reasonably incurred by the director in respect of any threatened, pending, ongoing or completed claim or civil, criminal, administrative, investigative or other action or proceeding made or commenced against him or in which he is or was involved by reason of the fact that he is or was a director of our Company.

Sources of Dividends

Dividends may be declared at the discretion of the Board of Directors. Under the BCBCA, the directors may not declare, and we may not pay, dividends if there are reasonable grounds for believing that (i) we are, or would after such payment be unable to pay our liabilities as they become due or (ii) the realizable value of our assets would be less than the aggregate of our liabilities and of our stated capital of all classes of shares.

Amendments to the Notice of Articles and Articles

Subject to the articles and the BCBCA, our directors may by resolution:

(a)	change the name of the corporation or adopt or change any translation of that name;

(b)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(c)	increase, reduce or eliminate the maximum number of shares that we are authorized to issue out of any class or series of shares or establish a maximum number of shares that we are authorized to issue out of any class or series of shares for which no maximum is established;

(d)	if we are authorized to issue shares of a class of shares with par value: (i) decrease the par value of those shares, (ii) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares, (iii) subdivide all or any of its unissued or fully paid issued shares with par value into shares of smaller par value, or (iv) consolidate all or any of its unissued or fully paid issued shares with par value into shares of larger par value;

(e)	change all or any of our unissued or fully paid issued shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of our shares; or

(g)	otherwise alter our shares or authorized share structure when required or permitted to do so by the BCBCA.

Interested Directors Transactions

Under the BCBCA, a director or senior officer of a company holds a disclosable interest in a contract or transaction if (a) the contract or transaction is material to the company, (b) the company has entered, or proposes to enter, into the contract or transaction, and (c) either the director or senior officer has a material interest in the contract or transaction, or the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction. A director who has a disclosable interest in a contract or transaction is not entitled to vote on any directors’ resolution to approve that contract or transaction. Further, subject to the BCBCA, generally a director or senior officer of the company is liable to account to the company for any profit that accrues to him or her under or as a result of a contract or transaction in which he or she holds a disclosable interest. However in certain circumstances a director or senior officer of the company will not be liable to account for and may retain any such profit including if the contract or transaction is approved by the directors after the nature and extent of the disclosable interest has been disclosed to the directors, or if the contract or transaction is approved by a special resolution of the shareholders after the nature and extent of the disclosable interest has been disclosed to the shareholders entitled to vote on that resolution. The disclosure of the nature and extent of a disclosable interest may be made to the company in writing or be evidenced in a consent resolution, the minutes of a meeting or other record deposited in the company’s records office.

Committees

Under the BCBCA and our articles, our directors may, by way of resolution, appoint one or more committees consisting of directors from their number or other persons, as desired, and delegate to such committee members certain powers of the directors.

Derivative Actions

Under the BCBCA, a complainant (as defined below) may, with leave of the court, prosecute or defend a legal proceeding in the name and on behalf of the corporation to enforce a right, duty or obligation owed to the corporation that could be enforced by the corporation itself or to obtain damages for any breach of such a right, duty or obligation. A “complainant” includes, in relation to us, a shareholder or director of the corporation. Accordingly, no such action may be brought and no such intervention in an action may be made unless the court is satisfied that:

(a)	the complainant has made reasonable efforts to cause our directors to prosecute or defend the legal proceeding;

(b)	notice of the application for leave has been given to us and to any other person the court may order;

(c)	the complainant is acting in good faith; and

(d)	it appears to the court that it is in the best interests of the company for the legal proceeding to be prosecuted or defended.

Under the BCBCA, the court in a derivative action may make any order it thinks fit, including orders pertaining to the awarding of costs and the indemnification of certain individuals, including the complainant. Further, no legal proceeding prosecuted or defended in regards to a derivative action brought forward by a complainant may be discontinued, settled or dismissed without the approval of the court under the BCBCA.

Oppression Remedy

Under the BCBCA, a shareholder of a corporation or any other person who, in the discretion of the court, is an appropriate person to make an application has the right to apply to the court on the grounds that:

(a)	the affairs of the corporation are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or

(b)	some act of the corporation has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

On such an application, the court can grant a variety of remedies, ranging from an order restraining the conduct complained of to an order requiring the corporation to repurchase the shareholder’s shares or an order liquidating the corporation.

Inspection of Books and Records

Under the BCBCA, our shareholders may examine, free of charge during normal business hours:

(a)	our notice of articles and articles and all amendments thereto;

(b)	the minutes and resolutions of our shareholders;

(c)	copies of all notices of directors filed under the BCBCA;

(d)	our register of directors; and

(e)	our central securities register.

Any of our shareholders may request copies of our notice of articles and articles and all amendments thereto free of charge.

Resale Restrictions

See Lock-Up Agreements discussed below.

Listing

We have applied to have our Shares listed on NYSE American under the symbol “MDRN.”

PLAN OF DISTRIBUTION

The Company is offering up to 9,411,764 Shares on a “best efforts” basis at a price of $4.25 per Share. The minimum subscription per investor is $850.00, or 200 Shares. In order to satisfy the Minimum Quantitative Requirements, we must sell at least 3,529,412 Shares in order to conduct a closing in this Offering.

The Company intends to market the Shares in this Offering using both online and offline means. Online marketing may take the form of contacting potential investors through electronic media, television broadcast advertising and posting our Offering Circular or “testing the waters” materials on an online investment platform. All advertising will direct investors to the online investment platform. This Offering Circular will be furnished to prospective investors via download from the Company’s website (www.modernmining.com) on a landing page that relates to the offering.

This is a continuous offering pursuant to Rule 251(d)(3)(i)(F) of Regulation A. We will commence this Offering within two calendar days of the qualification by the SEC of the offering statement of which this offering circular forms a part and will continue to offer the Shares for an indefinite period of time (which may exceed 30 days from the date of qualification) until the Offering is terminated. This Offering will terminate at the earliest of (i) the date at which the Maximum Offering amount has been sold, (ii) one year from the date upon which the SEC qualifies the offering statement of which this Offering Circular forms a part, and (iii) the date at which this offering is earlier terminated by the Company, in its sole discretion, including after the Company reaches its internal target amount raised of $15,000,001 (such earliest date, the “Termination Date”).

We intend to complete one closing for this Offering and will determine the closing date at our discretion based on our review of subscriptions received and consultation with Digital Offering. While we intend to close the Offering as soon as possible following the qualification by the SEC of the offering statement of which this offering circular forms a part, we will not close the Offering until the Shares are approved for listing on NYSE American. As a result, we will not close this Offering until we can establish that the Offering meets the Minimum Quantitative Standards of NYSE American: (i) completion of the Offering at a price per Share of at least $4.00; (ii) at least 400 public shareholders; (iii) public float of at least 1,000,000 Shares; (iv) an aggregate market value of publicly held Shares of $15.0 million; (v) aggregate stockholders’ equity of at least $4 million; and (vi) at least two years of operating history. If we do not meet the Minimum Quantitative Standards by the Termination Date, we will terminate this Offering and all funds tendered by investors with their subscriptions will be promptly returned to such investors in accordance with Rules 10b-9 and 15c2-4 under the Exchange Act. On the closing date, funds tendered by investors with their subscriptions will be made available to us and we will issue such investors their respective Shares.

Engagement Agreement with Digital Offering

We are currently party to an engagement agreement dated August 27, 2025, with Digital Offering. Digital Offering has agreed to act as our lead managing selling agent for the Offering. Digital Offering has made no commitment to purchase all or any part of the Shares but has agreed to use its best efforts to sell such Shares in the Offering. As such, Digital Offering is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Digital Offering is under no obligation to purchase any of the Shares or arrange for the sale of any specific number or dollar amount of Shares. The term of the engagement agreement will continue until the earliest to occur of: (a) the date that either party gives the other at least ten (10) days written notice of the termination of the engagement agreement, which termination may occur with or without cause, (b) July 31, 2026, and (c) the date that the Offering is consummated (such applicable date, the “Termination Date”). The engagement agreement provides that Digital Offering may engage other Financial Industry Regulatory Authority (“FINRA”) member broker-dealers that are registered with the Commission to participate as soliciting dealers for this Offering. We refer to these other broker-dealers as soliciting dealers or members of the selling group. Upon engagement of any such soliciting dealer, Digital Offering will be permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer will also be entitled to receive the benefits of our engagement agreement with Digital Offering, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with Digital Offering that confirms that such soliciting dealer is so entitled. As of the date hereof, we have been advised that Digital Offering has retained RF Lafferty and AOS Inc. dba MyIPO to participate in this Offering as soliciting dealers. We will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by Digital Offering. None of the soliciting dealers is purchasing any of the Shares in this Offering or is required to sell any specific number or dollar amount of Shares but will instead arrange for the sale of Shares to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the Shares. In addition to the engagement agreement, we plan to enter into a definitive selling agency agreement with Digital Offering prior to the commencement of the offering.

Offering Expenses

We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; (iv) all of the legal fees related to FINRA clearance; and (v) costs relating to background checks of the Company’s officers and directors (in the specific invoiced amount of $950, which amount has already been paid by us and will not be exceeded) and $25,000 in accountable expenses of Digital Offering, including for travel expenses associated with site visits, tech fees and other related fees. This $25,000 has already been paid to Digital Offering by us and will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). We have also agreed to reimburse Digital Offering for up to $100,000 in legal expenses, $25,000 of which we have already paid. The $25,000 payment for legal fees already made will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a).

Reimbursable Expenses in the Event of Termination

In the event the Offering does not close, or the selling agency agreement is terminated for any reason, we have agreed to reimburse Digital Offering for its legal fees not to exceed $100,000.

Other Expenses of the Offering

In addition, the Company has engaged Equifund to create and maintain the online subscription processing platform for the Offering. After the Company’s Post-Qualification Offering Statement is qualified by the Commission, the Offering will be conducted, in part, using Equifunds online subscription processing platform through the Company’s website at https://invest.equifund.com/offering/modernmining/details, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make purchase price payments through a third-party processor by ACH debit transfer, wire transfer or credit card to an account we designate.

The Company has paid Equifund a $45,000 onboarding fee and will pay Equifund (i) an estimated $666,667 in investor fees of $50 per investor payable by the Company to Equifund (assuming 13,333 investors in this Offering).

In addition, the Company intends to pay these fees and will reimburse Equifund for transaction fees and return fees that it incurs for returns and chargebacks in the amounts of credit card processing fees (3.8% per swipe) plus any charge back fees or expenses and 1.25% for each ACH transfer fee and 1.25% for Express wires to all purchasers in lieu of charges to investors.

Please be advised that different payment methods take different amounts of time to clear.

●	Wires: 24 hours (one business day) following receipt of funds;

●	ACH: 10 days following receipt of funds; and

●	Credit and Debit Cards: 24 hours (one business day) following receipt of funds.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete potential background checks or fails background checks, and in the event the Offering is oversubscribed in excess of the Maximum Offering amount. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest.

Selling Agents’ and RCC’s Commission

We have agreed that the definitive selling agency agreement will provide for us to pay a cash commission of 7.0% of the gross proceeds received by us in the Offering in jurisdictions other than Canada, which shall be allocated by Digital Offering to members of the selling group and soliciting dealers in its sole discretion (we sometimes refer to Digital Offering and such members and dealers collectively as the “Selling Agents”). In addition, Digital Offering has agreed to remit .50% of the gross proceeds of the Offering received by the Company from Digital Offering’s cash commission to the Company as a rebate to be applied towards the Company’s platform and marketing fees. Also, we have agreed that the agency agreement with RCC will provide for us to pay a cash commission of 7.0% of the gross proceeds received by us in the Offering from Canada.

The following table shows the total commissions payable to Digital Offering on a per-share basis in connection with this Offering, assuming a fully subscribed offering.

Per Share
Public offering price	$4.25
Digital Offering commission (7.0%)*	$0.2975
Proceeds, before expenses, to us, per share	$3.9525

*	Assuming a fully subscribed Offering after qualification of the Post Qualification Amendment and that all sales are in the United States, Digital Offering would receive total cash commissions of $2,799,999.79. Digital Offering has agreed to remit $199,999.99 of this cash commission to the Company as a rebate to be applied towards the Company’s platform and marketing fees.

Selling Agent’s Warrants

Upon the closing of the Offering, we have agreed to issue the Agent Warrants to the Lead Selling Agent for Shares sold in the United States and issue Agent Warrants to RCC for Shares sold in the Provinces in Canada, whereby the Agent Warrants will entitle the holder thereof to purchase such number of Shares equal to 2.5% of the total number of Shares sold in the United States for the Lead Selling Agent and sold in the Provinces in Canada for RCC. The Agent Warrants will be immediately exercisable upon issuance and will be exercisable until the fifth anniversary of the date of commencement of sales in the offering (in compliance with FINRA Rule 5110(e)(1)). The exercise price for the Agent Warrants will be the amount that is 25% greater than the public offering price, or $5.3125 per share. The Agent Warrants will not be redeemable. The Agent Warrants will provide for cashless exercise in the event there is not a qualified offering statement covering the shares underlying the Agent Warrants, and immediate “piggyback” registration rights, with a duration of seven years from the date of commencement of sales in the offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration of the Shares underlying the warrants. We have qualified the Shares underlying the Agent Warrants in this Offering. Under certain circumstances, we may enter into an agreement with the Selling Agents to provide the Selling Agents with a demand registration right. Pursuant to FINRA Rule 5110(g)(8)(B)-(D), under any such agreement, the Selling Agents shall not be entitled to more than one demand registration right and the duration of this registration right shall not exceed five years from the effective date of the related registration statement.

The Agent Warrants and the Shares underlying the Agent Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Selling Agents or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Agent Warrants or the Shares underlying the Agent Warrants, nor will the Selling Agents or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Agent Warrants or the underlying Shares for a period of 180 days from the date of closing of the Offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any Selling Agent or selected dealer participating in the Offering and their officers, partners or registered representatives if the Agent Warrants or the underlying Shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Agent Warrants will provide for adjustment in the number and price of such warrants (and the Shares underlying such Agent Warrant) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the Shares.

Pooling Agreements

Certain of the holders of our Shares, with Kuljit Basi acting as their representative, have entered into a pooling agreement with the Company, dated May 11, 2026, and the holders of the Investor Rights Warrants and the Convertible Debentures, with Kuljit Basi acting as their representative, have entered into pooling agreements with the Company dated September 11, 2025, as amended and restated on May 11, 2026 (collectively, the “Pooling Agreements”). The Pooling Agreements impose contractual resale restrictions on “pooled securities,” defined to include the applicable Shares, all Investor Rights Warrants, all Convertible Debentures, as applicable, and all securities underlying the Investor Rights Warrants and Convertible Debentures held by the participating securityholders. The Pooling Agreement restrictions prohibit securityholders from selling, transferring, pledging, or otherwise disposing of any legal or beneficial interest in their pooled securities for a period of 180 days following the Company’s listing on a national securities exchange, subject to exceptions for earlier release of up to a maximum of 55% of the pooled securities in the event certain trading price and volume thresholds are achieved as follows:

●	25% of the pooled securities will be released immediately in the event the closing bid price of the Shares on NYSE American is greater than $12.00 for any period of 10 consecutive trading days following the date of listing and the average trading volume of the Shares is greater than 250,000 Shares per day for those 10 consecutive trading days;

●	5% of the pooled securities will be released immediately in the event the closing bid price of the Shares on NYSE American is greater than $6.37 on any day following the date of listing;

●	5% of the pooled securities will be released immediately in the event the closing bid price of the Shares on NYSE American is greater than $6.37 for any period of 10 consecutive trading days beginning at least 30 days after the date of listing and the average trading volume of the Shares was greater than 100,000 Shares per day for any 30 day period following the date of listing;

●	5% of the pooled securities will be released immediately in the event the closing bid price of the Shares on NYSE American is greater than $6.37 for any period of 10 consecutive trading days beginning at least 60 days after the date of listing and the average trading volume of the Shares was greater than 100,000 Shares per day for any 60 day period following the date of listing;

●	5% of the pooled securities will be released immediately in the event the closing bid price of the Shares on NYSE American is greater than $6.37 for any period of 10 consecutive trading days beginning at least 90 days after the date of listing and the average trading volume of the Shares was greater than 100,000 Shares per day for any 90 day period following the date of listing;

●	5% of the pooled securities will be released immediately in the event the closing bid price of the Shares on NYSE American is greater than $6.37 for any period of 10 consecutive trading days beginning at least 120 days after the date of listing and the average trading volume of the Shares was greater than 100,000 Shares per day for any 120 day period following the date of listing; and

●	5% of the pooled securities will be released immediately in the event the closing bid price of the Shares on NYSE American is greater than $6.37 for any period of 10 consecutive trading days beginning at least 150 days after the date of listing and the average trading volume of the Shares was greater than 100,000 Shares per day for any 150 day period following the date of listing.

Under the terms of the Merger Agreement, the holders of Shares issued in exchange for shares of common stock of UMI pursuant to the Merger Agreement are subject to contractual lock-up which prohibits the holder from selling, transferring, pledging, or otherwise disposing of any legal or beneficial interest in their Shares for a period of 12 months following the Company’s listing on a national securities exchange. 20% of such shares will be released on the date that is 12 months following the listing date, and 20% will be released on the date that is each of 4, 8, 12 and 16 months following the initial 20% release.

Lock-Up Agreements

Except as described below, we and our officers, directors, director nominees and stockholders holding 10% or more of the outstanding Common Shares following this Offering have agreed, or will agree, with Digital Offering, subject to certain exceptions, that, without the prior written consent of Digital Offering, we and they will not, directly or indirectly, during the period of six months following the closing of this Offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares, whether now owned or hereafter acquired by us or them or with respect to which we or they has or hereafter acquires the power of disposition; or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Shares, whether any such swap or transaction is to be settled by delivery of the Common Shares or other securities, in cash or otherwise.

The lock-up agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options. In the case of our officers, directors and director nominees, the restrictions described in the preceding paragraph do not apply to:

(i)	transactions relating to Common Shares acquired in open market transactions after the completion of this Offering;

(ii)	exercises of stock options or equity awards granted pursuant to an equity incentive or other plan or warrants to purchase Common Shares or other securities (including by cashless exercise to the extent permitted by the instruments representing such stock options or warrants so long as such cashless exercise is effected solely by the surrender of outstanding stock options or warrants to us and our cancellation of all or a portion thereof to pay the exercise price), provided that in any such case the securities issued upon exercise shall remain subject to the provisions of the agreement;

(iii)	transfers of Common Shares or other securities to us in connection with the vesting or exercise of any equity awards granted pursuant to an equity incentive or other plan and held by the undersigned to the extent, but only to the extent, as may be necessary to satisfy tax withholding obligations pursuant to our equity incentive or other plans;

(iv)	transfers of Common Shares or any security directly or indirectly convertible into or exercisable or exchangeable for Common Shares as a bona fide gift or in connection with estate planning, including, but not limited to, dispositions to any trust for the direct or indirect benefit of the locked-up party or the immediate family of the locked-up party and dispositions from any grantor retained annuity trust established for the direct benefit of the locked-up party or a member of the locked-up party’s immediate family, or by will or intestacy;

(v)	any transfer pursuant to a qualified domestic relations order or in connection with a divorce;

(vi)	any distributions or transfers without consideration of Common Shares or any security directly or indirectly convertible into or exercisable or exchangeable for Common Shares to limited partners, members, stockholders or affiliates of the locked-up party, or to any partnership, corporation or limited liability company controlled by the locked-up party or by a member of the immediate family of the locked-up party;

(vii)	any transfer made in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the locked-up party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the locked-up party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the agreement;

(viii)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of Common Shares, provided that such plan does not provide for the transfer of our Common Shares during the lock-up period;

Provided, however, that (a) in the case of any transfer or distribution pursuant to clause (iv), (vi) or (vii), each donee or distributee shall sign and deliver a lock-up letter agreement substantially in the form of the agreement, and (b) in the case of any transaction pursuant to clauses (iv), (vi), (vii) and (viii), such transaction is not required to be reported during the lock-up period by anyone in any public report or filing with the SEC or otherwise (other than a required filing on Form 5, Schedule 13D or Schedule 13G (or 13D/A or 13G/A) and no such filing shall be made voluntarily during the lock-up period.

Exchange Listing

We have applied to NYSE American to list our Shares under the symbol “MDRN” on NYSE American. Neither we nor Digital Offering, however, can guarantee that NYSE American will approve our listing application. If the Shares are not approved for listing on NYSE American, we will not complete the Offering contemplated hereby. As a result, we will not close this Offering until we can establish that the offering meets the Minimum Listing Standards. Assuming our NYSE American listing application is approved, our Shares will not commence trading on NYSE American until each of the following conditions is met: we have filed a post-qualification amendment to the Offering Statement, which post-qualification amendment is qualified by the Commission; and we have filed a registration statement on Form 8-A, which Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the later of the filing of the Form 8-A with the Commission, the qualification of the post-qualification amendment to the Offering Statement, or the receipt by the Commission of certification from the national securities exchange listed on the Form 8-A. We intend to file the post-qualification amendment and request its qualification immediately prior to the closing of this Offering in order that the Form 8-A may become effective as soon as practicable. Exchange trading of our Shares on NYSE American will not commence until after the Offering has closed. No assurance can be given that our application to list on NYSE American will be approved or that an active trading market for our Shares will develop.

Pricing of the Offering

Prior to the Offering, there has been no public market for the Shares. The initial public offering price has been determined by negotiation between us and Digital Offering. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available to Digital Offering;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by Digital Offering and us.

Indemnification

We have agreed to indemnify the Selling Agent, its affiliates and controlling persons and members of the selling group against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agent, its affiliates and controlling persons as may be required to make in respect of these liabilities.

Our Relationship with the Lead Selling Agent

The Selling Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Digital Offering and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. Digital Offering and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange

As set forth in Title IV of the JOBS Act, there would be no limit on how many shares an investor may purchase if this Offering results in a listing of our Shares on NYSE American or other national securities exchange. However, our Shares may not be listed on NYSE American upon the initial qualification of this Offering Statement by the Commission. Additionally, we cannot provide any assurance that our application to list on NYSE American will be approved.

For individuals who are not accredited investors, if we are not listed on NYSE American, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below under “How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this Offering. The only investors in this Offering exempt from this limitation, if our Shares are not listed on NYSE American, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “How to Calculate Net Worth”);

(iii)	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)	You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v)	You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(vi)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii)	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares;

(ix)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)	You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi)	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii)	You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

(xiii)	You are an Investor that certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

This Offering will start on or after the date that the Offering Statement is qualified by the Commission and will terminate on the Termination Date.

Procedures for Subscribing

Investors may subscribe through https://invest.equifund.com/offering/modernmining/details by tendering funds by wire, credit, or debit card or ACH transfer to the escrow account set up at Enterprise Bank & Trust, the escrow agent. Tendered funds will remain in escrow until the closing has occurred. Upon the closing, funds tendered by investors will be made available to us for our use. We will not cover credit card fees on behalf of investors.

Procedures for subscribing directly through the Company’s website

The subscription procedure is summarized as follows:

1.	Go to the https://invest.equifund.com/offering/modernmining/details website and click on the “Invest Now” button;

2.	Complete the online investment form;

3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified escrow account;

4.	Once funds or documentation are received an automated Anti Money Laundering (“AML”) check will be performed to verify the identity and status of the investor;

5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement will include a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of the investor’s annual income or 10% of the investor’s net worth (excluding the investor’s principal residence).

Escrow Accounts

Except with respect to investors who are clients of AOS Inc. dba MyIPO or Other Broker-Dealers (as defined below) with clearing agreements in place, investors will be required to deposit their funds to the Enterprise Bank & Trust Escrow Account. The Company intends to complete one closing of this Offering. Any such funds that Enterprise Bank & Trust receives shall be held in escrow until the closing of the Offering or such other time as mutually agreed between the Company and Digital Offering, and then used to complete securities purchases, or returned if this Offering fails to close. For the avoidance of doubt, if we do not meet the Minimum Listing Standards by the Termination Date, or if we otherwise terminate this Offering, all funds tendered by investors with their subscriptions will be promptly returned to such investors in accordance with Rules 10b-9 and 15c2-4 under the Exchange Act. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the applicable escrow account established for this Offering.

Other Procedures for Subscribing

Syndicate members clear through various clearing firms as do other broker-dealers who may participate in this Offering. We refer to such other broker-dealers that clear through their respective clearing firms and who may participate in this Offering as Other Broker-Dealers. Other Broker-Dealers with clearing agreements shall provide the Selling Agents with executed subscription agreements and delivery sheets from their customers and shall settle the transaction with the Selling Agents through DTC at closing. In the event that the Company does not qualify or list on NYSE American, soliciting dealers who are unable to participate in an over-the-counter security may withdraw their subscriptions prior to closing.

Prospective investors investing through Other Broker-Dealers will acquire Shares through book-entry order by opening an account with an Other Broker-Dealer, or by utilizing an existing account with an Other Broker-Dealer. In each such case, the account will be an account owned by the investor and held at the clearing firm of such Other Broker-Dealer, as the clearing firm for the exclusive benefit of such investor. The investor will also be required to complete and submit a subscription agreement. Subscriptions for Shares acquired through an account at an Other Broker-Dealer can be provided directly by the Broker-Dealers. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Our transfer agent is Equity Stock Transfer, LLC. Our transfer agent will record and maintain records of the Shares issued of record by us, including shares issued of record to the Depositary Trust Corporation, which we refer to as the DTC, or its nominee, Cede & Co., for the benefit of broker-dealers, including the clearing firms. The clearing firm, as the clearing firm, will maintain the individual shareholder beneficial records for accounts at Other Broker-Dealers. All other investors that participate through the Enterprise Bank & Trust Escrow Account shall have their shares held at Equity Stock Transfer, LLC in digital book entry. Such shares may be transferred to the investor’s outside brokerage account by requesting their outside broker dealer to effect such transfer. Request for transfer may only be made by the outside broker dealer of the investor.

You may not subscribe to this Offering prior to the date this Offering is qualified by the Commission, which we will refer to as the qualification date. Before the qualification date, you may only make non-binding indications of your interest to purchase securities in the Offering. For any subscription agreements received after the qualification date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten (10) business days. If accepted, the funds will remain in the applicable escrow account until we determine to have the closing of the offering and the funds in escrow will then be transferred into our general account.

Non-U.S. investors may participate in this Offering by depositing their funds in the escrow account held at Enterprise Bank & Trust Account, as applicable; any such funds that Enterprise Bank & Trust receives shall be held in escrow until the closing of this Offering or such other time as mutually agreed between the Company and the Selling Agents, and then used to complete securities purchases, or returned if this Offering fails to close.

Right to Revoke Subscriptions

During the period of time from when you tender your complete, executed subscription agreement through 48 hours after your receipt of an e-mail from us stating the closing date of the Offering and listing date on NYSE American (such time, the “Revocation Deadline”), you may revoke your subscription for Shares by requesting such revocation in writing pursuant to the terms of the subscription agreement. Following such written request, all monies tendered will be returned to you, without interest or deduction. For the avoidance of doubt, you may not revoke or change your subscription or request your subscription funds after the Revocation Deadline.

Right to Reject Subscriptions

We will notify you as to whether we have accepted or rejected your subscription within 5 business days following our receipt of your complete, executed subscription agreement (forms of which are attached to the Offering Statement, of which this Offering Circular forms a part, as Exhibits 4.1, 4.2 and 4.3) and the receipt of funds required under the subscription agreement in Enterprise Bank & Trust Escrow Account or such other selected dealer designated escrow account. During such period, we have the right to review and accept or reject your subscription in whole or in part, for any reason or no reason. The Lead Selling Agent will conduct customary know-your-customer and AML checks on investors, including background checks for financial crimes and fraud. We anticipate rejecting subscriptions if (i) such subscriptions are received after we have already received and accepted subscription agreements for the maximum offering amount or (ii) the know-your-customer and AML checks raise concerns regarding investor suitability for participation in the offering. While we will endeavor to close this Offering as soon as feasible following the qualification by the SEC of the offering statement of which this offering circular forms a part, there may be a significant amount of time between your execution of the subscription agreement and tendering of funds and closing of this Offering. During such time, you will be entitled to revoke your subscription as disclosed above under “-Right to Revoke Subscriptions.” We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Shares subscribed for at closing. After the Revocation Deadline, you may not revoke or change your subscription or request a return of your subscription funds.

Under Rule 251 of Regulation A, unless a company’s offered securities are listed on a national securities exchange, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, for so long as our Shares are not listed on NYSE American, non-accredited, natural person may only invest funds in our Shares which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase the Shares and prior to the acceptance of any funds from an investor, for so long as our Shares are not listed on NYSE American, an investor in our Shares will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Transfer Agent and Registrar

The Company has engaged Equity Stock Transfer, LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no market for our Shares. Future sales of substantial amounts of our Shares in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of Shares will be available for sale shortly after this Offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our Shares and our ability to raise equity capital in the future.

After completion of this Offering, we will have 14,963,964 Shares issued and outstanding (excluding shares issuable pursuant to the conversion of Debentures (1,647,847 shares), SAFE Notes (910,418 shares) and Investor Rights Warrants (17,679,895 shares) as described elsewhere in this Offering Circular).

All of the Shares sold in this Offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to an applicable lock-up period. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any of our Shares in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. The Shares sold in this Offering are not considered to be restricted securities.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares. Subject to the lock-up agreements described above, those persons may sell our Shares that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the Offering Statement of which this Offering Circular is a part.

Further, beginning 90 days after the effective date of the Offering Statement of which this Offering Circular is a part, a person who is not an affiliate of ours at the time such person sells our Shares, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such our Shares, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted Shares by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

Rule 701 generally allows a shareholder who purchased our Shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell such shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144.

Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this Offering Circular before selling such shares pursuant to Rule 701 and until expiration of any applicable lock-up period.

Equity Incentive Awards

We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this Offering to register the Shares that are issuable pursuant to our Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this Offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and any applicable lock-up arrangements.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Shares, including the Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign (including Canada), or other taxing jurisdiction.

Taxation in Canada

Material Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) generally applicable as at the date hereof to the acquisition, holding and disposition of the Shares by a holder who acquires, as beneficial owner, the Shares pursuant to the Offering and who, for purposes of the Tax Act and at all relevant times, holds the Shares as capital property, deals at arm’s length with the Company and each underwriter and is not affiliated with the Company or any underwriter (a “Holder”). Generally, the Shares will be considered to be capital property to a Holder provided the Holder does not acquire or hold the Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) an interest in which would be, or for whom a Share would be, a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency; (v) that has or will enter into a “derivative forward agreement”, a “synthetic disposition arrangement” or a “dividend rental arrangement”, each as defined in the Tax Act, with respect to the Shares; or (vi) that carries on, or is deemed to carry on, an insurance business in Canada or elsewhere. Such Holders should consult their own tax advisors with respect to an investment in the Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and that is or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Shares, controlled by a non-resident person or group of non-resident persons not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the possible application of these rules.

In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Shares.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law or the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares, including dividends, must be determined in Canadian dollars using the relevant exchange rate determined in accordance with the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder or prospective holder of the Shares, and no representations with respect to the income tax consequences to any holder or prospective holder are made. Consequently, holders and prospective holders of the Shares should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring the Shares, having regard to their particular circumstances.

Holders Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their Shares as capital property may, in certain circumstances, be entitled to have the Shares, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and any subsequent taxation year, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Resident Holders should consult their own tax advisors regarding the availability or advisability of this election.

Dividends on the Shares

Dividends received or deemed to be received on the Shares by a Resident Holder who is an individual (other than certain trusts) will generally be included in the individual’s income and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to any dividends designated by the Company as “eligible dividends” in accordance with the Tax Act. There may be limitations on the ability of the Company to designate dividends as “eligible dividends.”

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances, a dividend received or deemed to be received by a Resident Holder that is a corporation may be deemed to be proceeds of disposition or a capital gain pursuant to subsection 55(2) of the Tax Act. Resident Holders that are corporations should consult their own tax advisors having regard to their own particular circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, may be liable under Part IV of the Tax Act to pay an additional tax (refundable in certain circumstances) on dividends received or deemed to be received on the Shares to the extent such dividends are deductible in computing its taxable income for the taxation year.

Dispositions of Shares

Upon a disposition (or a deemed disposition) of a Share, a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition of such Share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Share to the Resident Holder.

The adjusted cost base to a Resident Holder of Shares acquired hereunder will be determined by averaging the cost of such Shares to the Resident Holder with the adjusted cost base of any other Shares held by the Resident Holder as capital property immediately before the acquisition.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Share may be reduced by the amount of any dividends received or deemed to be received by it on such Share, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Aggregate Investment Income

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the relevant taxation year, or a “substantive CCPC” (as defined in the Tax Act) at any time in the relevant year, may be liable to pay a refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include an amount in respect of taxable capital gains and dividends or deemed dividends that are not deductible in computing such corporation’s income. Resident Holders to whom these rules may be relevant should consult their tax advisors regarding their particular circumstances.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention (i) is neither resident nor deemed to be resident in Canada, and (ii) does not, and is not deemed to, use or hold the Shares in a business carried on in Canada (a “Non-Resident Holder”). In addition, this portion of the summary does not apply to an insurer who carries on an insurance business or an “authorized foreign bank” (as defined in the Tax Act) and such Non-Resident Holders should consult their own tax advisors.

Dividends on the Shares

Any dividends paid or credited, or deemed to be paid or credited, on the Shares, as the case may be, to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which that Non-Resident Holder may be entitled under an applicable income tax treaty or convention. For instance, where the Non-Resident Holder is a resident of the United States that is entitled to applicable benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%. The rate of withholding tax is generally further reduced to 5% if the beneficial owner of such dividend is a company that owns, directly or indirectly, at least 10% of the voting shares of the Company. Non-Resident Holders should consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of the Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of a Share unless such share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, the Shares will not constitute “taxable Canadian property” of a Non-Resident Holder at any particular time provided that the Shares are then listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes NYSE American), unless at any time during the 60-month period immediately preceding such time the following 2 conditions are satisfied concurrently: (i) at least 25% or more of the issued shares of any class or series of the capital shares of the Company were owned by or belonged to any combination of (x) the Non-Resident Holder, (y) persons with whom the Non-Resident Holder did not deal at arm’s length (for the purposes of the Tax Act), and (z) partnerships in which the Non-Resident Holder or a person described in (y) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, the Shares may also be deemed to be “taxable Canadian property” in certain circumstances.

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of a Share that is “taxable Canadian property” to that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption under an applicable income tax treaty or convention, the consequences described above under the headings “Holders Resident in Canada — Dispositions of Shares” and “Taxation of Capital Gains and Capital Losses” will generally be applicable to such disposition. Non-Resident Holders for whom a Share is, or may be, “taxable Canadian property” should consult their own tax advisors.

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our Shares. This summary is based on current U.S. federal income tax laws (including provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions, all in effect as of the date hereof), all of which are subject to change at any time, possibly with retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect owners of our Shares.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of one or more of our Shares that is for U.S. federal income tax purposes one of the following:

●	an individual citizen or resident of the United States, including individuals treated as residents of the United States solely for tax purposes;

●	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or;

●	a trust if (1) a court within the United States can exercise primary supervision over it, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion applies only to a U.S. Holder that holds Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. This discussion is of a general nature only and does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. Holder. In addition, this discussion does not address any tax consequences other than U.S. federal income tax consequences, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:

●	are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

●	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

●	are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method;

●	have a “functional currency” for U.S. federal income tax purposes that is not the U.S. dollar;

●	own Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

●	acquire Shares in connection with the exercise of employee share options or otherwise as compensation for services;

●	are partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships and entities);

●	are required to accelerate the recognition of any item of gross income with respect to the Shares as a result of such income being recognized on an applicable financial statement;

●	are controlled foreign corporations;

●	are passive foreign investment companies;

●	hold the Shares in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

●	are former U.S. citizens or former long-term residents of the United States.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the tax treatment of a person treated as a partner for U.S. federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our securities should consult their tax advisors.

We have not sought, and do not expect to seek, a ruling from the United States Internal Revenue Service (the “IRS”), as to any United States federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR INDIVIDUAL SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF UNITS ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S.  Tax Status of the Company

Although the Company is incorporated under Canadian law, as a result of the consummation of the Merger, the Company should be treated, pursuant to Section 7874 of the Code, as a U.S. corporation for all purposes under the Code. As a result, since the Company should be treated as a U.S. corporation for U.S. federal income tax purposes, we do not intend to treat the Company as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations that are treated as such for U.S. federal income tax purposes. Since the Company is a taxable corporation in Canada, it would likely be subject to income taxation in both the United States and Canada on the same income, which could reduce the amount of income available for distribution to shareholders. The ability of the Company to take foreign tax credits against its U.S. tax liability in respect of taxes paid in Canada may be limited.

The rules under Section 7874 are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to aspects of their application. If it were determined that we should be taxed as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, the U.S. federal income tax consequences described herein could be materially and adversely affected. For example, U.S. Holders could be subject to the rules applicable to passive foreign investment companies. Beneficial owners of our shares should consult their own tax advisors with respect the tax consequences if we were classified as a foreign corporation for U.S. federal income tax purposes.

The remainder of this discussion assumes that the Company is treated as a U.S. corporation for all U.S. federal income tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our Share or rights to acquire our Share) to U.S. Holders of our Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Shares and will be treated as described under “U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Our Shares” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the applicable tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. If a U.S. Holder is subject to Canadian withholding tax on dividends paid on the holder’s securities to the U.S. Holder, the dividends will be considered U.S. source income, which could limit the ability of a U.S. Holder to claim a foreign tax credit for the Canadian withholding taxes imposed in respect of such a dividend. See “U.S. Holders — Foreign Tax Credit Limitations” below.

Sale, Taxable Exchange or Other Taxable Disposition of Our Shares

Subject to the discussion below under “U.S. Holders — Redemption of Our Shares,” upon a sale, taxable exchange or other taxable disposition of our Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders currently will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

To the extent a U.S. Holder pays any Canadian tax on a sale, exchange or disposition of our Shares, a U.S. foreign tax credit may not be available. See “U.S. Holders — Foreign Tax Credit Limitations” below.

Foreign Tax Credit Limitations

Because the Company is subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. Holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to dividends paid on its securities. For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer’s U.S. federal income tax that the taxpayer’s foreign source taxable income bears to the taxpayer’s worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either foreign source or U.S. source.

The status of the Company as a U.S. domestic corporation for U.S. federal income tax purposes will cause dividends paid by the Company to be treated as U.S. source rather than foreign source income for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from the Company. Similarly, to the extent a sale or disposition securities by a U.S. Holder results in Canadian tax payable by the U.S. Holder (for example, because the Shares constitute taxable Canadian property within the meaning of the Tax Act), a U.S. foreign tax credit may be unavailable to the U.S. Holder for such Canadian tax. In each case, however, the U.S. Holder may be able to take a deduction for the U.S. Holder’s Canadian tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding these rules.

Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership of the Shares, or on the sale, exchange or other taxable disposition of the Shares, generally will be equal to the U.S. dollar value of such Canadian dollars based on the exchange rate applicable on the date of receipt (regardless of whether such Canadian dollars are converted into U.S. dollars at that time). A U.S. Holder that receives Canadian dollars and converts such Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes.

Different rules apply to U.S. Holders who use the accrual method. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates, or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Shares and net gains from the disposition of the Shares.

Treasury Regulations provide that, subject to the election described in the following paragraph, solely for purposes of this additional tax, distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale, taxable exchange or other taxable disposition of our Shares unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Shares that is for United States federal income tax purposes not a U.S. Holder, as defined above.

The following summary does not address aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder subject to special treatment under U.S. federal income tax laws, including, but not limited to, any of the following:

(i)	dealers in securities;

(ii)	banks and other financial institutions;

(iii)	insurance companies;

(iv)	tax-exempt organizations plans or accounts;

(v)	persons holding their Shares as part of a ’‘hedge,’’ ’’straddle’’ or other risk reduction transaction; and

(vi)	controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code.

Any	such Non-U.S. Holder should consult its own tax advisor with respect to an investment in the Shares.

This summary also does not address the tax consequences resulting to a holder of the Shares that is an entity treated as a pass-through entity for U.S. federal income tax purposes or any investors or equity holders in such entities. The tax treatment of an investor in such an entity will generally depend upon the status of the investor and the activities of the partnership or other pass-through entity. We urge any Non-U.S. Holder of the Shares that is a partnership or other pass-through entity for U.S. federal income tax purposes and partners, investors, members and other equity holders in such entities to consult their tax advisors about the tax consequences relating to the acquisition, ownership and disposition of the Shares.

The following discussion is a general summary of the material U.S. federal income tax consequences of the ownership and disposition of the Shares applicable to Non-U.S. Holder. This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences and also does not consider U.S. federal estate and gift tax considerations. Because the Shares and will be treated as shares of a U.S. domestic corporation, the U.S. gift, estate, generation-skipping transfer tax, and other relevant tax rules generally apply to Non-U.S. Holder of such shares. Each Non-U.S. Holder should consult its own tax advisor regarding these rules.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our Shares or rights to acquire our Shares) to Non-U.S. Holders of our Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Shares and will be treated as described under “Non-U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Our Shares.”

Subject to the discussions below on effectively connected income, dividends paid to a Non-U.S. Holder of our Shares will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale, Taxable Exchange or Other Taxable Disposition of Our Shares

Subject to the discussion below under “Non-U.S. Holders — Redemption of Our Shares,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, taxable exchange or other taxable disposition of our Shares unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Shares will not be subject to U.S. federal income tax if our Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition and the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale, taxable exchange or other taxable disposition of our Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

All Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% on payments of dividends (including constructive dividends) on our Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that provide that these withholding requirements would generally not apply to gross proceeds from sales or other dispositions of our Shares. However, there can be no assurance that final Treasury regulations will provide the same exceptions from FATCA withholding as the proposed Treasury regulations. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Similarly, dividends in respect of our Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of British Columbia, Canada. Most of our directors and executive officers reside in Canada, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

The Company’s Articles, subject to the provisions of British Columbia law, contain provisions which allow the corporation to indemnify its officers and directors against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to the Company if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, may be unenforceable.

LEGAL MATTERS

We are being represented by McMillan LLP with respect to certain legal matters as to United States federal securities law. The validity of the Shares offered in this Offering and certain legal matters as to Canadian law will be passed upon for us by McMillan LLP, of Vancouver, British Columbia, Canada.

INDEPENDENT AUDITORS

MNP LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of, and for the years ended, December 31, 2025 and 2024, as set forth in their report thereon. We have included such consolidated financial statements in this Offering Circular in reliance on the report of such firm given on their authority as experts in accounting and auditing. MNP is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB on auditor independence. MNP’s offices are located at 1 Adelaide Street East, Suite 1900, Toronto, ON, M5C 2V9.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an Offering Statement on Form 1-A under the Securities Act with respect to the Shares that we are offering. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all the information set forth in the Offering Statement or the exhibits and schedules filed with the Offering Statement. For further information about us and the Shares, we refer you to the Offering Statement and the exhibits and schedules filed with the Offering Statement. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. You can read our Commission filings, including the Offering Statement, at the Commission’s website which contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the Commission. The address of the website is www.sec.gov.

Upon the consummation of this Offering, assuming that we have filed a Form 8-A, we will be required to file periodic reports and other information with the Commission pursuant to the Exchange Act. These periodic reports and other information will be available for inspection at the website of the Commission referred to above. You may access these materials free of charge as soon as reasonably practicable after they are filed electronically with, or furnished to, the Commission. We also maintain a website at www.modernmining.com. The inclusion of our website address in this Offering Circular is an inactive textual reference only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this Offering Circular or the Offering Statement of which this Offering Circular forms a part. Investors should not rely on any such information in deciding whether to purchase the Shares.

The Offering Statement is also available on our website at www.modernmining.com. After the completion of this Offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this Offering Circular and the inclusion of the website address in this Offering Circular is an inactive textual reference only.

We may supplement the information in this Offering Circular by filing a supplement with the SEC. You should read all the available information before investing.

Modern Mining Technology Corp.

Interim Condensed Consolidated Financial Statements (Unaudited)

For the Six Months Ended 30 June 2026 and 2025

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

Modern Mining Technology Corp. (Unaudited) Amounts expressed in United States dollars except share and per share amounts

Unaudited Condensed Interim Consolidated Statements of Financial Position

	Note	As at 30 June 2026	As at 31 December 2025
Assets
Current Assets
Cash		$760,530	$313,208
Sales tax receivable		47,414	47,969
Other asset		50,497	-
Prepaid expenses		144,704	46,873
Security deposit		27,303	27,303
		$1,030,448	$435,353
Non-Current Assets
Property and equipment, net	(7)	54,571	28,917
Leasehold improvements, net		-	23
Right-of-use assets, net	(10)	28,419	85,258
Total Assets		$1,113,438	$549,551
Liabilities
Current Liabilities
Accounts payable	(15)	$5,710,013	$4,449,133
Short-term loans	(8)	2,001,273	1,978,809
Equipment loan		61,000	61,000
Lease liability – current	(10)	29,704	86,517
Warrant liability	(12)	58,230,399	36,183,565
Simple agreement for future equity	(13)	2,901,956	85,000
Contract liability		200,000	200,000
		69,134,345	43,044,024
Non-Current Liabilities
Convertible debenture	(11)	3,422,314	3,421,526
Interest payable on convertible debenture	(11)	778,319	678,629
Total Liabilities		$73,334,978	$47,144,179
Deficit
Share capital	(14)	4,819,811	2,822,311
Contributed surplus – warrants		127,300	127,300
Accumulated other comprehensive income (“AOCI”)		842,431	294,131
Accumulated deficit		(78,011,082)	(49,838,370)
		(72,221,540)	(46,594,628)
Total Liabilities and Deficit		$1,113,438	$549,551
Nature of operations and going concern	(1)	Commitments	(18)
		Subsequent events	(19)

The Interim Consolidated Financial Statements were approved by the Board of Directors and were signed on its behalf by:

“Signed”	“Signed”
Sean Bromley, Director	Mark Zorko, Director

-- The accompanying notes form an integral part of the unaudited interim condensed consolidated financial statements --

Modern Mining Technology Corp. (Unaudited) Amounts expressed in United States dollars except share and per share amounts

Unaudited Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

	Note	6 Months Ended 30 June 2026	6 Months Ended 30 June 2025	3 Months Ended 30 June 2026	3 Months Ended 30 June 2025

Expenses
Consulting fees	(14)	$2,442,434	$261,343	$2,252,368	$143,069
Investor relations and transfer agent	(15)	1,557,168	-	1,197,508	-
General and administration	(15)	316,818	24,765	134,014	9,737
Professional fees		492,224	101,436	274,839	21,603
Realized and unrealized (gain) loss from foreign exchange		366,117	(315,769)	211,134	(253,910)
Management and director fees	(15)	227,527	225,339	111,902	110,323
Employee costs		146,360	139,833	70,818	70,021
Marketing		146,391	-	103,009	-
Insurance		85,239	44,645	59,261	17,943
Depreciation expense	(7) (10)	65,666	82,942	33,448	41,495
Travel and entertainment		59,937	92	23,198	-
Research and development		14,526	3,934	2,935	2,374
		(5,920,407)	(568,560)	(4,474,434)	(162,655)

Other Income (Expense)
Other income (expense)		(22,431)	546	(7,139)	(4,955)
Interest and accretion expense	(8) (10) (11)	(183,040)	(173,360)	(83,153)	(84,795)
Unrealized loss on warrant liability	(12)	(22,046,834)	-	(514,000)	-
Net loss for the period		$(28,172,712)	$(741,374)	$(5,078,726)	$(252,405)
Foreign currency translation adjustment		548,300	(454,898)	352,136	(465,826)
Comprehensive loss for the period		(27,624,412)	(1,196,272)	(4,726,590)	(718,231)
Basic and diluted loss per share		$(5.37)	$(0.15)	$(0.94)	$(0.05)
Weighted average shares outstanding		5,245,791	5,038,522	5,407,585	5,038,522

-- The accompanying notes form an integral part of the unaudited interim condensed consolidated financial statements --

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

Unaudited Condensed Interim Consolidated Statements of Changes in Deficit

	Common Stock*	Share Capital	Contributed Surplus	AOCI	Accumulated Deficit	Total Deficit
Balance as at 01 January 2025	5,035,142	$2,822,311	$127,300	$717,339	$(11,469,537)	$(7,802,587)
Share issuances	47,058	-	-	-	-	-
Foreign currency translation adjustment				(423,208)	-	(423,208)
Net loss for the period	-	-	-	-	(38,368,833)	(38,368,833)
Balance as at 31 December 2025	5,082,200	$2,822,311	$127,300	$294,131	$(49,838,370)	$(46,594,628)
Share issuances	470,000	1,997,500	-	-	-	1,997,500
Foreign currency translation adjustment	-	-	-	548,300	-	548,300
Net loss for the period	-	-	-	-	(28,172,712)	(28,172,712)
Balance as at 30 JUNE 2026	5,552,200	$4,819,811	$127,300	$842,431	$(78,011,082)	$(72,221,540)

*	On September 3, 2025, the Company effected a 2.3529-for-1 forward share split of its issued and outstanding common shares. Accordingly, each outstanding share was subdivided into 2.3529 common shares. All figures and comparative figures reflected these changes retroactively.

-- The accompanying notes form an integral part of the unaudited interim condensed consolidated financial statements --

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

Consolidated Statements of Cash Flows

		6 Months Ended 30 June 2026	6 Months Ended 30 June 2025
Operative Activities
Net Loss for the period		$(28,172,712)	$(741,374)
Items not Affecting Cash
Depreciation of right-of-use asset	(10)	56,839	51,252
Depreciation expense	(7)	8,829	31,690
Interest expense on convertible debentures	(11)	117,929	118,281
Interest on lease liability	(10)	3,187	3,187
Share based payment	(14)	1,997,500	-
Interest on short-term loan	(8)	80,163	51,892
Unrealized loss on warrant liability		22,046,834	-
Unrealized foreign exchange (gains) losses		350,238	(315,769)
		(3,511,193)	(800,841)
Net Change in Working Capital
Sales tax receivable		555	(19,239)
Prepaid expenses		(93,613)	10,870
Other assets		(50,497)	-
Accounts payable		1,142,755	598,998
Cash Used in Operating Activities		(2,511,993)	(210,212)
Investing Activities
Purchase of property, plant and equipment	(7)	(34,460)	-
Cash Used in Investing Activities		(34,460)	-
Financing Activities
Short-term loans received	(10)	-	376,302
Proceeds from issuance of SAFE	(13)	2,816,956	200,000
Lease payments	(10)	(60,000)	(60,000)
Cash Provided by Financing Activities		2,756,956	516,302
Net effect of translation on foreign currency		236,819	(83,982)
Net Increase in cash		447,322	222,108
Cash – Beginning of Period		313,208	101,829
Cash – End of Period		$760,530	$323,937

Supplemental cash flow information:

	6 Months Ended 30 June 2026	6 Months Ended 30 June 2025
Cash interest paid	$-	$-
Income taxes paid	$-	$-

-- The accompanying notes form an integral part of the unaudited interim condensed consolidated financial statements --

Modern Mining Technology Corp. For The Six Months Ended 30 June 2025 and 2024 Amounts expressed in United States dollars except share and per share amounts

Notes to the Interim Condensed Consolidated Financial Statements (Unaudited)

1)	Nature of operations and going concern

Modern Mining Technology Corp. (the “Company” or “MMTC”) was incorporated under British Columbia Business Corporations Act on 26 January 2021. The Company’s registered office is held at 1500 – 1055 West Georgia Street, Royal Centre, PO Box 11, Vancouver, BC V6E 4N7, Canada.

On 19 August 2021, the Company and Urban Mining International, Inc. (“UMI”) entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of all the issued and outstanding common shares of UMI by the Company. Pursuant to the Merger Agreement, UMI and Urban Mining Merger Sub, Inc. (a subsidiary of UMI, created for the transaction) amalgamated and continued under the name of UMI. As a result of the Merger Transaction, UMI became a wholly owned subsidiary of MMTC on 1 September 2021. Subsequently, UMI changed its name to Modern Mining Technology Corp. as of 8 December 2021.

UMI was incorporated in the State of Delaware, USA on 8 August 2017 for the purpose of refining precious metals from electronic waste. UMI’s principal operating facility is located in Greenville, NC.

These unaudited interim condensed consolidated financial statements (the “Financial Statements”) have been prepared on the basis of the accounting principles applicable to a going concern, which assumes the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. There are several adverse conditions such as the Company has not generated revenue to date and has a net working capital deficiency that cast substantial doubt upon the soundness of this assumption. These Financial Statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.

Management believes that the Company’s ability to continue as a going concern is dependent on its ability to raise additional capital, including through the completion of its planned IPO, which would provide access to the financing proceeds. Management also intends to commercialize the Company’s product and generate sufficient revenues to achieve profitable operations. There cannot be any assurance that the Company will achieve profitable operations. Furthermore, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on the Company’s operations, in the case of debt financing, or cause substantial dilution for the existing shareholders, in case of equity financing. These factors represent material uncertainties that cast substantial doubt about its ability to continue as a going concern.

These Financial Statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and thus be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these Financial Statements. Any such adjustments could be material.

	30 June 2026	31 December 2025
Working capital deficit (current assets minus current liabilities)	$(68,103,897)	$(42,608,671)
Accumulated deficit	$(78,011,082)	$(49,838,370)

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

2)	Basis of presentation – Statement of Compliance

These Financial Statements, including comparatives, have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”), specifically International Accounting Standard (“IAS”) 34, Interim Financial Reporting (“IAS 34”). The term “IFRS” is used throughout these Financial Statements to refer collectively to all standards issued by the IASB, including those originally issued as International Accounting Standards (“IAS”) and those issued as International Financial Reporting Standards. The Financial Statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss, which are stated at their fair value.

3)	Material accounting policy information

The accounting policies and methods of computation followed in preparing these Financial Statements are the same as those followed in preparing the most recent audited annual consolidated financial statements. For a complete summary of significant accounting policies, please refer to the Company’s audited annual consolidated financial statements for the year ended 31 December 2025.

The Financial Statements do not include all the information and disclosures required in the annual consolidated financial statements. Accordingly, these Financial Statements should be read together with the annual consolidated financial statements as at and for the year ended 31 December 2025.

4)	Significant accounting judgments and key sources of estimation uncertainty

The preparation of the Company’s Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the Financial Statements and reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

Management must make significant judgments or assessments as to how financial assets and liabilities are categorized. The following are the critical judgments and areas involving estimates that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amount recognized in the Financial Statements.

a)	Significant accounting estimates:

Significant assumptions about the future that management has made and about other sources of estimation uncertainty at the financial position reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities relate to but are not limited to the following:

Fair value measurement of warrants and stock options

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date on which they are granted. Estimating fair value for warrants and stock options requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. Significant estimates include estimating the fair value of the Company’s common shares and the volatility of common shares.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

b)	Significant accounting judgments:

Significant judgments about the future that management has made and about other sources of judgment uncertainty at the financial position reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities relate to but are not limited to:

●	Functional currency: The determination of the functional currency of the Company as the Canadian dollar and its subsidiary as the US$.

●	Going concern: The Company’s ability to execute its strategy by funding future working capital requirements requires judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, such as expectations of future events that are believed to be reasonable under the circumstances.

5)	New standards, amendments and interpretations not yet adopted

The following amendments to standards and interpretations became effective for the annual periods beginning on or after 1 January 2026. The application of these amendments and interpretations had no significant impact on the Company’s interim consolidated financial position or results of operations. The IASB and the IFRIC have issued the following new and revised standards and interpretations that are not yet effective for the relevant reporting periods, and the Company has not early adopted these standards, amendments and interpretations. However, the Company is currently assessing what impact the application of these standards or amendments will have on the interim consolidated financial statements of the Company. The Company intends to adopt these standards, if applicable, when the standards become effective:

-	Effective 1 January 2027, the Company will adopt IFRS 18, Presentation and Disclosure in Financial Statements. The new standards replace IAS 1, Presentation of Financial Statements, and for all entities will

●	Introduce a new defined structure for the statement of profit and loss and require the classification of income and expenses in that statement into one of five categories: operating; investing; financing; income taxes; and discontinued operations. IFRS 18 introduces definitions of these categories for purposes of the statement of profit and loss. Specific categorization requirements will apply to entities whose ‘main business activity’ is to provide financing to customers or to invest in specified assets. Entities will also be required to present new subtotals for ‘operating profit or loss’ and ‘profit or loss before financing and income taxes;

●	Require disclosure of ‘management-defined performance measures’ (MPMs) in a single note to the financial statements. MPMs are subtotals of income and expenses that an entity uses in public communications outside of its financial statements, to communicate management’s view of an aspect of the financial performance of the entity as a whole to users. Entities must disclose a reconciliation between the measure and the most directly comparable total or subtotal specifically required to be disclosed by IFRS Accounting Standards or subtotal listed in IFRS 18;

●	Enhance guidance about how to group information within the financial statements; and

●	For the statement of cash flows, require that ‘operating profit or loss’ be used as the starting point for determining cash flows from operating activities under the indirect method, and remove the optionality around classification of cash flows from interests and dividends.

IFRS 18 is effective for annual reporting periods beginning on or after 1 January 2027, including for interim financial statements. Earlier application is permitted. The new standard is to be applied retrospectively, and, in the period of adoption, a reconciliation is required between how the statement of profit or loss was presented in the comparative period under IAS 1 and how it is presented in the current period under IFRS 18.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

6)	Financial instruments and risk management

In common with all other businesses, the Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the method used to measure them. Further quantitative information in respect to these risks is presented throughout the Financial Statements.

Risk management is carried out by the Company’s management team under policies approved by the Board of Directors. The Board of Directors also provided regular guidance for overall risk management.

a)	Financial instrument classification and measurement

Financial instruments of the Company are carried at amortized cost, with the exception of warrant liability and simple agreement for future equity, classified and held at fair value through profit or loss.

The Company classifies the fair value of these transactions according to the following hierarchy:

Level 1 - quoted prices in active markets for identical financial instruments.

Level 2 - quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant and significant value drivers are observable in active markets.

Level 3 - valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s warrant liability is classified at level 3 with a fair value of $58,230,399 as of 30 June 2026 (31 December 2025 - $36,183,565). (Note 12).

The Company’s simple agreements for future equity liability are classified at level 3 with a fair value of $2,901,956 as of 30 June 2026 (31 December 2025 - $85,000). (Note 13).

b)	Market risk

Market risk is the risk that changes in market prices will affect the Company’s earnings or the value of its financial instruments. Market risk is comprised of other price risk, currency risk, and interest rate risk. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. These market risks are evaluated by monitoring changes in key economic indicators and market information on an on-going basis, adjusting operations and budgets accordingly. The Company is exposed to limited market risk, primarily arising from foreign currency fluctuations and the valuation assumptions used in measuring financial liabilities carried at fair value. Management monitors these exposures on an ongoing basis and has not entered into derivative contracts to hedge such risks.

c)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash. The Company’s cash is held with major banks in Canada and the United States. Accordingly, the Company is not exposed to significant credit risk.

d)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. In the management of liquidity risk, the Company maintains a balance between continuity of funding and the flexibility through the use of borrowings. Management closely monitors the liquidity position and expects to have adequate sources of funding to finance the Company’s projects and operations. The Company is dependent on external financing and will be required to raise additional capital in the future to fund its operations (Note 1).

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

As at 30 June 2026 the Company had a cash balance of $760,530 (31 December 2025 - $313,208) to settle current liabilities of $69,134,345 (31 December 2025 - $43,044,024). So far, the Company is not profitable and has had to rely on the issuance of equity securities for cash, primarily through private placements and from related and other parties. The Company’s access to financing is uncertain. There can be no assurance of continued access to significant equity or debt financing.

e)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to cash flow interest rate risk on the variable rate of interest earned on its cash. The cash flow interest rate risk on cash is insignificant since deposits are short term in nature. The Company does not hold any other financial assets or liabilities with variable interest rates that will have significant impact arising from interest rate risk. The fair value interest rate risk on the Company’s other assets and liabilities is deemed to be insignificant.

The Company has not entered into any derivative instruments to manage interest rate fluctuations; thus, the Company is not subject to interest rate risk.

f)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Company’s certain operating expenses and acquisition costs are denominated in US$ and incurred by MMTC Delaware, and a large portion of the expenses of the Company are in Canadian dollars. The Company’s corporate office is based in Canada, and the exposure to exchange rate fluctuations arises mainly on foreign currencies, which are the US$.

The Company is exposed to foreign exchange risk. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure, and if rates continue to fall, management will look at entering into derivative contracts. Should the US dollar and Canadian dollar exchange rate have changed by 5% at the period end, the impact to profit or loss would be +/- $108,942

The Company’s monetary assets and liabilities denominated in Canadian dollars are shown here in US$:

Rounded (‘000)	30 June 2026	31 December 2025
Cash	$7,200	$66,000
Accounts payable	$1,534,000	$1,248,000

7)	Property and equipment, net

Property and Equipment	Manufacturing Equipment
Cost
Balance as at 1 January 2025	$533,333
Additions	32,064
Balance as at 31 December 2025	$565,397
Additions	34,460
Balance as at 30 June 2026	$599,857
Accumulated Depreciation
Balance as at 1 January 2025	$509,252
Depreciation for the period	27,228
Balance as at 31 December 2025	536,480
Depreciation for the period	8,806
Balance as at 30 June 2026	$545,286
Carrying Amounts
Balance as at 31 December 2025	$28,917
Balance as at 30 June 2026	$54,571

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

8)	Short term loans

Short-Term Loans	Principal	Interest	Total
Balance as at 1 January 2025	$953,892	$71,840	$1,025,732
Additions	777,652	127,478	905,130
Foreign translation adjustment	24,795	23,152	47,947
Balance as at 31 December 2025	$1,756,339	$222,470	$1,978,809
Additions	-	80,163	80,163
Foreign translation adjustment	(52,860)	(4,839)	(57,699)
Balance as at 30 June 2026	$1,703,479	$297,794	$2,001,273

9)	Other assets

The Company operates a pilot and demonstration facility primarily for research and development. Sales generated from trial campaigns are not considered ordinary activities under IFRS 15 Revenue from Contracts with Customers.

For the six months ended 30 June 2026, the Company recognized an expense of $22,431 (30 June 2025 – $546 income) within other income, representing proceeds from processed electronic waste feedstock net of purchasing and processing costs.

As at 30 June 2026, the Company recorded other assets of $50,497 (31 December 2025 – nil) related to electronic waste feedstock held for research and development that will be sold subsequent to processing.

10)	Right-of-use assets and lease liability

Lease liability net book value consists of:	30 June 2026	31 December 2025
Current	$29,704	$86,517
Total	$29,704	$86,517

The lease liability consists of the following:

Amount
Balance as at 1 January 2025	$76,517
Interest expense	16,324
Lease payments	(120,000)
Lease addition	113,676
Balance as at 31 December 2025	$86,517

Amount
Balance as at 1 January 2026	$86,517
Interest expense	3,187
Lease payments	(60,000)
Balance as at 30 June 2026	$29,704

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

Right-of-use assets	Cost	Depreciation	Carrying Amount
Balance as at 1 January 2025	$307,508	$(230,631)	$76,877
Additions	113,677	(105,296)	8,381
Balance as at 31 December 2025	$421,185	$(335,927)	$85,258
Additions	-	(56,839)	(56,839)
Balance as at 30 June 2026	$421,185	$(392,766)	$28,419

11)	Convertible debenture and interest payable

Convertible Debenture	Principal	Interest	Total
Balance as at 1 January 2025	$3,403,862	$458,268	$3,862,130
Accretion expense	17,664	-	17,664
Interest expense	-	220,361	220,361
Balance as at 31 December 2025	$3,421,526	$678,629	$4,100,155
Interest expense	-	117,929	117,929
Foreign translation adjustment	788	(18,239)	(17,451)
Balance as at 30 June 2026	$3,422,314	$778,319	$4,200,633

Non-current – 31 December 2025	$3,421,526	$678,629	$4,100,155
Non-current – 30 June 2026	$3,422,314	$778,319	$4,200,633

12)	Warrant liability

On 7 August 2021, the Company issued 9,705,696 warrants to investors in a private placement for consideration of gross proceeds of C$173,250 ($137,365), each warrant allowing the holder to purchase one common share at a price of $0.34 (CAD$0.425) (the “Investor Rights Warrants” or “IRW”) for a period of three-years from the date the Company completed an initial public offering (“IPO”). On 26 May 2023, the Company modified the terms of the Investor Rights Warrants, allowing them to automatically convert into common shares upon the closing of an IPO on a cashless basis and based on the IPO share price.

On 6 July 2024, the Board of the Company approved further modification, in the event that the Company either (a) completes a financing or series of financings or enters into a royalty streaming agreement to raise aggregate gross proceeds of not less than US$5,000,000 at any time between May 1, 2024 and IPO, or (b) completes an IPO where the market value of the Company is not less than US$100,000,000, then in lieu of each common share the subscriber would have otherwise received, the subscriber shall receive a unit (a “Unit”) consisting of one common share and one additional warrant (an “Underlying Warrant”) to purchase one additional common share (an “Underlying Share”) at a price of $0.085 per share which automatically converts on a cashless basis at the time of IPO.

As at 30 June 2026, the fair value of the warrant liability has been determined to be $58,230,399 (31 December 2025 - $36,183,565). The Company recognized a total of $22,046,834 fair value loss on the valuation of warrant liability for the six months period ended 30 June 2026 (30 June 2025 – $nil) and the loss has been included in the interim consolidated statements of loss and comprehensive loss.

The warrants were classified as a Level 3 financial instrument. Their fair value was based on an estimated IPO share price of $4.25 (31, December 2025 - $4.25), approximately 75% probability (31, December 2025 – 50%) of an IPO, and an expected IPO timing of end of September 2026. The IPO probability increased from 31 December 2025 due to continued progress in the IPO process. As of 30 June 2026, the Company had engaged a lead selling agent, made progress on its Regulation A offering, filed a preliminary offering circular with the Securities and Exchange Commission to issue common shares at $4.25 per share. The warrant liability was discounted from the expected timing of the IPO to 30 June 2026 using a risk-free interest rate of 3.83% (31 December 2025 – 3.48%).

Warrant Liability	30 June 2026	31 December 2025
Balance – Beginning of Period	$36,183,565	$-
Unrealized loss on the warrant liability	22,046,834	36,183,565
Balance – End of Period	$58,230,399	$36,183,565

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

13)	Simple agreement for future equity (“SAFE”)

During the year ended 31 December 2025, the Company entered SAFEs with various investors for gross proceeds of $85,000. Until conversion, the SAFEs do not represent issued equity instruments and do not provide voting or ownership rights. The Company issued an additional $2,816,956 SAFE during the 6 months ended 30 June 2026.

The SAFEs entitle investors to receive common shares upon the occurrence of a qualifying event, such as an initial public offering, at a 25% discount to the future offering price. The number of shares to be issued is variable as it depends on the future share price at the time of conversion. The agreements also include provisions for cash settlement in the event of a liquidity or dissolution event.

The SAFE issuances were all with consistent pricing and terms in effect the 6 months ended 30 June 2026; accordingly, no fair value changes were recognized as at 30 June 2026.

The SAFE liability of $2,901,956 (31 December 2025 $85,000) is classified as a current liability as at 30 June 2026. During the period ended 30 June 2026, the Company incurred total expenditures of $47,915 related to SAFEs, which were recorded within general and administration expenses.

Safe Liability	30 June 2026	31 December 2025
Balance – Beginning of Year	$85,000	$-
Issuance of new SAFE	2,816,956	85,000
Balance – End of Period	$2,901,956	$85,000

14)	Share capital

a.	Authorized:

As at 30 June 2026, 11,764,500 common shares were authorized (31 December 2025 – 11,764,500).

No preferred shares were authorized as at 30 June 2026 and 31 December 2025.

b.	Issued or allotted and fully paid:

470,000 shares were issued during the period ended 30 June 2026 as the Company entered into a twelve-month consulting agreement with Skeleton Crew Labs LLC (“SCL”) for advisory services related to the Company’s Form 1-A offering. Pursuant to the agreement, the Company issued 470,000 shares of common stock to SCL as a non-refundable retainer. The shares were valued based on an estimated IPO share price of $4.25 per share, resulting in a fair value of $1,997,500 on initial recognition recorded within the consulting fees as share based payment. The shares are subject to a six-month contractual hold period following the listing of the Company’s common shares on a national securities exchange in the United States.

As at 30 June 2026, the Company had 11,773,299 (31 December 2025 -12,596,814) warrants that were issued and outstanding (inclusive of the warrant classified as derivative financial liabilities). These warrants remained anti-dilutive as at 30 June 2026 and 31 December 2025, and therefore, were not included in the calculation of diluted loss per share.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

Warrants

Warrant transactions for the years ended 30 June 2026 and 31 December 2025 are summarized as follows:

Warrant Activity	30 June 2026	Weighted Average Exercise Price	31 December 2025	Weighted Average Exercise Price
Balance – Beginning of period	12,596,814	$0.35	12,646,812	$0.35
Forfeited	(823,515)	-	(49,998)	-
Balance – End of period	11,773,299	$0.35	12,596,814	$0.35

The number of warrants outstanding as at 30 June 2026 and 31 December 2025 are as follows:

Issuance Date	Expiry Date	Exercise Price		30 June 2026	31 December 2025
7 August 2021	3 years post IPO	CAD$	0.43	9,705,696	9,705,696
30 August 2021	3 years post IPO		$0.09	2,067,603	2,891,118
				11,773,299	12,596,814

As at 30 June 2026, 2,067,603 performance warrants (“Performance Warrants”) remained issued and outstanding (31 December 2025 – 2,891,118). Out of the 2,067,603 Performance Warrants, 805,865 warrants are exercisable upon the Company achieving at least $10,000,000 in gross sales; 1,261,738 warrants are exercisable upon the Company achieving at least $20,000,000 in gross sales.

15) Related party transactions and obligations

The Company compensates certain of its key management personnel to operate its business in the normal course. Key management includes the Company’s executive officers and members of its Board of Directors. Transactions and balances with key management personnel and related parties not disclosed elsewhere in the Financial Statements are as follows:

Related Party Disclosure Principal Position	Period(i)	Director & Officer & Other Fees	Accounts Payable
Chairman	2026	$31,250	$273,105
	2025	$31,250	$243,745
Directors	2026	$82,500	$727,402
	2025	$82,500	$643,011
CEO & Director	2026	$90,000	$746,411
	2025	$90,000	$652,296
Former CFO	2026	$25,500	$4,460
	2025	$25,500	$71,400
Former CFO	2026	$-	$67,795
	2025	$-	$68,948
Consultant	2026	$186,000	$466,341
	2025	$66,000	$422,178
Total	2026	$415,250	$2,285,514
	2025	$295,250	$2,101,578

i)	Related party expenses are for the six months ended 30 June 2026 and 30 June 2025, whereas related party balances are as at 30 June 2026 and 31 December 2025.

These transactions were in the normal course of operations, which is the amount of consideration established and agreed to by the related parties.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

The Chairman holds 117,645 IRWs and 445,873 performance warrants; the CEO holds 676,458 IRWs and 441,168 performance warrants; and the other directors collectively hold 485,285 IRWs, 674,692 performance warrants, and $10,000 of convertible debentures.

There is an investor and consultant who is considered as a related party to the Company due to his significant voting rights through his common share ownership, Investor Right Warrants ownership, the short-term loans outstanding. These facts resulted in the investor and consultant having significant influence over the Company. As at 30 June 2026, the Company had a total of $864,902 of short-term loans (inclusive of interest payable) (31 December 2025 - $854,518) balance owing to this investor and consultant. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at 30 June 2026 and 31 December 2025, this investor and consultant owned a total of 3,260,237 of IRW of the Company. The Company incurred consulting fees and office subleasing fees to this investor and consultant for the six months ended 30 June 2026 $186,000, that are recorded in investor relations and transfer agent ($66,000) and general and administrative expenses ($120,000) respectively on the statements of loss and comprehensive loss (30 June 2025 - $66,000 in investor relations and transfer agent).

There are investors who are considered related parties to the Company due to their collective ownership of IRW, common shares, and outstanding short-term loans. These factors result in these individuals having significant influence over the Company. As at 30 June 2026, the Company had a total of CAD $1,329,045 of short-term loans (inclusive of interest payable) (31 December 2025 – CAD $1,248,048) outstanding to these individuals. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at 30 June 2026 and 31 December 2025, these individuals held a total of 2,712,694 IRWs of the Company.

16)	Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its components of equity (deficit). The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or adjust the amount of cash and investments.

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company’s capital is not subject to any externally imposed capital requirements.

17)	Segmented information

The Company has one operating segment, which is the refinement of precious metals from electronic waste in the US. The following table provides segmented disclosure on assets and reviewed by management regularly by geographical location:

	US	Canada	Total
30 June 2026
Cash	$81,876	$678,654	$760,530
Non-current assets	$82,990	$-	$82,990
31 December 2025
Cash	$15,196	$298,012	$313,208
Non-current assets	$114,198	$-	$114,198

Modern Mining Technology Corp. Amounts expressed in United States dollars except share and per share amounts

18)	Commitments

In February 2022, the Company has entered into the transition agreement with the former CEO & Director, to provide technical advisory services at $14,000 per month payable until eighteen (18) months following the date of completion of the Company’s IPO; and a one-time bonus of $50,000 if the IPO is successful. It was further agreed to repay the short-term loan of $78,050 plus interest within ten (10) days of closing of the offering. In September 2023, the Company agreed to increase the monthly fee to $15,000 per month following the closing of the IPO for twenty-four (24) months and consulting invoices to be paid within seven (7) days of IPO proceeds including interest of 2% compounded monthly. Subsequent to period-end, the former CEO & Director passed away due to an illness. Under the common-law doctrine of frustration, the transition agreement has ceased as performance has become unachievable. Amounts accrued and accruing up to the date of his passing will be paid out in accordance with the transition agreement with all other performance-based compensation nulled.

On 8 September 2025, the Company entered into a posting agreement with Equifund Technologies LLC to provide online offering platform services for its Regulation A capital raise. The agreement includes a $45,000 onboarding fee payable upon the first closing and transaction-based administrative fees thereafter. The agreement is for a term of 12 months and may be terminated by mutual consent

On 1 March 2026, the Company entered into a consulting agreement with Madrina Communications Corp. (“Madrina”) to provide investor relations and advisory services in connection with a planned listing of the Company’s common stock on a U.S. or foreign national securities exchange. The agreement continues until the completion of the listing, unless terminated earlier by either party upon 30 days’ written notice. Upon successful completion of the listing, the Company will pay Madrina a base fee $165,000 for each 30-day period falling within the term (prorated for partial periods), plus $150 per hour for required after-hours services, payable within 30 days of the listing completion. Madrina may also be eligible for a discretionary, merit-based bonus. All fees are expressly contingent upon the completion of the listing; if the Company abandons the listing prior to completion, no fees will be owed other than pre-approved, out-of-pocket expenses. As of 30 June 2026, the Company had accrued consulting fees of $660,000 that are recorded in investor relations and transfer agent in connection with the agreement.

On 19 March 2026, the Company entered into a Selling Agency Agreement with Digital Offering, LLC (“Digital Offering”), pursuant to which Digital Offering agreed to act as the Company’s selling agent, on a best-efforts basis only, in connection with a Regulation A offering of the Company’s common shares. Under the agreement, Digital Offering is not obligated to underwrite or purchase any securities for its own account and may engage other FINRA-member broker-dealers to assist in the offering. The Company agreed to pay Digital Offering a cash commission equal to 7.0% of the gross proceeds received from the sale of the common shares and to issue warrants to purchase a number of common shares equal to 2.5% of the total number of shares sold in the offering, exercisable at 125% of the public offering price commencing on the date of issuance and expiring on the fifth anniversary of the commencement of sales in the offering.

19)	Subsequent events

The Company has evaluated all events occurring through 14 August 2026, the date on which the financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

On 2 July 2026, the Company amended its Regulation A Tier 2 offering to increase the maximum offering amount from US$30,000,000 to US$39,999,997 through the issuance of up to 9,411,764 common shares at a price of US$4.25 per share. The amendment also increased the maximum number of Agent Warrants issuable to 235,294 and confirmed the Company’s intention to list its common shares on the NYSE American. The offering remains subject to completion of the listing and had not closed as of the date these financial statements were authorized for issuance.

On 6 July 2026, the Company entered into a five-year marketing services agreement with CDMG, Inc. for media procurement, production, printing and mailing services for a one-time fee of US$294,700.

On 9 July 2026, the Company’s Compensation Committee approved consulting and employment arrangements for certain executives and service providers, effective upon completion of the Company’s listing on the NYSE American. The agreements provide for cash compensation, performance-based incentives and the issuance of an aggregate of 3,043,333 equity awards upon completion of the listing. Certain of these arrangements are with entities controlled by key management personnel and constitute related party transactions. As the agreements are contingent upon completion of the listing, no liability has been recognized in these Financial Statements.

Modern Mining Technology Corp.

Consolidated Financial Statements

For the Years Ended 31 December 2025 and 2024

Modern Mining Technology Corp. US Dollars

Management’s Responsibility

To the Shareholders of Modern Mining Technology Corp.:

Management is responsible for the preparation and presentation of the accompanying Consolidated Financial Statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the Consolidated Financial Statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Board of Directors and the Audit Committee are composed primarily of Directors who are neither management nor employees of the Company. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Board fulfils these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and the external auditors. The Audit Committee has the responsibility of meeting with management, and the external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Audit Committee is also responsible for recommending the appointment of Modern Mining Technology Corp.’s external auditors.

We draw attention to Note 1 in the Consolidated Financial Statements which indicates the existence of a material uncertainty that may cast substantial doubt on the Company’s ability to continue as a going concern.

MNP LLP, an independent firm of Chartered Professional Accountants, is appointed by the shareholders to audit the Consolidated Financial Statements and report directly to them; their report follows. The external auditors have full and free access to meet periodically and separately with the Board of Directors, Audit Committee, and management to discuss their audit findings.

“Jeet Basi”	“Austin Thornberry”
Jeet Basi, CEO	Austin Thornberry, CFO

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Modern Mining Technology Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Modern Mining Technology Corp. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, changes in deficit, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with IFRS® Accounting Standards as issued by the International Accounting Standards Board.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2021.

Toronto, Canada

June 29, 2026

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

Consolidated Statements of Financial Position

	Note	As at 31 December 2025	As at 31 December 2024
Assets
Current Assets
Cash		$313,208	$101,829
Restricted cash		-	20,000
Sales tax receivable		47,969	30,701
Prepaid expenses		46,873	26,587
Security deposit		27,303	27,303
		435,353	206,420
Non-Current Assets
Property and equipment, net	(7)	28,917	24,081
Leasehold improvements, net	(8)	23	23,454
Right-of-use assets	(11)	85,258	76,877
Total Assets		$549,551	$330,832
Liabilities
Current Liabilities
Accounts payable	(17)	$4,449,133	$3,108,040
Short-term loans	(9)	1,978,809	1,025,732
Equipment loan	(10)	61,000	61,000
Lease liability – current	(11)	86,517	76,517
Convertible debenture	(12)	-	3,311,562
Interest payable on convertible debenture	(12)	-	455,922
Contract liability	(13)	200,000	-
Warrant liability	(14)	36,183,565	-
Simple agreement for future equity	(15)	85,000	-
		43,044,024	8,038,773
Non-Current Liabilities
Convertible debenture	(12)	3,421,526	92,300
Interest payable on convertible debenture	(12)	678,629	2,346
Total Liabilities		$47,144,179	$8,133,419
Deficit
Share capital	(16)	2,822,311	2,822,311
Contributed surplus – warrants		127,300	127,300
Accumulated other comprehensive income (“AOCI”)		294,131	717,339
Accumulated deficit		(49,838,370)	(11,469,537)
		(46,594,628)	(7,802,587)
Total Liabilities and Deficit		$549,551	$330,832
Nature of operations and going concern	(1)	Commitments	(21)
		Subsequent events	(22)

The Consolidated Financial Statements were approved by the Board of Directors and were signed on its behalf by:

“Signed”	“Signed”
Sean Bromley, Director	Mark Zorko, Director

-- The accompanying notes form an integral part of the consolidated financial statements --

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

Consolidated Statements of Loss and Comprehensive Loss

	Note	Year Ended 31 December 2025	Year Ended 31 December 2024

Expenses
Consulting fees		$583,883	$506,374
Management and director fees	(17)	458,113	453,720
Professional fees		384,900	209,578
Employee costs		279,130	279,344
Depreciation expense	(7) (8)(11)	155,955	165,725
Research and development		80,334	26,375
Insurance		63,846	63,029
General and administration		76,174	70,468
Travel and entertainment		28,039	2,060
Realized and unrealized (gain) loss from foreign exchange		(303,503)	574,218
		1,806,871	2,350,891

Other Income (Expense)
Unrealized gain (loss) on warrant liability	(14)	(36,183,565)	328,512
Interest and accretion expense	(9)(11)(12)	(371,564)	(307,757)
Other income (expense)		(6,833)	24,915
		(36,561,962)	45,670
Net loss for the year		$(38,368,833)	$(2,305,221)

Other comprehensive loss subsequently reclassified to net loss
Foreign currency translation adjustment		(423,208)	705,597
Comprehensive loss for the year		(38,792,041)	(1,599,624)

Basic and diluted loss per share		$(7.58)	$(0.46)
Weighted average shares outstanding		5,060,540	5,035,142

-- The accompanying notes form an integral part of the consolidated financial statements --

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

Consolidated Statements of Changes in Deficit

	Common Stock*	Share Capital	Contributed Surplus	AOCI	Accumulated Deficit	Total Deficit
Balance As At 01 January 2024	5,035,142	$2,822,311	$127,300	$11,742	$(9,164,316)	(6,202,963)
Foreign currency translation adjustment	-	-	-	705,597	-	705,597
Net loss for the year	-	-	-	-	(2,305,221)	(2,305,221)
Balance as at 31 December 2024	5,035,142	$2,822,311	$127,300	$717,339	$(11,469,537)	$(7,802,587)
Share issuances	47,058	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	(423,208)	-	(423,208)
Net loss for the year	-	-	-	-	(38,368,833)	(38,368,833)
Balance as at 31 December 2025	5,082,200	$2,822,311	$127,300	$294,131	$(49,838,370)	$(46,594,628)

*	On 3 September 2025, the Company effected a 2.3529-for-1 forward share split of its issued and outstanding common shares. Accordingly, each outstanding share was subdivided into 2.3529 common shares. All figures and comparative figures reflected these changes retroactively.

-- The accompanying notes form an integral part of the consolidated financial statements --

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

Consolidated Statements of Cash Flows

		Year Ended 31 December 2025	Year Ended 31 December 2024
Operative Activities
Net Loss for the Year		$(38,368,833)	(2,305,221)
Items not Affecting Cash
Depreciation expense	(7) (8) (11)	155,955	165,725
Interest and accretion expense on convertible debentures	(12)	238,025	231,810
Interest on lease liability	(11)	16,324	16,061
Interest on short-term loan	(9)	127,478	59,886
Other income from the grant		-	(5,000)
Unrealized (gain) loss on warrant liability	(14)	36,183,565	(328,512)
Unrealized foreign exchange (gains) losses		(294,083)	329,040
		36,427,264	469,010
Net Change in Working Capital
Sales tax receivable		(27,095)	(21,274)
Prepaid expenses		(43,492)	(9,592)
Accounts payable		1,288,807	1,123,089
Cash Used in Operating Activities		(723,349)	(743,988)
Investing Activities
Purchase of property, plant and equipment	(7)	(32,064)	-
Cash Used in Investing Activities		(32,064)	-
Financing Activities
Short-term loans received	(9)	777,652	615,748
Proceeds from OR Royalties Inc.	(13)	200,000	-
Convertible debt received	(12)	-	92,300
Proceeds from issuance of simple agreement for future equity	(15)	85,000	-
Lease payments	(11)	(120,000)	(120,000)
Cash Provided by Financing Activities		942,652	588,048
Net effect of translation on foreign currency		24,140	231,862
Net Increase in cash		211,379	75,922
Cash – Beginning of Year		101,829	25,907
Cash – End of Year		$313,208	101,829

Supplemental cash flow information:

	Year ended 31 December 2025	Year ended 31 December 2024
Cash interest paid	$-	$-
Income taxes paid	$-	$-

-- The accompanying notes form an integral part of the consolidated financial statements --

Modern Mining Technology Corp. For The Years Ended 31 December 2025 and 2024 Amounts expressed in United States dollars except share amounts

Notes to the Consolidated Financial Statements

1)	Nature of operations and going concern

Modern Mining Technology Corp. (the “Company” or “MMTC”) was incorporated under British Columbia Business Corporations Act on 26 January 2021. The Company’s registered office is held at 1500 – 1055 West Georgia Street, Royal Centre, PO Box 11, Vancouver, BC V6E 4N7, Canada.

On 19 August 2021, the Company and Urban Mining International, Inc. (“UMI”) entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of all the issued and outstanding common shares of UMI by the Company. Pursuant to the Merger Agreement, UMI and Urban Mining Merger Sub, Inc. (a subsidiary of UMI, created for the transaction) amalgamated and continued under the name of UMI. As a result of the Merger Transaction, UMI became a wholly owned subsidiary of MMTC on 1 September 2021. Subsequently, UMI changed its name to Modern Mining Technology Corp. as of 8 December 2021.

UMI was incorporated in the State of Delaware, USA on 8 August 2017 for the purpose of refining precious metals from electronic waste. UMI’s principal operating facility is located in Greenville, NC.

These consolidated financial statements (the “Financial Statements”) have been prepared on the basis of the accounting principles applicable to a going concern, which assumes the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. There are several adverse conditions such as the Company has not generated revenue to date and has a net working capital deficiency that cast substantial doubt upon the soundness of this assumption. These Financial Statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.

Management believes that the Company’s ability to continue as a going concern is dependent on its ability to raise additional capital. There cannot be any assurance that the Company will achieve profitable operations. Furthermore, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on the Company’s operations, in the case of debt financing, or cause substantial dilution for the existing shareholders, in case of equity financing. These factors represent material uncertainties that cast substantial doubt about its ability to continue as a going concern.

These Financial Statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and thus be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these Financial Statements. Any such adjustments could be material.

	31 December 2025	31 December 2024
Working capital deficit (current assets minus current liabilities)	$(42,608,671)	$(7,832,353)
Accumulated deficit	$(49,838,370)	$(11,469,537)

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

2)	Basis of presentation – Statement of Compliance

These Financial Statements, including comparatives, have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). The term “IFRS” is used throughout these Financial Statements to refer collectively to all standards issued by the IASB, including those originally issued as International Accounting Standards (“IAS”) and those issued as International Financial Reporting Standards. The Financial Statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss, which are stated at their fair value.

3)	Material accounting policy information

a)	Basis of presentation

These Financial Statements incorporate the financial statements of the Company and the entity controlled by the Company, which consist of:

●	Modern Mining Technology Corp., which was incorporated on 26 January 2021 in the province of British Columbia, Canada.

●	Modern Mining Technology Corp., (“MMTC Delaware”), formerly known as UMI, which was incorporated on 8 August 2017 in the state of Delaware in the United States, wholly owned by the Company.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain returns from its activities. The financial activities of the subsidiary are included in these Financial Statements from the date that control commences until the date that control ceases. All intercompany transactions and balances have been eliminated.

b)	Foreign Currency

These Financial Statements are presented in the U.S. dollar (“US$”). The functional currency for the Company is the Canadian dollar. The functional currency of MMTC Delaware is the US$. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, The Effects of Changes in Foreign Exchange Rates.

Items included in the financial statements of each consolidated entity are measured using the currency of the primary economic environment in which the entity operates (the “Functional Currency”). Foreign currency transactions are translated into the Functional Currency using the exchange rates prevailing at the dates of the transactions. At the end of the reporting period, monetary assets and liabilities of the Company which are denominated in foreign currencies are translated at the period-end exchange rate. Non-monetary assets and liabilities are translated at rates in effect at the date the assets were acquired, and liabilities incurred. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities not denominated in the Functional Currency of an entity are recognized in profit or loss in the year in which the gain or loss arises.

Assets and liabilities of operations with a Functional Currency other than the US$ are translated at the reporting period end rates of exchange, and the results of its operations are translated at average rates of exchange for the year. The resulting translation adjustments are recognized in other comprehensive loss. Additionally, foreign exchange gains and losses related to certain intercompany amounts that are neither planned nor likely to be settled in the foreseeable future are included in other comprehensive loss.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

3)	Material accounting policy information (continued)

c)	Loss per share

The Company presents basic and diluted loss per share data for its ordinary shares. Basic loss per share is calculated by dividing the loss attributable to ordinary shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for the effects of all dilutive potential common shares. Instruments which would be anti-dilutive are not included in the calculation of diluted loss per share.

d)	Cash

Cash include cash on hand and deposits held with banks.

e)	Property and equipment and leasehold improvements

Property and equipment are initially recorded at cost. As assets are available for use, they are depreciated over their estimated useful lives on a straight-line basis at the following rates: equipment 3 years; leasehold improvements over the term of the lease. The depreciation method, useful life and residual values are assessed annually.

In determining amounts of depreciation, the Company is required to estimates how long the assets will be available for use.

f)	Leases and right-of-use assets

The Company has accounted for leases in accordance with IFRS 16 Leases. Contract arrangements are reviewed to determine if the agreement includes identifiable assets that the Company has the right to obtain sustainably all the economic benefits from the use of the asset during the period of use.

A right-of-use asset and lease liability are recognized at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term. The right-of-use asset is subsequently measured at cost less accumulated depreciation and any accumulated impairment losses and adjusted for any remeasurement of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. The incremental borrowing rate is the rate which the Company would have to pay to borrow, over a similar term and with a similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset. The lease liability is subsequently measured by reducing the carrying amount to reflect lease payments made and to reflect any reassessments or modifications. The Company has included the estimated extension of the lease in the lease term in assessing the present value of future lease payments where the exercise of the extension options is reasonably certain.

A change in the scope of a lease contract, or the consideration for a lease, that was not part of its original terms and conditions is considered a lease modification. A lease modification is assessed to determine whether it meets the criteria of a separate lease that would require a separate right-of-use asset and a corresponding lease liability at the effective date of the modification. If the lease modification is not a separate lease, the Company remeasures the lease liability to reflect changes to the lease payments and adjusts the carrying amount of the right-of-use asset.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

3)	Material accounting policy information (continued)

g)	Impairment of long-lived assets:

At the end of each reporting period the carrying amounts of the Company’s assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate and its recoverable amount, but to an amount that does not exceed the carrying amount, net of accumulated depreciation, that would have been determined had no impairment loss been recognized for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Assets that have an indefinite useful life are not subject to amortization are tested annually for impairment.

h)	Financial instruments

Financial liabilities

Recognition and initial measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Classification and subsequent measurement

Financial liabilities are subsequently classified as measured at amortized cost unless they fall into one of the following categories: financial liabilities at fair value through profit or loss (“FVTPL”), financial liabilities that arise when a transfer of a financial asset does not qualify for derecognition, financial guarantee contracts, commitments to provide a loan at a below-market interest rate, or contingent consideration recognized by an acquirer in a business combination. Interest, gains and losses relating to a financial liability held at amortized cost are recognized in profit or loss.

Derecognition of financial liabilities

The Company derecognizes a financial liability only when its contractual obligations are discharged, cancelled or expired.

The financial instruments of the Company are classified as follows:

IFRS 9
	Classification	Measurement
Cash	Amortized cost	Amortized cost
Restricted cash	Amortized cost	Amortized cost
Accounts payable	Amortized cost	Amortized cost
Loan payable	Amortized cost	Amortized Cost
Short-term loans	Amortized cost	Amortized cost
Convertible debenture	Amortized cost	Amortized cost
Interest payable on convertible debenture	Amortized cost	Amortized cost
Warrant liability	FVTPL	Fair Value
Simple agreement for future equity	FVTPL	Fair value

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

3)	Material accounting policy information (continued)

Convertible debenture

Upon initial recognition, the Company determines whether the convertible debenture consists of liability and equity components, or if both components represent liabilities. The Company evaluated the terms and conditions of the contingent settlement provision determined that the instrument does not contain an equity component. The Company also evaluated the terms and conditions of the conversion feature and determined that the conversion feature does not meet the definition of derivative liability, therefore the entire instrument should be treated as financial liabilities. The convertible debenture was initially recorded at fair value and subsequently at amortized cost using the effective interest rate method. Any directly attributable transaction costs are allocated to the instrument to their initial carrying amount. See Note 12.

Warrant liability

During the year ended 31 December 2023, the Company amended certain terms of the warrants that were issued during the year ended 31 December 2021, and post amendment, the terms of the warrants enabled the holders to exercise the warrants on a “cashless” basis. This resulted in the shares issuable under the warrants to be variable, thus the instrument does not meet the “fixed-for-fixed” criteria. As a result, the Company reclassified the warrants from equity instrument into financial liabilities during the year ended 31 December 2023. The warrant liability has been recognized at the fair value on the date of the amendment and subsequently measured at FVTPL. Any fair value changes in the fair value of the warrant liability has been recognized in the consolidated statements of loss and comprehensive loss. (See Note 14).

Simple Agreements for Future Equity (“SAFE”)

During the year ended 31 December 2025, the Company entered into SAFE. The terms of these agreements entitle the holders to receive a variable number of common shares upon the occurrence of a future financing event at a discount to the offering price and may also require cash settlement upon the occurrence of certain events. The SAFE liability has been recognized at fair value on the date of issuance and is subsequently measured at FVTPL in accordance with IFRS 9 Financial Instruments. Any changes in the fair value of the SAFE liability are recognized in the consolidated statements of loss and comprehensive loss. (See Note15).

k)	Share capital

The Company’s shares and share warrants that are not classified as financial liabilities are classified as equity instruments. Incremental costs directly attributable to the issue of new shares are charged directly to share capital. Proceeds received on the issuance of units, comprised of common shares and warrants are allocated to common shares and warrants based on the relative fair value.

l)	Other income (expense)

The Company operates a pilot and demonstration facility primarily for research and development. Sales generated from trial campaigns are not considered ordinary activities under IFRS 15 Revenue from Contracts with Customers.

For the year ended 31 December 2025, the Company recognized $6,833 of expense (31 December 2025 – $24,915 income) within other income, representing proceeds from processed electronic waste feedstock net of purchasing and processing costs.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

4)	Significant accounting judgments and key sources of estimation uncertainty

The preparation of the Company’s Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the Financial Statements and reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

Management must make significant judgments or assessments as to how financial assets and liabilities are categorized. The following are the critical judgments and areas involving estimates that management have made in the process of applying the Company’s accounting policies and that have the most significant effect on the amount recognized in the Financial Statements.

a)	Significant accounting estimates:

Significant assumptions about the future that management has made and about other sources of estimation uncertainty at the financial position reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities relate to but are not limited to the following:

Fair value measurement of warrants

Certain of the Company’s warrants are re-measured at fair value at the end of every reporting period given they are settled on a cashless basis, which is an area of significant judgement given the Company is not publicly traded. Key assumptions include the share price, probability of an initial public offering and timing of an initial public offering.

b)	Significant accounting judgments:

Significant judgments about the future that management has made and about other sources of judgment uncertainty at the financial position reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities relate to but are not limited to:

●	Functional currency: The determination of the functional currency of the Company as the Canadian dollar and it’s subsidiary as the US$.

●	Going concern: The Company’s ability to execute its strategy by funding future working capital requirements requires judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, such as expectations of future events that are believed to be reasonable under the circumstances.

5)	New standards, amendments and interpretations not yet adopted

The following amendments to standards and interpretations became effective for the annual periods beginning on or after 1 January 2026. The application of these amendments and interpretations had no significant impact on the Company’s consolidated financial position or results of operations. The IASB and the IFRIC have issued the following new and revised standards and interpretations that are not yet effective for the relevant reporting periods and the Company has not early adopted these standards, amendments and interpretations. However, the Company is currently assessing what impact the application of these standards or amendments will have on the consolidated financial statements of the Company. The Company intends to adopt these standards, if applicable, when the standards become effective:

●	Effective 1 January 2027, the Company will adopt IFRS 18, Presentation and Disclosure in Financial Statements. The new standards replace IAS 1, Presentation of Financial Statements, and for all entities will Introduce a new defined structure for the statement of profit and loss and require the classification of income and expenses in that statement into one of five categories: operating; investing; financing; income taxes; and discontinued operations. IFRS 18 introduces definitions of these categories for purposes of the statement of profit and loss. Specific categorization requirements will apply to entities whose ‘main business activity’ is to provide financing to customers or to invest in specified assets. Entities will also be required to present new subtotals for ‘operating profit or loss’ and ‘profit or loss before financing and income taxes;

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

5)	New standards, amendments and interpretations not yet adopted (continued)

●	Require disclosure of ‘management-defined performance measures’ (MPMs) in a single note to the financial statements. MPMs are subtotals of income and expenses that an entity uses in public communications outside of its financial statements, to communicate management’s view of an aspect of the financial performance of the entity as a whole to users. Entities must disclose a reconciliation between the measure and the most directly comparable total or subtotal specifically required to be disclosed by IFRS Accounting Standards or subtotal listed in IFRS 18;

●	Enhance guidance about how to group information within the financial statements; and

●	For the statement of cash flows, require that ‘operating profit or loss’ be used as the starting point for determining cash flows from operating activities under the indirect method, and remove the optionality around classification of cash flows from interests and dividends.

IFRS 18 is effective for annual reporting periods beginning on or after 1 January 2027, including for interim financial statements. Earlier application is permitted. The new standards is to be applied retrospectively, and, in the year of adoption, a reconciliation is required between how the statement of profit or loss was presented in the comparative period under IAS 1 and how it is presented in the current year under IFRS 18.

6)	Financial instruments and risk management

In common with all other businesses, the Company is exposed to risk that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the method used to measure them. Further quantitative information in respect to these risks is presented throughout the Financial Statements.

Risk management is carried out by the Company’s management team under policies approved by the Board of Directors. The Board of Directors also provided regular guidance for overall risk management.

a)	Financial instrument classification and measurement

Financial instruments of the Company carried on the Consolidated Statements of Financial Position are carried at amortized cost, with the exception of warrant liability, classified and held at fair value through profit or loss.

The Company classifies the fair value of these transactions according to the following hierarchy:

Level 1 - quoted prices in active markets for identical financial instruments.

Level 2 - quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant and significant value drivers are observable in active markets.

Level 3 - valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s warrant liability is classified at level 3 with a fair value of $36,183,565 as of 31 December 2025 (31 December 2024 -$nil). See Note 14. The Company’s simple agreements for future equity liability are classified at level 3 with a fair value of $85,000 as of 31 December 2025 (31 December 2024 -$nil). See Note 15.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

6)	Financial instruments and risk management (continued)

b)	Market risk

Market risk is the risk that changes in market prices will affect the Company’s earnings or the value of its financial instruments. Market risk is comprised of other price risk, currency risk, and interest rate risk. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. These market risks are evaluated by monitoring changes in key economic indicators and market information on an on-going basis, adjusting operations and budgets accordingly. The Company is not subject to market risk.

c)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash and restricted cash. The Company’s cash and restricted cash are held with major banks in Canada and the United States. Accordingly, the Company is not exposed to significant credit risk.

d)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. In the management of liquidity risk, the Company maintains a balance between continuity of funding and the flexibility through the use of borrowings. Management closely monitors the liquidity position and expects to have adequate sources of funding to finance the Company’s projects and operations. The Company is dependent on external financing and will be required to raise additional capital in the future to fund its operations (Note 1).

As at 31 December 2025 and 31 December 2024, the Company had a cash balance of $313,208 (31 December 2024 - $101,829) to settle current liabilities of $43,044,024 (31 December 2024 - $8,038,773). So far, the Company is not profitable and has had to rely on the issuance of equity securities for cash, primarily through private placements and from related and other parties. The Company’s access to financing is uncertain. There can be no assurance of continued access to significant equity or debt financing.

e)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to cash flow interest rate risk on the variable rate of interest earned on its cash and restricted cash. The cash flow interest rate risk on cash is insignificant since deposits are short term in nature. The Company does not hold any other financial assets or liabilities with variable interest rates that will have significant impact arising from interest rate risk. The fair value interest rate risk on the Company’s other assets and liabilities are deemed to be insignificant.

The Company has not entered into any derivative instruments to manage interest rate fluctuations, thus, the Company is not subject to interest rate risk.

f)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Company’s certain operating expenses and acquisition costs are denominated in US$ and incurred by MMTC Delaware, and a large portion of the expenses of the Company are in Canadian dollars. The Company’s corporate office is based in Canada, and the exposure to exchange rate fluctuations arises mainly on foreign currencies, which are the US$.

The Company is exposed to foreign exchange risk. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure, and if rates continue to fall, management will look at entering into derivative contracts. Should the US dollar and Canadian dollar exchange rate have changed by 5% at the period end, the impact to profit or loss would be +/- $83,866.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

6)	Financial instruments and risk management (continued)

The Company’s monetary assets and liabilities denominated in Canadian dollars are shown here in US$:

Rounded (‘000)	31 December 2025	31 December 2024
Cash	$66,000	$48,000
Accounts payable	$1,248,000	$913,000

7)	Property and equipment, net

Property and Equipment	Manufacturing Equipment
Cost
Balance as at 1 January 2024 and 31 December 2024	$533,333
Additions	32,064
Balance as at 31 December 2025	$565,397
Accumulated Depreciation
Balance as at 1 January 2024	$477,145
Depreciation for the year	32,107
Balance as at 31 December 2024	509,252
Depreciation for the year	27,228
Balance as at 31 December 2025	$536,480
Carrying Amounts
Balance as at 31 December 2024	$24,081
Balance as at 31 December 2025	$28,917

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

8)	Leasehold improvements, net

Leasehold Improvements	Leasehold Improvements
Cost
Balance as at 1 January 2024	$90,627
Balance as at 31 December 2024	$90,627
Balance as at 31 December 2025	$90,627
Accumulated Depreciation
Balance as at 1 January 2024	$36,058
Depreciation for the year	31,115
Balance as at 31 December 2024	$67,173
Depreciation for the year	23,431
Balance as at 31 December 2025	$90,604
Carrying Amounts
Balance as at 31 December 2024	$23,454
Balance as at 31 December 2025	$23

9)	Short term loans

Short-Term Loans	Principal	Interest	Total
Balance as at 1 January 2024	$338,144	$34,413	$372,557
Additions	615,748	59,886	675,634
Foreign translation adjustment	-	(22,459)	(22,459)
Balance as at 31 December 2024	$953,892	$71,840	$1,025,732
Additions	777,652	127,478	905,130
Foreign translation adjustment	24,795	23,152	47,947
Balance as at 31 December 2025	$1,756,339	$222,470	$1,978,809

CAD denominated loans:

During the year ended 31 December 2025, the Company received a total of CAD $688,250 ($502,152) in new short-term loans (31 December 2024 – CAD $886,000 ($615,748)). Interest accrued on the CAD denominated loans during the year amounted to $101,620 (2024 - $46,221) and has been included in the interest and accretion expense in the consolidated statements of loss and comprehensive loss. These short-term loans are payable on demand and have an interest rate of 8% per annum compounded annually.

USD denominated loans:

During the year ended 31 December 2025, the Company received a total of $275,500 in new short-term loans (31 December 2024 – $nil). Interest accrued on the USD denominated loans during the year amounted to $10,499 (2024 - $nil) and has been included in the interest and accretion expense in the consolidated statements of loss and comprehensive loss. These short-term loans are payable on demand and have an interest rate of 8% per annum compounded annually.

The Company also had $78,050 of short-term loans denominated in USD received during 31 December 2021. Interest accrued on these $78,050 loans during the year amounted to $15,359 (2024 - $13,665) and has been included in the interest and accretion expense in the consolidated statements of loss and comprehensive loss. These short-term loans are also payable on demand and have an interest rate of 1% per month, compounded monthly.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

10)	Equipment loan

As at 31 December 2025, the balance in equipment loan is $61,000 (31 December 2024 - $61,000). This is an unsecured loan with no terms for repayment.

11)	Right-of-use assets and lease liability

The Company has entered into a contractual arrangement that include right-of-use assets that relate to the lease of its operating facility. On 22 September 2022, the Company entered into a lease agreement for the lease of the Company’s North Carolina facility for E-Waste feedstock processing. The lease term is for three years, with a right to extend for three additional one year terms. Annual rent during the first three lease years is $120,000, payable in monthly instalments of $10,000. This is subject to adjustment upon extension of the lease term. A security deposit in the amount of $30,000 was paid upon execution of the lease and will be returned without interest at the end of the term, or upon the earlier termination within the conditions of this lease. The incremental borrowing rate utilized to discount future lease payments was 12%.

The Company’s operating facility lease expired on 22 September 2025 and the Company used its first right and renewed the lease for an additional one year term. The extension of this lease was accounted for as follows:

Lease liability net book value consists of:	31 December 2025	31 December 2024
Current	$86,517	$76,517
Non-current	-	-
Total	$86,517	$76,517

The lease liability consists of the following:

Amount
Balance as at 1 January 2024	$180,456
Interest expense	16,061
Lease payments	(120,000)
Balance as at 31 December 2024	$76,517

Amount
Balance as at 1 January 2025	$76,517
Interest expense	16,324
Lease payments	(120,000)
Lease addition	113,676
Balance as at 31 December 2025	$86,517

Right-of-use assets	Cost	Depreciation	Carrying Amount
Balance as at 1 January 2024	$307,508	$(128,128)	$179,380
Additions	-	(102,503)	(102,502)
Balance as at 31 December 2024	$307,508	$(230,631)	$76,877
Additions	113,677	(105,296)	8,381
Balance as at 31 December 2025	$421,185	$(335,927)	$85,258

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

12)	Convertible debenture and interest payable

In April 2022, MMTC arranged for an offering of unsecured convertible debentures (“Debentures”) in an aggregate principal amount of $3,331,390. The Debentures bear interest at five percent (5%) per annum and are unsecured obligations of the Company. The Debentures were due thirty-six months following their issuance. The Debentures also provide that in the event the Company completes a U.S. Listing (i.e., the offering), the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the price of the offering, and (B) $5.00, and shall be subject to a six (6) month hold period from the completion of the offering. Should the Company complete a Canadian Listing (i.e., the offering), the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Units, comprised of one common share and one-half warrant at a conversion price equal to the lessor of a 20% discount to the price of the offering price. Each whole warrant shall be exercisable at a price equal to a 218% premium to the offering price for a period of 24 months from the date of the Canadian Listing.

The Company evaluated the terms and conditions of the contingent settlement provision and determined that the entire instrument would be treated as a financial liability at amortised cost as there is no unconditional right to avoid delivering cash or another financial asset. The transaction price was determined to be the fair value of the convertible debt. The Company incurred $156,994 in finder’s fees and $26,701 in legal fees which were deducted from the principal value of the convertible debt. Interest is accrued at the rate of 5% per annum (based on a year of 360 days comprised of twelve 30-day months), payable only on the maturity date of the Debentures. During the year ended 31 December 2025, the Company recorded $215,034 (31 December 2024 - $167,047) in interest which was recorded as interest expense in the consolidated statements of loss and comprehensive loss. The Debentures are being amortized over the life of the debenture using the effective interest rate of 7.04%. Accretion for the year ended 31 December 2025 was $17,664 (31 December 2024 - $62,417). The Company amended these Debentures, whereby the Company extended the maturity date from 7 April 2025 to 7 April 2027, with the interest rate increased from 5% per annum to 7% per annum. The Company assessed that the amendment to the Debentures constituted a loan modification, with no gain or loss recognized upon modification.

During the year ended 31 December 2024, MMTC arranged for an offering of unsecured convertible debentures (“2024 Debentures”) in an aggregate principal amount of $92,300. The 2024 Debentures bears interest at five percent (5%) per annum and are unsecured obligations of the Company. The 2024 Debentures are due thirty-six months following their issuance (i.e. 28 July 2027). The 2024 Debentures also provide that in the event that the Company completes a go-public transaction in any recognized stock exchange, the principal amount and all accrued and unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the price of the offering and (B) $5.00 and shall be subject to a six (6) month hold period from the completion of the offering. The Company incurred $nil in finder’s fees. Interest is accrued at the rate of 5% per annum (based on a year of 360 days comprised of twelve 30-day months), payable only on the maturity date of the Debentures. During the year ended 31 December 2025, the Company recorded $5,327 (31 December 2024 - $2,346) in interest which was recorded as interest expense in the consolidated statements of loss and comprehensive loss. The Debentures are being amortized over the life of the debenture using the effective interest rate of 5%. Accretion for the year ended 31 December 2025 was $nil (31 December 2024 - $nil).

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

12)	Convertible debenture and interest payable (continued)

Convertible Debenture	Principal	Interest	Total
Balance as at 1 January 2024	$3,249,145	$288,875	$3,538,020
Additions	92,300	-	92,300
Accretion expense	62,417	-	62,417
Interest expense	-	169,393	169,393
Balance as at 31 December 2024	$3,403,862	$458,268	$3,862,130
Accretion expense	17,664	-	17,664
Interest expense	-	220,361	220,361
Balance as at 31 December 2025	$3,421,526	$678,629	$4,100,155

Current – 31 December 2024	$3,311,562	$455,922	$3,767,484
Non-current – 31 December 2024	$92,300	$2,346	$94,646
Current – 31 December 2025	$-	$-	$-
Non-current – 31 December 2025	$3,421,526	$678,629	$4,100,155

13)	Contract liability

On 18 June 2025, the Company entered into an investment agreement with OR Royalties Inc. (“OR”) to support development of the Company’s initial electronic-waste recovery project in Greenville, North Carolina (the “Initial Project”). Under the agreement OR purchased 47,058 common shares of the Company for gross proceeds of $200,000 (the “Initial Investment”). In addition to the cash consideration, the Company is also required to undertake a third-party study on the technical study report of the Company’s technology (“the Study”), the scope, and the estimated budget and timeline of the Company’s recycling facility project. In addition to the delivery of the report, the Company also agreed to grant potential future royalty rights to the investor. In the case where the Company decided to not pursue the future royalty arrangement but OR wishes to proceed, the Company is required to pay a break-up fee in the amount of $100,000. In the case where OR does not wish to proceed with the future royalty arrangement but the Company wishes to proceed, the investor is required to render the 47,058 common shares issued to the Company.

At inception, the subscription proceeds were recorded as a contract liability in accordance with IAS 32 Financial Instruments: Presentation, as the Company had a contractual obligation to either (i) deliver the Study or (ii) pay the break fee. The arrangement therefore does not meet the definition of an equity instrument until the performance conditions are resolved.

The liability was initially recognized at $200,000, measured at amortized cost until contractual obligations are delivered.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

14)	Warrant liability

On 7 August 2021, the Company issued 9,705,696 warrants to investors in a private placement for consideration of gross proceeds of C$173,250 ($137,365), each warrant allowing the holder to purchase one common share at a price of $0.34 (CAD$0.425) (the “Investor Rights Warrants” or “IRW”) for a period of three-years from the date the Company completed an initial public offering (“IPO”). On 26 May 2023, the Company modified the terms of the Investor Rights Warrants, allowing them to automatically convert into common shares upon the closing of an IPO on a cashless basis and based on the IPO share price.

On 6 July 2024, the Board of the Company approved further modification, in the event that the Company either (a) completes a financing or series of financings or enters into a royalty streaming agreement to raise aggregate gross proceeds of not less than US$5,000,000 at any time between May 1, 2024 and IPO, or (b) completes an IPO where the market value of the Company is not less than US$100,000,000, then in lieu of each common share the subscriber would have otherwise received, the subscriber shall receive a unit (a “Unit”) consisting of one common share and one additional warrant (an “Underlying Warrant”) to purchase one additional common share (an “Underlying Share”) at a price of $0.085 per share which automatically converts on a cashless basis at the time of IPO.

As at 31 December 2025, the fair value of the warrant liability has been determined to be $36,183,565 (31 December 2024 - $nil). The Company recognized a total of $36,183,565 fair value loss on the valuation of warrant liability for the period ended 31 December 2025 (31 December 2024 – gain of $328,512) and the loss has been included in the consolidated statements of loss and comprehensive loss.

The warrants were classified as a Level 3 financial instrument. Their fair value was based on an estimated IPO share price of $4.25, approximately 50% probability of an IPO, and an expected IPO timing of mid-2026. The IPO probability increased from a nominal level at 31 December 2024 due to significant progress in the IPO process by 31 December 2025. As of 31 December 2025, the Company had engaged a lead selling agent and filed a preliminary offering circular with the Securities and Exchange Commission to issue common shares at $4.25 per share. The warrant liability was discounted from the expected timing of the IPO to 31 December 2025 using a risk-free interest rate of 3.48%.

Warrant Liability	31 December 2025	31 December 2024
Balance – Beginning of Year	$-	$340,234
Unrealized loss (gain) on the warrant liability	36,183,565	(328,512)
Foreign currency translation	-	(11,722)
Balance – End of Year	$36,183,565	$-

15)	Simple agreement for future equity (“SAFE”)

During the year ended 31 December 2025, the Company entered into SAFEs with various investors for gross proceeds of $85,000. Subsequent to year end, the Company completed an additional financing (see Note 22 – Subsequent events).

The SAFEs entitle investors to receive common shares upon the occurrence of a qualifying event, such as an initial public offering, at a 25% discount to the future offering price. The number of shares to be issued is variable as it depends on the future share price at the time of conversion. The agreements also include provisions for cash settlement in the event of a liquidity or dissolution event.

The SAFE issuances subsequent to year-end was consistent with the pricing and terms in effect during 2025; accordingly, no fair value changes were recognized as at 31 December 2025.

The SAFE liability of $85,000 is classified as a current liability as at 31 December 2025.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

16)	Share capital

a.	Authorized:

As at 31 December 2025, 11,764,500 common shares were authorized (31 December 2024 – 11,764,500).

No preferred shares were authorized as at 31 December 2025 and 31 December 2024.

b.	Issued or allotted and fully paid:

The Company entered into an investment agreement pursuant to which the Company issued 47,058 common shares to the investor in exchange for $200,000 in cash (Note 13).

No shares were issued during the years ended 31 December 2024.

As at 31 December 2025, the Company had 12,596,814 (31 December 2024 -12,646,812) warrants, that were issued and outstanding (inclusive of the warrant classified as derivative financial liabilities). These warrants remained anti-dilutive as at 31 December 2025 and 31 December 2024, and therefore, were not included in the calculation of diluted loss per share.

Warrants

Warrant transactions for the years ended 31 December 2025 and 2024 are summarized as follows:

Warrant Activity	31 December 2025	Weighted Average Exercise Price	31 December 2024	Weighted Average Exercise Price
Balance – Beginning of Year	12,646,812	$0.35	12,725,238	$0.35
Expired	(49,998)	-	(78,426)	-
Balance – End of Year	12,596,814	$0.35	12,646,812	$0.35

As at 31 December 2025, 12,596,814 warrants have a weighted average exercise price of $0.35 (31 December 2024 - $0.35).

The number of warrants outstanding as at 31 December 2025 and 31 December 2024 are as follows:

Issuance Date	Expiry Date	Exercise Price		31 December 2025	31 December 2024
7 August 2021	upon completion of IPO	CAD $	0.43	9,705,696	9,705,696
30 August 2021	3 years post IPO		$0.09	2,891,118	2,941,116
				12,596,814	12,646,812

As at 31 December 2025, 2,891,118 performance warrants (“Performance Warrants”) remained issued and outstanding (31 December 2024 – 2,941,116). Out of the 2,891,118 Performance Warrants, 1,158,800 warrants are exercisable upon the Company achieving at least $10,000,000 in gross sales; 1,732,318 warrants are exercisable upon the Company achieving at least $20,000,000 in gross sales.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

17)	Related party transactions and obligations

The Company compensates certain of its key management personnel to operate its business in the normal course. Key management includes the Company’s executive officers and members of its Board of Directors. Transactions and balances with key management personnel and related parties not disclosed elsewhere in the Financial Statements are as follows:

Related Party Disclosure Principal Position	Year(i)	Director & Officer Fees	Accounts Payable
Chairman	2025	$62,500	$243,745
	2024	$62,500	$181,250
Directors	2025	$165,000	$643,011
	2024	$165,000	$477,976
CEO & Director	2025	$180,000	$652,296
	2024	$180,000	$462,202
CFO	2025	$51,000	$71,400
	2024	$17,000	$17,850
Former CFO	2025	$-	$68,948
	2024	$28,745	$65,575
Consultant	2025	$132,000	$422,178
	2024	$133,337	$259,144
Total	2025	$590,500	$2,101,578
	2024	$586,582	$1,463,997

i)	For the years ended 31 December 2025 and 2024.

These transactions were in the normal course of operations, which is the amount of consideration established and agreed to by the related parties.

The Chairman holds 117,645 IRWs and 445,873 performance warrants; the CEO holds 676,458 IRWs and 441,168 performance warrants; and the other directors collectively hold 485,285 IRWs, 674,692 performance warrants, and $10,000 of convertible debentures.

There is an investor and consultant who is considered as a related party to the Company due to his significant voting rights through his common share ownership, Investor Right Warrants ownership and the short-term loans outstanding. These facts resulted in the investor and consultant having significant influence over the Company. As at 31 December 2025, the Company had a total of $854,518 of short-term loans (inclusive of interest payable) (31 December 2024 - $452,213) balance owing to this investor and consultant. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at 31 December 2025 and 31 December 2024, this investor and consultant owned a total of 3,260,237 of IRW of the Company (31 December 2024 – 3,260,237).

There are investors who are considered related parties to the Company due to their collective ownership of Investor Rights Warrants, common shares, and outstanding short-term loans. These factors result in these individuals having significant influence over the Company. As at 31 December 2025, the Company had a total of CAD $1,248,048 of short-term loans (inclusive of interest payable) (31 December 2024 – CAD $649,180) outstanding to these individuals. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at 31 December 2025 and 2024, these individuals held a total of 2,712,694 Investor Rights Warrants of the Company (31 December 2024 – 2,712,694).

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

18)	Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its components of equity (deficit). The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or adjust the amount of cash and investments.

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company’s capital is not subject to any externally imposed capital requirements.

19)	Segmented information

The Company has one operating segment, which is the refinement of precious metals from electronic waste in the US. The following table provides segmented disclosure on non-current assets:

	US	Canada	Total
31 December 2025
Non-current assets	$114,198	$-	$114,198
31 December 2024
Non-current assets	$124,412	$-	$124,412

20)	Income taxes

The following table reconciles the expected income tax expense (recovery) at the Canadian and USA statutory income tax rates to the amounts recognized in the consolidated statements of loss and comprehensive loss for the years ended 31 December 2025 and 2024.

	31 December 2025	31 December 2024
Net loss before tax	$(38,368,833)	$(2,305,221)
Statutory tax rate	21%	21%
Expected income tax (recovery)	(8,057,000)	(484,000)
Non-deductible fair value revaluation of warrant liability	7,599,000	-
Permanent differences and other	(50,000)	52,000
Change in deferred tax asset not recognized	508,000	432,000
Total income tax expense (recovery)	$-	$-

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

20)	Income taxes (continued)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	31 December 2025	31 December 2024
Deferred Tax Assets
Non-capital losses carried forward	$454	$13,979
Lease liability	18,069	16,069
Deferred Tax Liabilities
Convertible debenture	454	4,164
Property and equipment	-	9,740
Right-of-use assets	18,069	16,144
Net Deferred Tax Liabilities	$-	$-

The unrecognized deductible temporary differences and deferred income tax assets as at 31 December 2025 and 2024 are comprised of the following:

	31 December 2025	31 December 2024
Non-capital losses available for future periods	$11,574,000	$9,269,000
Property and equipment	4,000	-
Share issuance cost	-	15,000
Intangible assets	-	29,000
R&D costs	20,000	-
Financial statement and tax reserves	973,000	812,000
Total unrecognized deductible temporary differences and deferred income tax assets	$12,571,000	$10,125,000

The Company is treated as a United States corporation for United States federal income tax purposes under section 7874 of the U.S. Tax Code and is expected to be subject to United States federal income tax on its worldwide income. However, for Canadian tax purposes, the Company is expected, regardless of any application of section 7874 of the U.S. Tax Code, to be treated as a Canadian resident company (as defined in the Income Tax Act (Canada) (the “ITA”) for Canadian income tax purposes. As a result, the Company will be subject to taxation both in Canada and the United States.

As of 31 December 2025, $7,038,000 of the non-capital loss carry-forwards were held by the Company, with the remaining $4,536,000 held by the Company’s subsidiary, MMTC Delaware. $35,911 of the non-capital loss carry-forwards in MMTC Delaware expire in 2037, with the remaining carried-forward indefinitely.

21)	Commitments

In February 2022, the Company has entered into the transition agreement with the former CEO & Director, to provide technical advisory services at $14,000 per month payable until eighteen (18) months following the date of completion of the Company’s IPO; and a one-time bonus of $50,000 if the IPO is successful. It was further agreed to repay the short-term loan of $78,050 plus interest within ten (10) days of closing of the offering. In September 2023, the Company agreed to increase the monthly fee to $15,000 per month following the closing of the IPO for twenty four (24) months and consulting invoices to be paid within seven (7) days of IPO proceeds including interest of 2% compounded monthly. Subsequent to year-end, the former CEO & Director passed away due to an illness. Under the common-law doctrine of frustration, the transition agreement has ceased as performance has become unachievable. Amounts accrued and accruing up to the date of his passing will be paid out in accordance with the transition agreement with all other performance-based compensation nulled.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

21)	Commitments (continued)

On 8 September 2025, the Company entered into a posting agreement with Equifund Technologies LLC to provide online offering platform services for its Regulation A capital raise. The agreement includes a $45,000 onboarding fee payable upon the first closing and transaction-based administrative fees thereafter. The agreement is for a term of 12 months and may be terminated by mutual consent.

22)	Subsequent events

The Company has evaluated all events occurring through 29 June 2026, the date on which the financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

The Company approved the issuance of one or more SAFE with certain investors for aggregate proceeds of up to $3,000,000. Under the SAFE Agreements, the holders are entitled to receive common shares upon the occurrence of a qualifying equity financing or other liquidity events, including the Company’s Regulation A initial public offering. Upon such event, the SAFE converts into common shares, with the number of shares issued equal to the investment amount divided by a discounted conversion price, calculated as the public offering price per share multiplied by a contractual discount rate of 75%. Until conversion, the SAFE Agreements do not represent issued equity instruments and do not provide voting or ownership rights. In addition to $85,000 issued SAFE Agreements as of 31 December 2025, subsequently, the Company had issued additional $2,816,956, bringing total SAFE proceeds raised to $2,901,956.

On 1 March 2026, the Company entered into a consulting agreement with Madrina Communications Corp. (“Madrina”) to provide investor relations and advisory services in connection with a planned listing of the Company’s common stock on a U.S. or foreign national securities exchange. The agreement continues until the completion of the listing, unless terminated earlier by either party upon 30 days’ written notice. Upon successful completion of the listing, the Company will pay Madrina a base fee $165,000 for each 30-day period falling within the term (prorated for partial periods), plus $150 per hour for required after-hours services, payable within 30 days of the listing completion. Madrina may also be eligible for a discretionary, merit-based bonus. All fees are expressly contingent upon the completion of the listing; if the Company abandons the listing prior to completion, no fees will be owed other than pre-approved, out-of-pocket expenses.

On 19 March 2026, the Company entered into a Selling Agency Agreement with Digital Offering, LLC (“Digital Offering”), pursuant to which Digital Offering agreed to act as the Company’s selling agent, on a best efforts basis only, in connection with a Regulation A offering of the Company’s common shares. Under the agreement, Digital Offering is not obligated to underwrite or purchase any securities for its own account and may engage other FINRA-member broker-dealers to assist in the offering. The Company agreed to pay Digital Offering a cash commission equal to 7.0% of the gross proceeds received from the sale of the common shares and to issue warrants to purchase a number of common shares equal to 2.5% of the total number of shares sold in the offering, exercisable at 125% of the public offering price commencing on the date of issuance and expiring on the fifth anniversary of the commencement of sales in the offering.

On 2 April 2026, the Company entered into a twelve-month consulting agreement with Skeleton Crew Labs LLC (“SCL”) for advisory services related to the Company’s Form 1-A offering. Pursuant to the agreement, the Company issued 470,000 shares of common stock to SCL as a non-refundable retainer. The shares are subject to a six-month contractual hold period following the listing of the Company’s common shares on a national securities exchange in the United States.

On 11 May 2026, the Company entered into a Pooling Agreement under which, upon the IPO, “pooled securities,” defined to include all Common Shares, all Investor Rights Warrants, all Convertible Debentures, as applicable, and all securities underlying the Investor Rights Warrants and Convertible Debentures held by the participating securityholders are subject to contractual resale restrictions for 180 days. Under the agreement, 45% of the shares remain restricted during the lock-up period, 25% may be released early if specified share price and trading volume thresholds are achieved, and the remaining 30% may be progressively released in 5% tranches after 30, 60, 90, 120 and 150 days following the IPO, provided additional trading price and volume conditions are satisfied.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Index

Exhibit No.	Description
1.1	Selling Agency Engagement Agreement between the Company and Digital Offering, LLC dated as of September 3, 2025 (incorporated by reference to Exhibit 1.1 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
1.2	Selling Agency Agreement between the Company and Digital Offering, LLC.(including form of Lock-Up Agreement), dated March 19, 2026 (incorporated by reference to Exhibit 1.1 to our Current Report on Form 1-U filed with the SEC on March 27, 2026)
1.3	Amended and Restated Selling Agency Agreement between the Company and Digital Offering, LLC dated July 31, 2026 (including form of Lock-Up Agreement) (incorporated by reference to Exhibit 1.1 to our form 1-U filed with the SEC on August 3, 2026)
2.1	Certificate of Incorporation of Modern Mining Technology Corp. (incorporated by reference to Exhibit 2.1 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
2.2	Notice of Articles of Modern Mining Technology Corp. (incorporated by reference to Exhibit 2.2 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
2.3	Articles of Modern Mining Technology Corp. (incorporated by reference to Exhibit 2.3 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
3.1	Form of Selling Agent Warrant (incorporated by reference to Exhibit 3.1 to our Offering Statement on Form 1-A (Amendment No. 2) filed with the SEC on March 2, 2026)
3.2	Indenture between Modern Mining Technology Corp. and Computershare Trust Company of Canada dated April 7, 2022 (incorporated by reference to Exhibit 3.2 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
3.3	Indenture between Modern Mining Technology Corp. and Computershare Trust Company of Canada dated June 28, 2024 (incorporated by reference to Exhibit 3.3 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
3.4	First Supplemental Debenture Indenture between Modern Mining Technology Corp. and Computershare Trust Company of Canada dated March 26, 2025 (incorporated by reference to Exhibit 3.4 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
3.5	Form of Investor Rights Warrant dated August 7, 2021 (incorporated by reference to Exhibit 3.5 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
3.6	Form of Performance Warrant exercisable upon $10,000,000 and $20,000,000 gross sales, respectively, dated August 30, 2021 (incorporated by reference to Exhibit 3.6 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to our Offering Statement on Form 1-A (Amendment No. 2) filed with the SEC on March 2, 2026)
4.2	Form of Subscription Agreement (incorporated by reference to Exhibit 4.2 to our Offering Statement on Form 1-A (Amendment No. 2) filed with the SEC on March 2, 2026)
4.3	Form of Subscription Agreement (incorporated by reference to Exhibit 4.3 to our Offering Statement on Form 1-A (Amendment No. 2) filed with the SEC on March 2, 2026)

III-1

6.1§	2022 Equity Incentive Plan dated May 19, 2022 (incorporated by reference to Exhibit 6.1 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
6.2	Form of Indemnity Agreement with directors and executive officers (incorporated by reference to Exhibit 6.2 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.3	Interest Bearing Promissory Note payable by Urban Mining International Inc. to Basil Botha dated July 15, 2021 (incorporated by reference to Exhibit 6.3 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.4	Interest Bearing Promissory Note payable by Urban Mining International Inc. to Basil Botha dated March 29, 2021 (incorporated by reference to Exhibit 6.4 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.5	Interest Bearing Promissory Note payable by Urban Mining International Inc. to Basil Botha dated March 15, 2021 (incorporated by reference to Exhibit 6.5 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.6	Form of Warrant Subscription Agreement in connection with the Modern Mining Technology Corp.’s August 7, 2021 private placement (incorporated by reference to Exhibit 6.6 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.7	Investor Rights Agreement dated July 13, 2022 between Modern Mining Technology Corp. and Kuljit (Jeet) Basi (incorporated by reference to Exhibit 6.7 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.8	Form of Unsecured Convertible Debenture Subscription Agreement dated October 14, 2021 (incorporated by reference to Exhibit 6.8 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.9	Investor Rights Agreement dated August 31, 2022 between Modern Mining Technology Corp. and Kuljit (Jeet) Basi (incorporated by reference to Exhibit 6.9 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.10	Amendment to Investor Rights Agreement dated November 3, 2022 between Modern Mining Technology Corp. and Kuljit (Jeet) Basi (incorporated by reference to Exhibit 6.10 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.11	Transition Agreement, dated February 28, 2022 between Modern Mining Technology Corp. and Basil Botha (incorporated by reference to Exhibit 6.11 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.12	Lease Agreement, dated September 21, 2022, between Modern Mining Technology Corp. and Grand Ventures, LLC (incorporated by reference to Exhibit 6.12 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.13	Lease Extension Agreement, dated September 15, 2025, between Modern Mining Technology Corp. and Grand Ventures, LLC (incorporated by reference to Exhibit 6.13 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.14	Form of Consent to Automatic Exercise of Warrant (incorporated by reference to Exhibit 6.14 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.15	Amending Agreement, dated June 30, 2023 between Modern Mining Technology Corp. and Basil Botha (incorporated by reference to Exhibit 6.15 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)

III-2

6.16	Form of Interest Bearing Promissory Note Payable by the Company to Blue Bird and Balvinder Parhar dated August – September 2025 (incorporated by reference to Exhibit 6.16 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.17	Form of Warrant Certificate (US$0.80 Warrants) (incorporated by reference to Exhibit 6.17 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.18 Ω	Investment Agreement dated June 18, 2025 by and between Modern Mining Technology Corp. and OR Royalties Inc. (incorporated by reference to Exhibit 6.18 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.19	Form of Subscription Agreement by and between Modern Mining Technology Corp. and OR Royalties Inc. (incorporated by reference to Exhibit 6.19 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.20	Form of Pooling Agreement (Warrants) dated September 11, 2025 by and between Modern Mining Technology Corp. and Jeet Basi (incorporated by reference to Exhibit 6.20 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.21	Form of Pooling Agreement (Debentures) dated September 11, 2025 by and between Modern Mining Technology Corp. and Jeet Basi (incorporated by reference to Exhibit 6.21 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
6.22	Form of Consent to Additional Restrictions on Exercise of Warrants (incorporated by reference to Exhibit 6.22 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
6.23 Ω	Amended and Restated Pooling Agreement (Warrants) dated May 11, 2026 by and between Modern Mining Technology Corp. and Jeet Basi (incorporated by reference to Exhibit 6.23 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
6.24 Ω	Amended and Restated Pooling Agreement (Debentures) dated May 11, 2026 by and between Modern Mining Technology Corp. and Jeet Basi (incorporated by reference to Exhibit 6.24 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
6.25 Ω	Pooling Agreement (Shares) dated May 11, 2026 by and between Modern Mining Technology Corp. and Jeet Basi (incorporated by reference to Exhibit 6.25 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
6.26§Ω	Consulting Agreement between Modern Mining Technology Corp., SVK Metrix Inc. and Kuljit Basi, dated July 9, 2026 (incorporated by reference to Exhibit 6.26 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
6.27§Ω	Consulting Agreement between Modern Mining Technology Corp. and Austin Thornberry, dated July 9, 2026 (incorporated by reference to Exhibit 6.27 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
8.1	Tri-Party Escrow Agreement between Modern Mining Technology Corp., Digital Offering, LLC and Enterprise Bank & Trust, dated November 13, 2025 (incorporated by reference to Exhibit 8.1 to our Offering Statement on Form 1-A (Amendment No. 2) filed with the SEC on March 2, 2026)
10.1	Power of Attorney (included on the signature page hereto)
11.1	Consent of MNP LLP
11.2	Consent of McMillan LLP (included in Exhibit 12.1)
11.3	Consent of Kelley Drye & Warren LLP (including in Exhibit 12.2)
12.1	Opinion of McMillan LLP (incorporated by reference to Exhibit 12.1 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
12.2	Opinion of Kelley Drye & Warren LLP (incorporated by reference to Exhibit 12.2 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 24, 2026)
14.1	Form F-X (incorporated by reference to Exhibit 14.1 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
99.3	Code of Business Conduct and Ethics of Modern Mining Technology Corp. (incorporated by reference to Exhibit 99.3 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
99.4	Whistleblower Policy of Modern Mining Technology Corp. (incorporated by reference to Exhibit 99.4 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
99.5	Related Party Transactions Policy of Modern Mining Technology Corp. (incorporated by reference to Exhibit 99.5 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
99.6	Conflict Minerals Policy (incorporated by reference to Exhibit 99.6 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
99.7	Recovery (Clawback) Policy (incorporated by reference to Exhibit 99.7 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
99.8	List of subsidiaries of Modern Mining Technology Corp. (incorporated by reference to Exhibit 99.8 to our Offering Statement on Form 1-A filed with the SEC on September 29, 2025)
99.9	Audit Committee Charter (incorporated by reference to Exhibit 99.9 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
99.10	Compensation Committee Charter (incorporated by reference to Exhibit 99.10 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)
99.11	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.11 to our Post-Qualification Amendment to Offering Statement on Form 1-A filed with the SEC on July 10, 2026)

§	Indicates compensatory plan

Ω	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10).

III-3

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Vancouver, Province of British Colombia, Canada on August 28, 2026.

MODERN MINING TECHNOLOGY CORP.

/s/ Kuljit Basi
Kuljit (Jeet) Basi President, Chief Executive Officer and Director (principal executive officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below has previously appointed Kuljit (Jeet) Basi and Austin Thornberry as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A/A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature

/s/ Kuljit Basi
Kuljit (Jeet) Basi, President, Chief Executive Officer and Director (principal executive officer)
Date: August 28, 2026

/s/ Austin Thornberry
Austin Thornberry, Chief Financial Officer (principal financial officer and principal accounting officer)
Date: August 28, 2026

/s/ Sean Bromley
Sean Bromley, Director
Date: August 28, 2026

/s/ Matt Chatterton
Matt Chatterton, Director
Date: August 28, 2026

/s/ Mark Zorko
Mark Zorko, Director
Date: August 28, 2026

III-4